  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 1996
                                                     REGISTRATION NO. 333-

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                           FOX KIDS WORLDWIDE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7812                 95-4596247
  (STATE OR OTHER JURISDICTION     (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)

                           10960 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024
                                (310) 235-5555
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

   MEL WOODS, PRESIDENT, CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER
                           FOX KIDS WORLDWIDE, INC.
                           10960 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024
                                (310) 235-5100
                             (310) 235-5102 (FAX)
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                  Copies to:

                 RICHARD E. TROOP                                JONATHAN A. SCHAFFZIN
                 LINDA M. GIUNTA                                CAHILL GORDON & REINDEL
      TROOP MEISINGER STEUBER & PASICH, LLP                          80 PINE STREET
             10940 WILSHIRE BOULEVARD                           NEW YORK, NEW YORK 10005
          LOS ANGELES, CALIFORNIA 90024                              (212) 701-3000
                  (310) 824-7000                                  (212) 269-5420 (FAX)
               (310) 443-7599 (FAX)

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
                                  STATEMENT.

                                ---------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
                                                                    PROPOSED
                                                                     MAXIMUM
                    TITLE OF EACH CLASS OF                          AGGREGATE           AMOUNT OF
                 SECURITIES TO BE REGISTERED                    OFFERING PRICE(1)   REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------
Class A Common Stock, par value $0.001 per share.............     $150,000,000           $51,724
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933.

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus, one to be used in connection with an underwritten offering in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering outside the United States and Canada (the "International Prospectus"). The two prospectuses relate to an initial public
offering of up to             shares of Class A Common Stock, par value $0.001
per share, of Fox Kids Worldwide, Inc., including up to          shares that
may be sold pursuant to the underwriters' over-allotment option, if exercised. The complete U.S. Prospectus follows this explanatory note. After the U.S. Prospectus are the following alternate pages for the International Prospectus: a front cover page, the Underwriting section and a back cover page. All other pages of the U.S. Prospectus are to be used for both the United States offering and the international offering. Each alternate page for the International Prospectus included herein is labeled "Alternate Page for International Prospectus." Final forms for each Prospectus will be filed with the Securities and Exchange Commission pursuant to Rule 424(b).

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 27, 1996

PROSPECTUS

                                       SHARES


                            FOX KIDS WORLDWIDE, INC.

[LOGO OF FOX KIDS]            CLASS A COMMON STOCK

                                  -----------

  Of the        shares of Class A Common Stock, par value $0.001 per share (the
"Class A Common Stock"), of Fox Kids Worldwide, Inc. (the "Company") offered
hereby,        shares are being offered initially in the United States and
Canada by the U.S. Underwriters (the "U.S. Offering") and        shares are
being offered in a concurrent offering outside the United States and Canada by the International Underwriters (the "International Offering," and together with the U.S. Offering, the "Offerings"). The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

  Immediately following the Offerings, the Company's outstanding common stock will be comprised of Class A Common Stock and Class B Common Stock, par value $0.001 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The rights of holders of each class of Common Stock are identical, except that each share of Class B Common Stock entitles its holder to ten votes and each share of Class A Common Stock entitles its holder to one vote. Immediately following the Offerings, the holders of the Company's Class B Common Stock will have approximately %, in aggregate, of the combined voting power with respect to all matters submitted for the vote of all stockholders, except as required by law. Immediately following the Offerings, 50% of the shares of Class B Common Stock will be beneficially owned by Fox Broadcasting Company, an indirect wholly owned subsidiary of The News Corporation Limited, and 50% of the shares of Class B Common Stock will be beneficially owned by the former stockholders of Saban Entertainment, Inc. See "Principal Stockholders" and "Description of Securities."

  All of the      shares of Class A Common Stock offered hereby are being
offered by the Company. Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public
offering price will be between $     and $     per share. See "Underwriting"
for a discussion of the factors to be considered in determining the initial public offering price.

  The Company intends to apply for listing of the Class A Common Stock on the New York Stock Exchange.

  SEE "RISK FACTORS" COMMENCING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------
                                                                                      PROCEEDS TO THE
                                         PRICE TO PUBLIC   UNDERWRITING DISCOUNT(1)     COMPANY(2)
- -----------------------------------------------------------------------------------------------------
Per Share............................       $                      $                      $
- -----------------------------------------------------------------------------------------------------
Total(3).............................      $                      $                     $
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses, estimated at $  , payable by the Company.
(3) The Company has granted the U.S. Underwriters and the International Underwriters options, exercisable within 30 days after the date hereof, to
     purchase up to an aggregate of        shares and        shares of Class A
     Common Stock, respectively, at the initial price to public per share, less the underwriting discount, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public,
     Underwriting Discount and Proceeds to the Company will be $    , $     and
     $    , respectively. See "Underwriting."

                                  -----------

  The Class A Common Stock is being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of certificates for the shares of Class A Common Stock
will be made in New York, New York on or about      , 1996.

                                  -----------
MERRILL LYNCH & CO.
                         ALLEN & COMPANY INCORPORATED
                                                        BEAR, STEARNS & CO. INC.

                                  -----------

                 The date of this Prospectus is        , 1996.

                              [PICTURES TO COME]


                               ----------------

  IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

  Mighty Morphin Power Rangers(R), Power Rangers(R), Saban(R) and Saban's VR Troopers(R) are registered trademarks of Saban Entertainment, Inc. and Saban International N.V. Big Bad Beetleborgs(TM), Eagle Riders(TM), Jim Knopf(TM), Masked Rider(TM), Power Rangers ZEO(TM), Princess Sissi(TM), Saban Kids Network(TM), Saban's Adventures of Oliver Twist(TM), Samurai Pizza Cats(TM), The Why Why Family(TM), Walter Melon(TM) and Wunschpunsch(TM) are trademarks of Saban Entertainment, Inc., and Saban International N.V. Eek! The Cat(R) is a registered trademark of Fox Children's Network, Inc. Bobby's World(TM)and The Tick(TM) are trademarks of Fox Children's Network, Inc. Space Strikers(TM), Bureau of Alien Detectors (TM) and The Mouse and the Monster(TM) are trademarks of UPN Kids, a joint venture in which Saban Entertainment, Inc. and Saban International N.V. are partners.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, included elsewhere in this Prospectus. Fox Kids Worldwide, Inc. (the "Company") was incorporated in August 1996 in order to acquire (i) all of the outstanding capital stock of FCN Holding, Inc. (together with its consolidated subsidiary corporations, "FCN Holding"), which is currently an indirect subsidiary of Fox Broadcasting Company ("Fox Broadcasting"), (ii) all of the outstanding capital stock of Saban Entertainment, Inc. (together with its consolidated subsidiary corporations, "Saban") and (iii) Fox Broadcasting's direct and indirect members interests in Fox Kids Worldwide, L.L.C., a strategic alliance between Saban and FCN Holding (the "LLC") in the "Reorganization" (see "The Reorganization"). Unless otherwise indicated, the term the "Company" refers collectively to the Company, FCN Holding, Saban and the LLC, and their respective subsidiaries; and the information in this Prospectus gives effect to the Reorganization, which will be effected immediately prior to the closing of the Offerings. All references in this Prospectus to ratings refer to ratings compiled and published by Nielsen Media Research ("Nielsen"). Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment options, and an assumed initial public offering price of
$           per share, the mid-point of the initial offering price range. See
"Underwriting."

                                  THE COMPANY

  The Company is a fully-integrated global children's television entertainment company which develops, acquires, produces, broadcasts and distributes quality animated and live-action children's television programming. The Company's principal operations are conducted by (i) Fox Children's Network, Inc. ("FCN"), which operates the Fox Kids Network--the top-rated children's (ages 2-11) oriented broadcast television network in the United States and (ii) Saban, whose library of more than 3,700 half-hours of children's programming is among the largest in the world. The Company is the result of the joint venture launched in 1995 by Fox Broadcasting and Saban to match the complementary programming and broadcasting strengths of the Fox Kids Network and the international reach of Fox Broadcasting's parent company, The News Corporation Limited ("News Corp."), with the development, production, distribution and merchandising strengths of Saban. This combination has created a company with the ability to manage children's properties and brands from the initial creative concept through production, broadcast and the merchandising of related consumer products.

  Children represent an important and growing segment of the global consumer market. The steady rise in birth rates and an increase in children's purchasing power has resulted in increased marketing expenditures on products targeted toward children. In the United States alone, children influence spending decisions on over $150 billion worth of products annually. In order to reach this market, manufacturers and other companies targeting children devote significant resources to advertising and in the 1995-1996 broadcast season, an estimated $725 million was spent in the United States on advertising directed at children. Spending by these advertisers is concentrated on television commercials; and over 80% of children report learning about new products through watching television. The growth in advertising expenditures aimed at children has led to the increased demand for children's programming from a growing group of basic cable and broadcast television services targeting children, including the Fox Kids Network and the Company's Saban Kids Network. While television programming targeted toward children in the United States has developed significantly over the past several years, the Company believes that the children's television entertainment market in most countries remains relatively underserved.

  The Company creates, produces and acquires quality animated and live-action children's television programming with brand-name characters and elements which are either widely known to children, such as the Mighty Morphin Power Rangers (including the recently introduced Power Rangers Zeo, "Power Rangers"), The Tick, X-Men and Bobby's World, or which are or have been developed or acquired due to their likelihood of maturing into popular brands. The Company produced 13 series in the 1995-1996 broadcast season and is currently producing 16 series for the 1996-1997 broadcast season, including Power Rangers, which since shortly after its launch in 1993 has been the highest rated children's television program in the United States, as well as in most of the international markets in which it is broadcast.

  The Company operates the Fox Kids Network, the leading U.S. children's broadcast television network, and the Saban Kids Network, an ad hoc syndicated distribution network. Collectively, these outlets will broadcast 26 1/2 hours of children's programming per week during the 1996-1997 broadcast season, more than double the number of hours broadcast by its nearest competitor, The Walt Disney Company. The Fox Kids Network, launched in 1990, will broadcast 19 hours of children's programming each week during the 1996-1997 broadcast season to 97% of U.S. television households, the broadest reach of any network targeting children. The Fox Kids Network was formed by Fox Broadcasting and most of the FOX Television Network member stations to provide children's programming weekdays and Saturday mornings. The Fox Kids Network has been the number one rated children's broadcaster for each of the past three seasons, and has had the highest viewership among children in its time period during 15 consecutive "sweeps" periods. According to Nielsen, 20 million children--approximately 52% of all children in the United States--watch the Fox Kids Network at least once each month. This network affords advertisers the opportunity to reach children in a cost-effective manner, while ensuring consistent nationwide placement of their advertisements by generally broadcasting its programming at the same local time and on the same day ("day-and-date") in each market. The Fox Kids Network's advertising customers include virtually every major advertiser to children. The Company also distributes 7 1/2 hours of programming each week through the Saban Kids Network which enables its programming on a weighted average basis to reach over 86% of the television households in the United States.

  One of the essential attributes of quality children's programming is its "portability." Children's programming produced for exhibition in a particular country is considered "portable" because it generally can be modified at modest cost and resold for exhibition in other countries through editing and dubbing into other languages. The Company currently distributes its programming over terrestrial broadcast services in most major television markets throughout the world. To further capitalize on its broad library of children's programming and its relationship with News Corp.--which has significant equity interests in cable and satellite services in most major international markets--the Company has recently agreed or agreed in principle to launch full time or partial day "Fox Kids" branded direct-to-home ("DTH") satellite and cable channels in various markets in Europe and Latin America. On October 19, 1996, the Company launched a Fox Kids branded channel as part of BSkyB's Sky Multichannels package, which through DTH and cable services is currently estimated to reach over 5.5 million viewers in the United Kingdom and Republic of Ireland. Subject to completion of negotiation of definitive agreements, additional international channels are currently contemplated to be launched over the next two years on DTH satellite and cable in Latin America and Asia. See "Business--Distribution:
Networks and Syndication--International Channels." In Australia, the Foxtel cable service has been carrying a Fox Kids Network children's channel segment since 1994 under a license recently assigned to the Company by Fox Broadcasting.

  Children's programming provides excellent opportunities for licensing and merchandising, and the Company has been successful in licensing its properties for use in toys and other children's products. The Company attempts to retain worldwide rights to its brands, and licenses their use to manufacturers for specific products in exchange for royalties, typically accompanied by cash advances. The Company currently has toy licenses with Bandai, Mattel, Hasbro and Toybiz, as well as licenses for other merchandise with over 500 licensees worldwide. The Company also realizes revenues through the distribution of its programs in the U.S. and international home video markets. Through an agreement in principle with Twentieth Century Fox Home Entertainment, Inc. ("Fox Video"), the Company is positioned to increase materially its presence in the children's home video market.

  The Company believes that as a result of its strengths in substantially all facets of the children's television entertainment business, it is well positioned to exploit a broad range of domestic and international children's entertainment opportunities, including television, merchandising, licensing and home video. The Company intends to expand its business in the United States by capitalizing on the network strengths of the Fox Kids

Network and the production and distribution strengths of Saban. As DTH satellite and cable services continue to expand and become more prevalent worldwide, the Company plans to launch additional international children's television channels under the "Fox Kids" name. As the Company continues to expand the distribution outlets which the Company controls, the Company believes that it will also be able further to develop new programs, grow its library of children's programming, build on its popular and branded characters and increase revenue from its licensing and merchandising activities.

  The Company is a Delaware corporation. Its principal executive offices are located at 10960 Wilshire Boulevard, Los Angeles, California 90024 and its telephone number is (310) 235-5100.

                                 THE OFFERINGS

 Class A Common Stock Offered:
    U.S. Offering...................................      shares(1)
    International Offering..........................      shares(1)
                                                     ----
            Total...................................      shares
 Common Stock to be outstanding after the Offerings:
    Class A Common Stock............................      shares(2)
    Class B Common Stock............................      shares
                                                     ----
            Total...................................      shares
 Voting and Conversion Rights....................... The rights of the holders of the Class A Common
                                                     Stock and Class B Common
                                                     Stock are identical,
                                                     except that each share of
                                                     Class B Common Stock
                                                     entitles the holder to ten
                                                     votes per share, while
                                                     each share of Class A
                                                     Common Stock entitles the
                                                     holder to one vote per
                                                     share. The Class A Common
                                                     Stock and the Class B
                                                     Common Stock vote as a
                                                     single class on all
                                                     matters, except as
                                                     otherwise required by law.
                                                     The Class B Common Stock
                                                     is convertible at any time
                                                     at the election of the
                                                     holder on a share-for-
                                                     share basis into Class A
                                                     Common Stock, and
                                                     automatically converts
                                                     into Class A Common Stock
                                                     under certain
                                                     circumstances. See
                                                     "Principal Stockholders"
                                                     and "Description of
                                                     Securities."
 Use of Proceeds.................................... The aggregate net proceeds from the Offerings are
                                                     estimated to be
                                                     approximately $   , all of
                                                     which will be used for
                                                     general corporate
                                                     purposes, including
                                                     working capital. See "Use
                                                     of Proceeds."
 Proposed New York Stock Exchange Symbol............ The Company intends to apply for listing of the
                                                     Class A Common Stock on
                                                     the New York Stock
                                                     Exchange.

- --------
(1) Assumes no exercise of the over-allotment options granted by the Company to the Underwriters.

(2) Does not include an aggregate of                  shares of the Class A
    Common Stock currently issuable upon exercise of options granted to certain members of management of the Company, nor an aggregate of approximately shares of Class A Common Stock issuable upon the exercise of options, exercisable at the initial offering price, which the Company intends to grant to certain officers and employees under its stock incentive plan prior to the completion of the Offerings. See "Management--Stock Options and Stock Incentive Plan."

                               THE REORGANIZATION

  The Company's principal current operations are conducted by (i) Saban, which is one of the largest suppliers of broadcast children's television programming in the world, and (ii) FCN, which operates the Fox Kids Network-- the top-rated children's (ages 2-11) oriented broadcast television network in the United States. FCN is an indirect wholly-owned subsidiary of FCN Holding, itself an indirect subsidiary of Fox Broadcasting, and both companies are indirect subsidiaries of News Corp. Effective June 1, 1995, FCN Holding and Saban agreed to form the LLC, a strategic alliance limited liability company, and since November 1, 1995, each of Saban and FCN have been operated by their respective managements subject to the overall supervision of the Members Committee of the LLC.

  Fox Kids Worldwide, Inc. was incorporated in Delaware in August 1996 in connection with the Offerings to act as a holding company of FCN Holding, Saban and the LLC. It currently conducts no business or operations. Immediately prior to the closing of the Offerings, (i) Fox Broadcasting Sub, Inc., a wholly-owned indirect subsidiary of Fox Broadcasting ("Fox Broadcasting Sub"), will exchange its capital stock in FCN Holding, which indirectly owns FCN, for shares of the Class B Common Stock, (ii) the other stockholders of FCN Holding will exchange their capital stock in FCN Holding for an aggregate of shares of the Class A Common Stock, (iii) Haim Saban and the other stockholders of Saban (together, the "Saban Stockholders") (none of whom are affiliated with News Corp.) will exchange their capital stock in Saban for an aggregate of shares of the Class B Common Stock and (iv) all outstanding management options to purchase Saban capital stock will become options to
purchase an aggregate of            shares of the Class A Common Stock. In
addition, Fox Broadcasting will exchange its preferred, non-voting interest in the LLC for an aggregate of 1,000,000 shares of the Company's Series A Redeemable Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock"), and will exchange a $50 million contingent note receivable from the LLC for a new preferred, non-voting interest in the LLC, which will entitle the holder thereof to a priority right to "distributable cash" (see note 2 to "Capitalization") of the LLC, Saban and FCN Holding and their respective subsidiaries. See "Principal Stockholders," "Management--Stock Options and Stock Incentive Plan," "Certain Transactions," "Underwriting" and "Description of Securities." As a result of these transactions, which are referred to in this Prospectus as the "Reorganization," FCN Holding, FCN, Saban and the LLC will become direct or indirect subsidiaries of the Company.

  The charts on the following page illustrate a simplified ownership structure of the parties to the Reorganization (i) immediately before the Reorganization, and (ii) immediately after the Reorganization and the Offerings. Certain intermediate subsidiary corporations have not been included in these charts.

BEFORE THE REORGANIZATION:

     This flow chart sets forth the ownership structure of the Company before the Reorganization. Fox Children's Network, Inc. is a subsidiary of FCN Holding which is a subsidiary of Fox Broadcasting Sub, which is a subsidiary of Fox Broadcasting, which is a subsidiary of News Corp. Fox Broadcasting owned a non-voting preferred interest in the LLC and FCN Holding owned a 50% voting interest in the LLC. The Saban stockholders own Saban and Saban has a 50% voting interest in the LLC.

                             [CHART APPEARS HERE]

AFTER THE REORGANIZATION AND THE OFFERINGS:

     This flow chart sets forth the ownership structure of the Company after the Reorganization and the Offerings. FCN Holding, FCN, the LLC and Saban are now subsidiaries of the Company. Fox Broadcasting Sub owns 50% of the Class B Common Stock of the Company and the Former Saban Stockholders own the other 50% of the Class B Common Stock. Fox Broadcasting owns all of the Series A Preferred Stock and the Public and Other STockholders own all of the Class A Common Stock. Fox Broadcasting owns a non-voting preferred interest in the LLC.

                             [CHART APPEARS HERE]

  The consummation of the Reorganization is a condition to the Offerings. Unless the context otherwise requires, for purposes of this Prospectus the Reorganization is assumed to have been consummated, and all descriptions in this Prospectus of the Company, its business, operations, capitalization and ownership are presented as if the Reorganization had already occurred.

                        SUMMARY HISTORICAL AND PRO FORMA
                                 FINANCIAL DATA

  Fox Kids Worldwide, Inc. was incorporated in Delaware in August 1996 in order to effect the Reorganization. Prior to the Reorganization, it will not engage in any business activities. Immediately following the Offerings and the Reorganization, its sole assets will consist of the net proceeds of the Offerings and the capital stock of its direct subsidiaries. Since November 1, 1995 (the "Effective Date"), each of Saban and FCN have been operated by their respective managements subject to the overall supervision of the Members Committee of the LLC. In connection with the Offerings, the Reorganization will be effected, pursuant to which Saban, FCN Holding and the LLC will become wholly-owned subsidiaries of Fox Kids Worldwide, Inc. Solely for financial statement presentation purposes, although the Company will not acquire any of the shares of the capital stock of Saban until immediately prior to the closing of the Offerings, and the Reorganization will not be effected until immediately prior to the closing of the Offerings, the assets and liabilities of Saban, FCN Holding and the LLC are being presented on a combined basis and recorded at historical cost from and after the Effective Date.

  The following tables set forth, for the periods and on the dates indicated, summary historical and pro forma consolidated financial data derived from the financial statements included elsewhere in the Prospectus. The unaudited pro forma financial data for the Company gives effect to the Reorganization as though it had occured on July 3, 1995 (with respect to the statements of operations data) and on June 30, 1996 (with respect to the balance sheet data). The information presented below should be read together with the historical financial statements and pro forma financial information included elsewhere herein. The pro forma information, as well as the Company financial information subsequent to October 31, 1995, are not necessarily indicative of actual results of operations and financial position that would have been achieved had the transactions been consummated on that date, and are not necessarily indicative of future results of operations or financial position.

STATEMENTS OF OPERATIONS DATA:

 SABAN ENTERTAINMENT, INC.

                                                               FIVE MONTHS
                                 YEAR ENDED MAY 31,               ENDED
                         ------------------------------------- OCTOBER 31,
                           1992      1993      1994     1995      1995
                         --------  --------  -------- -------- -----------
                                         (IN THOUSANDS)
Revenues(1)............. $47,907   $57,244   $ 84,372 $242,468  $105,130
Operating income........   9,011    11,286     27,338   73,017    51,570
Interest expense........   1,274     1,279      2,337    1,315       539
Net income..............   7,201     8,407     16,800   44,675    36,742

 FCN HOLDING, INC. AND THE COMPANY

                                           FCN HOLDING                     ||           THE COMPANY
                         ------------------------------------------------- ||  ------------------------------
                                                                           ||       EIGHT
                                     YEAR ENDED                FOUR MONTHS ||    MONTHS FROM      PRO FORMA
                         -------------------------------------    ENDED    ||    NOVEMBER 1,       FOR THE
                         JUNE 30,  JUNE 27,  JULY 3,  JULY 2,  OCTOBER 31, ||  1995 TO JUNE 30,  YEAR ENDED
                           1992      1993      1994     1995      1995     ||        1996       JUNE 30, 1996
                         --------  --------  -------- -------- ----------- ||  ---------------- -------------
                                   (IN THOUSANDS)                          ||
                                                                           ||
Net revenues(1)......... $35,027   $85,729   $130,600 $168,871   $46,286   ||      $191,621       $327,105
Operating income                                                           ||
 (loss)(2) .............     364      (567)     7,435   18,174      (174)  ||        60,759        117,105
Interest expense........   2,708     2,017      2,218    1,630       145   ||           885          1,566
Net income (loss).......  (2,344)   (2,584)     5,217   16,544      (319)  ||        31,600         71,370

          See Notes to Summary Historical and Pro Forma Financial Data

BALANCE SHEET DATA:

 THE COMPANY

                                                        AS OF JUNE 30, 1996
                                                        --------------------
                                                                     AS
                                                         ACTUAL  ADJUSTED(3)
                                                        -------- -----------
                                                             (IN THOUSANDS)
Cash and cash equivalents.............................. $ 16,044   $
Programming costs, less accumulated amortization.......  181,427
Total assets...........................................  336,270
Long-term obligations (including current maturities)...  101,487
Stockholders' equity(4)................................   72,831

OTHER DATA:

 SABAN ENTERTAINMENT, INC.

                                                             FIVE MONTHS
                                                                ENDED
                                                             OCTOBER 31,
                                 YEAR ENDED MAY 31,             1995
                         ----------------------------------- -----------
                           1992     1993     1994     1995
                         -------- --------- ------- --------
                                   (IN THOUSANDS)
EBITDA(5)............... $ 9,122   $11,423  $27,521  $73,360   $51,730
Capital expenditures....     480       789    1,795    2,242     4,020
Amortization of
 programming costs......  27,088    32,367   40,292   84,109    32,651
Investment in
 programming(6).........  38,340    50,388   65,092  114,903    34,988

 FCN HOLDING, INC. AND THE COMPANY

                                           FCN HOLDING                    ||          THE COMPANY
                         -----------------------------------------------  ||    -----------------------
                                                                          ||    EIGHT MONTHS
                                                                FOUR      ||        FROM     PRO FORMA
                                     YEAR ENDED                MONTHS     ||    NOVEMBER 1,   FOR THE
                         -----------------------------------    ENDED     ||      1995 TO    YEAR ENDED
                         JUNE 30, JUNE 27,  JULY 3, JULY 2,  OCTOBER 31,  ||      JUNE 30,    JUNE 30,
                           1992     1993     1994     1995      1995      ||        1996        1996
                         -------- --------- ------- -------- -----------  ||    ------------ ----------
                                   (IN THOUSANDS)                         ||
                                                                          ||
EBITDA(4)............... $   377   $  (531) $ 7,443 $ 18,191   $  (161)   ||      $ 61,269    $117,756
Capital expenditures....       0         6       10       91        31    ||         3,053       6,897
Amortization of                                                           ||
 programming costs......  23,918    63,179   94,160   98,309    26,937    ||        84,490     143,767
Investment in                                                             ||
 programming(6).........  27,475    66,545   88,999  107,368    28,884    ||       113,506     170,777

          See Notes to Summary Historical and Pro Forma Financial Data

            NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

(1) Includes revenues recognized by Saban from FCN and revenues recognized by FCN from Saban, as set forth below:

                                                            FIVE MONTHS FOUR MONTHS
                                      FISCAL YEAR              ENDED       ENDED
                             ------------------------------ OCTOBER 31, OCTOBER 31,
                              1992    1993   1994    1995      1995        1995
                             ------- ------ ------- ------- ----------- -----------
                                                 (IN THOUSANDS)
   Saban revenues from FCN.  $   --  $2,535 $10,483 $16,228   $9,651        n/a
   FCN revenues from Saban.      --     --      885  14,662      n/a       $973

(2) Under agreements between FCN and Fox Broadcasting and certain of its affiliated corporations (the "Fox Parties"), for periods prior to June 1, 1995, FCN accrued administrative fees, distribution fees and other payments to the Fox Parties. Effective June 1, 1995, the Fox Parties assigned to the Company its rights to these payments. Amounts expensed under these agreements were $2.7 million, $13.5 million, $19.8 million, $26.9 million and $9.1 million for the 1992, 1993, 1994 and 1995 fiscal years and for the four months ended October 31, 1995.
(3) As adjusted to give effect to (i) the Offerings, (ii) the Reorganization and (iii) the repayment by the LLC of $14.5 million of its $64.5 million non-interest bearing indebtedness to Fox Broadcasting in September 1996, and the receipt of $50 million of non-voting Class A Members Interests in the LLC (see note 2 to "Capitalization") in exchange for the balance of such indebtedness.
(4) Included in stockholders' equity are (i) Class A Preferred Member's Interests in the LLC, which entitle the holder thereof (Fox Broadcasting) to preferential distributions of "distributable cash" of $40 million at June 30, 1996 ($50 million as adjusted) (see note 2 to Capitalization), and
    (ii) Series A Preferred Stock of the Company with dividend and liquidation preferences of $0 at June 30, 1996 ($50 million as adjusted).
(5) EBITDA represents income from operations before interest, taxes, depreciation and amortization (excluding amortization of programming costs), and (with respect to the Company) a $10 million non-cash charge for investment advisory services rendered to FCN Holding in connection with the formation of the LLC. EBITDA is presented because the Company believes it is a standard financial statistic commonly reported and widely used by analysts and other interested parties in the television industry. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as a substitute for net income or loss, as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. EBITDA also does not represent funds available for dividends, reinvestment or other discretionary uses.
(6) Includes acquisitions of existing programming and programming libraries.

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, including the financial statements and the notes thereto, in evaluating the Company and its business before purchasing shares of Class A Common Stock offered hereby.

DEPENDENCE ON POWER RANGERS

  Since its introduction in the United States in 1993, the Power Rangers series has been materially important to the success and growth of the Company, and accounted for a significant portion of the Company's pro forma consolidated revenues and operating profits for the fiscal year ended June 30, 1996, as well as a substantial portion of the historical revenues and operating profits of Saban and FCN. For the fiscal year ended June 30, 1996, revenues derived from the Company's production, distribution and worldwide exploitation of Power Rangers accounted for approximately 44% of the Company's pro forma consolidated revenues. While ratings of the Power Rangers over the past three years have declined, Power Rangers has in each of these years been the most watched children's television program in United States. However, children's preferences change frequently, and there can be no assurance that television viewership of Power Rangers will be maintained or that related revenues will not be affected adversely. In addition, the carriage of highly rated programs such as Power Rangers tends to enhance the viewership, and ratings, of other programs broadcast on the Fox Kids Network, and thus further contributes to the network's ratings. Any material decline in the viewership of Power Rangers could also lead to a decline in the ratings of other programs broadcast on the Fox Kids Network. Therefore, material declines in the ratings of Power Rangers could materially and adversely affect the Company's results of operations and financial condition. See "--Dependence on Key Contracts," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and "Business--Programming."

POSSIBLE DECLINE IN POPULARITY OF OTHER CURRENT PROGRAMS AND UNCERTAINTY OF ACCEPTANCE OF NEW PROGRAMS

  The Company's revenues are derived from the creation, development, production, acquisition, distribution, merchandising and other exploitation of children's television properties. For the fiscal year ended June 30, 1996, revenues from these sources represented approximately 94% of the Company's pro forma consolidated revenues. The success of each series depends upon unpredictable and volatile factors beyond the Company's control, such as children's preferences, competing programming and the availability of other entertainment activities for children. A shift in children's interests could cause the Company's current television programming to decline in popularity, which could materially and adversely affect the Company's results of operations and financial condition. The Company also intends to continue to produce or acquire new properties, the success of which depends entirely upon market acceptance. There can be no assurance as to the continuing commercial success of any of the Company's currently distributed properties, or that the Company will be successful in generating sufficient demand and market acceptance for its new properties. While the Company is committed to the ongoing development and acquisition of children's television programming, the inability of the Company to develop or acquire new programs that are capable of achieving commercial success could materially and adversely affect the Company's results of operations and financial condition. See "--Competition."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon the expertise and services of certain key executives, including Haim Saban, the Company's Chairman and Chief Executive Officer and the founder of Saban. The Company has entered into an employment agreement with Mr. Saban and certain of its other key executives. For a description of the terms of these agreements, see "Management--Employment Agreements." The Company does not maintain "key person" life insurance policies on any of its executives. The loss of the services of Mr. Saban or any of the key personnel could have a material adverse effect on the results of operations and financial condition of the Company. For a discussion of agreements to which Mr. Saban is a party relating to his shareholdings, see "Management--Employment Agreements," "--Agreement Regarding Election of Directors; Change in Control" and "Description of Securities--Registration Rights."

POSSIBILITY OF NON-RENEWAL OF FOX KIDS NETWORK AFFILIATED STATIONS

  The Company currently distributes network programming to the television stations which carry the Fox Kids Network (the "Fox Kids Network Affiliates") pursuant to affiliation agreements, which will expire over the next two to ten years. Although the Company currently expects to continue to be able to renew its affiliation agreements as they mature, no assurance can be given that these renewals will be obtained, or that they will be obtained on a cost-effective basis. Substantially all of the current Fox Kids Network Affiliates are also affiliates ("member stations") of Fox Broadcasting (the "FOX Television Network"), and it is anticipated that renewals of most of the Fox Kids Network affiliation agreements will occur in conjunction with renewals of FOX Television Network affiliate agreements. If a FOX Television Network member station decides not to renew its status as such, it is less likely that it would renew its Fox Kids Network affiliate agreement. See "Business--
Distribution: Networks and Syndication" and "Business--The Strategic Alliance with Fox/News Corp."

LIMITED NUMBER OF TIME SLOTS FOR U.S. CHILDREN'S TELEVISION PROGRAMMING

  In addition to providing programming for the Fox Kids Network, the Company is engaged in the creation, development and production of children's television programming intended for broadcast on other networks, and in syndication, in both the U.S. and international markets. For the fiscal year ended June 30, 1996, in the U.S. and international markets, respectively, approximately 3% and 15% of the Company's pro forma consolidated revenues were derived from these activities. With respect to this programming, the Company competes for time slots with a variety of companies which produce animated or live-action television programming targeted at children. The number of U.S. outlets available to producers of children's programming has expanded in the last decade due, in part, to the growth in the number of broadcast and cable outlets. However, the number of time slots currently allocated to children's television programming remains limited (a "slot" is typically a half hour broadcast time period for a program that either airs five times per week-- Monday through Friday--or once per week, usually on the weekend). In addition to the seven shows owned and produced by the Company for broadcast on the Fox Kids Network, the Company has cleared nine series in the United States for the 1996-1997 broadcast season, which will air primarily on the Saban Kids Network and on UPN. The success of the Company will continue to be materially dependent upon its ability to continue to be successful in obtaining commercially reasonable levels of clearance for its programming.

DEPENDENCE ON KEY CONTRACTS

  The Company has toy license agreements with Bandai America Incorporated ("Bandai") pursuant to which the Company has granted to Bandai worldwide toy manufacturing and distribution rights to three series, including Power Rangers. For the fiscal year ended June 30, 1996, approximately 20% of the Company's pro forma consolidated revenues were derived from its license agreements with Bandai. Should the Company's agreements with Bandai terminate, there can be no assurance that the Company would be able to enter into license agreements with other toy manufacturers on terms comparable to the Bandai agreements. See "Business--Merchandising and Licensing." In addition, three of the Company's 16 series for the 1996-1997 broadcast season are based on programs originally developed by Toei Company Ltd. ("Toei"), which is currently Japan's largest film company. The Company has been granted rights in perpetuity to each of these series, including Power Rangers. Toei is obligated to provide the Company with an exclusive option to acquire additional children's programming through at least 2004. While the Company believes that its ability successfully to develop future programming is not materially dependent on its relationship with Toei, the possibility nonetheless exists that any change in the Company's relationship with Toei, or the failure of Toei to perform its obligations under its agreements with the Company, could have a material adverse effect on the results of operations and financial condition of the Company. See "Business--Programming--Relationships with Marvel and Toei."

OVERESTIMATION OF REVENUES OR UNDERESTIMATION OF COSTS

  The Company follows Financial Accounting Standards Board Statement No. 53, "Financial Reporting by Producers and Distributiors of Motion Picture Films," regarding revenue recognition and amortization of production costs, in which the Company owns or controls all applicable rights. All costs incurred in connection with an individual program or film, including acquisition, development, production and allocable production overhead costs and interest, are capitalized as television and film costs. These costs are stated at the lower of unamortized cost or estimated net realizable value. Estimated total production costs for an individual program or film are amortized in the proportion that revenue realized relates to management's estimate of the total revenues expected to be received from such program or film. For programs in which the Company acquires only network broadcast rights, the Company amortizes such program costs over the estimated number of broadcasts in accordance with Financial Accounting Standards Board Statement No. 63, "Financial Reporting by Broadcasters." If revenue or cost estimates change with respect to a program or film, the Company may be required to write down all or a portion of the unamortized costs for such program or film. No assurance can be given that such write-downs, if they occur, will not have a material adverse effect on the Company's results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Estimates."

SEASONALITY

  All of the Company's television programming revenues are recognized either when the program is available for broadcast or when advertising spots which appear in the programs are broadcast. For this reason, significant fluctuations in the Company's total revenues and net income can occur from period to period depending upon availability dates of programs and advertising revenues. In the United States, revenues from advertising targeted at children are concentrated in the fourth calendar quarter of each year. In the international television market, a significant portion of revenues are recognized in connection with sales at international trade shows (principally MIP in April and MIP-COM in October). As a result, the second and fourth quarters of each calendar year have generally contributed a substantial portion of the Company's total revenues. Due, in part, to these seasonality factors, the results of any one quarter are not necessarily indicative of results for future periods, and cash flows may not correlate with revenue recognition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Revenue Recognition and Seasonality."

COMPETITION

  The businesses in which the Company engages are highly competitive. Each of the Company's primary business operations is subject to competition from companies which, in some instances, have greater production, distribution and capital resources than the Company.

  The Company competes on the basis of relationships and pricing for access to a limited supply of facilities and talented creative personnel to produce its programs. The Company competes with major motion picture studios, such as Warner Bros. Television Distribution, Inc. ("Warner Bros.") and The Walt Disney Company, and animation production companies including Hanna-Barbera and Film Roman for the services of writers, producers, animators, actors and other creative personnel and specialized production facilities.

  In the United States, the Company competes for time slots, ratings and related advertising revenues. The Company currently competes, through its Fox Kids Network, with the other broadcast television networks, public television and cable television channels, such as Nickelodeon, USA cable network and The Cartoon Network, for market acceptance of its programming and for viewership ratings. In addition, The Walt Disney Company has recently announced plans to launch an educational cable television channel for children. Over the past five years, cable television has captured an increasing market share while overall viewership of the networks, and broadcast television in general, has declined. Further, the Company vies for the children's audience with independent television stations, suppliers of cable television programs, direct broadcast satellite and other DTH systems, radio and other forms of media. Through the Saban Kids Network, the Company also competes with other syndicators, including The Disney Afternoon, on a market-by-market basis for time slots, coverage commitments, ratings and advertising revenue. As a result of heightened competition for the children ages 2-11 category, virtually every major broadcast network suffered a decline in ratings for each of the last two television seasons, and there can be no assurance that such trend will not continue. Internationally, the Company contends with a large number of U.S.-based and international distributors of children's programming, including The Walt Disney Company and Warner Bros., with whom it must also compete in the development or acquisition of programming expected to appeal to international audiences. Such programming often must comply with foreign broadcast rules and regulations which may stipulate certain local content requirements. See "--Licensing and Merchandising," "--Government Regulation," "Business--Competition" and "Business--Distribution: Networks and Syndication."

LICENSING AND MERCHANDISING

  For the fiscal year ended June 30, 1996, the Company derived approximately 35% of its pro forma consolidated revenues from the licensing of its program characters and other readily identifiable programming elements to others for the production and distribution of a variety of products ranging from toys to apparel and to merchandisers that utilized these characters or elements for promotional purposes in their businesses. The Company competes with hundreds of owners of creative content who seek to license their characters and properties to a limited number of manufacturers and distributors. Although the Company currently has entered into merchandising agreements with over 500 different manufacturing and commercial organizations, including manufacturers such as Bandai, Toybiz, Hasbro and Mattel, and although the Company's characters have been, and continue to be used in marketing campaigns by international franchises such as McDonald's and Taco Bell, the ability of the Company to continue successfully to exploit the merchandising opportunities afforded by its programs will continue to be dependent on the favorable ratings of the programs and the ability of the Company's characters to continue to provide attractive merchandising features to its customers. See "Business--Merchandising and Licensing."

INTERNATIONAL SUBCONTRACTING OF ANIMATION

  As with other producers of animated programming, the Company subcontracts some of the less creative and more labor-intensive components of its animation production process to studios located in countries with relatively low-cost labor, primarily in the Far East. With an increasing number of animated feature films and animated television programs being produced in recent years, the demand for the services of overseas studios has increased substantially. This increased demand may lead overseas studios to increase their fees, which could result in increased animated programming production costs incurred by the Company or the inability of the Company to contract with its preferred overseas studios. No assurance can be given that future subcontracting arrangements will be obtainable on terms which are as favorable to the Company as its current arrangements.

INTERNATIONAL SALES

  Approximately 31% of the Company's pro forma consolidated revenues for the fiscal year ended June 30, 1996 was derived from international operations. As part of its business strategy, the Company intends to expand its international program production and distribution activities, as well as its worldwide merchandising, licensing and ancillary activities, including the launch of children's channels on DTH satellite and cable platforms throughout the world. See "Business--Business Strategies." The Company is subject to the special risks inherent in international business activities, including (i) general economic, social and political conditions in each country, (ii) currency fluctuations, (iii) double taxation, (iv) unexpected changes in applicable regulatory requirements and (v) compliance with a variety of international laws and regulations. The operations of the Company's international entities are measured in part in local currencies. For reporting purposes, assets and liabilities are translated into U.S. dollars using exchange rates in effect at the end of each reporting period. Revenues and expenses are translated into U.S. dollars at the average exchange rates prevailing during the period. As a result, the Company can expect to record foreign exchange losses and gains in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Overview."

RAPID EXPANSION AND INTEGRATION OF THE BUSINESS

  During the past three years, the Company has experienced rapid and substantial growth in revenues, and diversification of its businesses. Any future growth may place a significant strain on management and on its financial and information processing systems. In addition, the integration of the operations and business of the Fox Kids Network and Saban will require the dedication of substantial management resources and may result in increased administrative expenses. The failure to maintain or upgrade these systems, to recruit additional staff and key personnel or to respond effectively to difficulties encountered during expansion could have a material adverse effect on the Company's results of operations and financial condition.

GOVERNMENT REGULATION

  The Company's broadcast of its programming must comply with the provisions of the Children's Television Act of 1990 ("CTA") and the rules and policies of the Federal Communications Commission ("FCC") pertaining to the production and distribution of television programs directed to children, particularly with respect to the amount and type of commercial matter broadcast during programs directed at children. Failure to comply with the children's television commercial limitations can result in the imposition of sanctions, including substantial monetary fines, on a broadcast television station, which could adversely impact the Company.

  On August 8, 1996, the FCC amended its rules to establish a "processing guideline" for broadcast television stations of at least three hours per week, averaged over a six-month period, of "programming that furthers the educational and informational needs of children 16 and under in any respect, including the child's intellectual/cognitive or social/emotional needs." Core Programming has been defined as educational and informational programming that, among other things, (i) has serving the educational and informational needs of children "as a significant purpose," (ii) has a specified educational and informational objective and a specified target child audience, (iii) is regularly scheduled, weekly programming, (iv) is at least 30 minutes in length, and (v) airs between 7:00 a.m. and 10:00 p.m. Any station that satisfies the processing guideline by broadcasting at least three weekly hours of Core Programming will receive FCC staff-level approval of the portion of its license renewal application pertaining to the CTA. Alternatively, a station may qualify for staff-level approval even if it broadcasts "somewhat less" than three hours per week of Core Programming by demonstrating that it has aired a weekly package of different types of educational and informational programming that is "at least equivalent" to three hours of Core Programming. Non-core programming that can qualify under this alternative includes specials, public service announcements, short-form programs and regularly scheduled non-weekly programs, "with a significant purpose of educating and informing children." Although the Company has cleared a series called The Why Why Family in the U.S. syndication market for the Fall of 1996, which it believes qualifies as Core Programming under the new rules, the adoption of the new quantitative guideline could result in a material increase in the amount of educational and informational children's programming broadcast; and it is unclear what impact, if any, such a result would have on the Company's business.

  The United States Congress and the FCC also currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, materially adversely affect the operations of the Company. The Company is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on its operations. See "Business--Government Regulation."

  The Company is also subject to local content and quota requirements in international markets which, although a significant portion of the Company's library meets such current requirements in Europe, effectively limits access to particular markets.

CONTROL BY EXISTING STOCKHOLDERS

  Upon completion of the Offerings, Haim Saban, the other Saban Stockholders (each of which has granted to Haim Saban the irrevocable right to vote its shares) and Fox Broadcasting (collectively, the "Class B

Stockholders") will beneficially own all of the outstanding shares of the
Class B Common Stock, representing approximately       % (     % if the
Underwriters' over-allotment options are exercised in full) of the votes eligible to be cast on all matters submitted to a vote of the Company's stockholders, except as required by law. The voting of the shares of the Class B Common Stock owned by the Class B Stockholders is subject to the discretion of the Class B Stockholders, which may differ from the interests of the Company. As a result, the Class B Stockholders will have voting control on all stockholder actions, including the sale or merger of the Company or a sale of substantially all of its assets. In addition, holders of shares of the Class A Common Stock and Class B Common Stock do not have cumulative voting rights, and the Class B Stockholders will be able to elect all of the Company's directors. This would effectively prevent a third party from acquiring control of the Company without the Class B Stockholders' approval and could adversely affect the market price of the Class A Common Stock. Moreover, while the Class B Stockholders' positions as principal stockholders may make an unsolicited takeover relatively unlikely, the enhanced voting power of Class B Common Stock will enable Class B Stockholders to retain control of the Company even if their economic stake is reduced, thereby further diminishing the likelihood of a takeover bid, a merger proposal, a tender offer or a proxy contest. The Class B Stockholders may have interests with respect to their ownership of the Company which diverge from those of the Company's public stockholders. There can be no assurance that the Company will not be adversely impacted by the control which the Class B Stockholders will have with respect to matters affecting the Company. See "Summary--The Reorganization," "Principal Stockholders," "Certain Transactions" and "Description of Securities."

POTENTIAL FOR DEADLOCKS

  The holders of the Class B Common Stock have agreed, so long as neither Fox Broadcasting nor the former Saban Stockholders as a group have disposed of more than one third of their respective initial Class B Common Stock beneficial holdings, to vote their shares together on all matters presented to the stockholders, and if they cannot agree as to how to vote on a matter, to abstain from voting with respect thereto. With respect to the election of directors, they have agreed to vote their shares for three directors selected by Mr. Saban, three directors selected by Fox Broadcasting, and two independent directors generally selected by both. Because the charter documents provide that no Board action may be taken without a vote of at least three-quarters of the directors, the possibility exists that, as a result of differences which may arise in the future between Fox Broadcasting and Mr. Saban, the Company may experience difficulties in defining and meeting its business objectives, or in effecting a transaction which would be in the best interests of the Company, which could materially and adversely affect the results of operations and financial condition of the Company. See "Principal Stockholders" and "Description of Securities."

STRATEGIC RELATIONSHIPS WITH NEWS CORP. AND FOX

  The Company has had, and continues to have, a close strategic relationship with News Corp. and its affiliated entities, including Fox Broadcasting, and believes that this relationship is materially important to its business and business strategies. However, except as may be provided in the agreements between them which are discussed elsewhere in this Prospectus, neither News Corp. or its affiliated companies, nor the Company, are obligated to engage in any business transactions or jointly participate in any opportunities with the other, and the possibility exists that the current strategic relationships between the parties could materially change in the future.

TRANSACTIONS WITH STOCKHOLDERS AND THEIR AFFILIATES

  The Company has in the past entered into transactions and agreements, some of which are ongoing, with Mr. Saban and with Fox Broadcasting and News Corp. and their affiliated companies. In addition, the Company may in the future enter into additional agreements and other transactions with certain of these affiliates. Although the Company has adopted a policy that future transactions between the Company and any of these affiliates or family members must be approved by a majority of the Board of Directors of the Company, including a majority of the disinterested members of the Board, there can be no assurance that any such future transactions will prove to be favorable to the Company. See "Certain Transactions."

BROAD DISCRETION AS TO USE OF PROCEEDS

  The Company intends to use the net proceeds of the Offerings for general corporate purposes, including working capital primarily to finance the Company's development, acquisition and licensing of children's programming and its expansion in international television markets. In addition, the Company may use a portion of the net proceeds to acquire businesses, libraries, and other assets believed by the Company to be complementary to the Company's current businesses or which support the Company's strategic goals; although, except as described in this Prospectus, the Company has no such commitments. As a result, a significant portion of the net proceeds will be available for projects that are not yet identified, and management will have broad discretion with respect to the application of such proceeds. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offerings, there has been no public market for the Class A Common Stock and there can be no assurance that an active public market for the Class A Common Stock will develop after the Offerings. The initial public offering price will be determined by negotiations between the Company and the Underwriters based upon several factors, and there can be no assurance that the market price of the Class A Common Stock after the Offerings will equal or exceed the initial public offering price. The market price of the Company's Class A Common Stock could be subject to wide fluctuations in response to variations in operating results, announcements of developments by the Company or its competitors, and other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, including those which have particularly affected the market price for entertainment companies, and that may be unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Class A Common Stock. See "Underwriting."

SUBSTANTIAL DILUTION

  Assuming an initial offering price of $    per share, purchasers of the
Class A Common Stock in the Offerings will realize immediate and substantial
dilution in net tangible book value as of June 30, 1996 of $      per share.
See "Dilution."

POTENTIAL ANTI-TAKEOVER EFFECTS

  As a result of the agreements and charter provisions discussed under "Control by Existing Stockholders" above, it is highly unlikely that any transaction involving a change of control of the Company, including transactions in which stockholders might receive a substantial premium for their shares over then current market prices, could be effected without the consent of both Fox Broadcasting and Mr. Saban, either of whom might determine that such a transaction was not in its or his best interests. In addition, other provisions of the Certificate of Incorporation and Bylaws, as well as provisions of the Delaware General Corporation Law (the "DGCL"), may have the effect of delaying or preventing transactions involving a change of control of the Company, including transactions in which stockholders might receive a substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they deem to be in their best interest. See "Description of Securities."

IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, the Company will have outstanding
shares of Class A Common Stock (      shares if the Underwriters' over-
allotment options are exercised in full), of which all but    shares are being
sold in the Offerings, and   shares of Class B Common Stock. Any portion, or
all, of the shares of Class B Common Stock are convertible into shares of Class A Common Stock on a share-for-share basis at any time at the option of the holder. Immediately following the Offerings, all shares of Class B Common Stock will be held by "affiliates" (as defined in the Securities Act) of the Company and will be "restricted securities" under the Securities Act. Under current rules of the Securities and Exchange Commission, these shares cannot be sold other than pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. The Company intends to file a registration statement under the Securities Act within 180 days following the completion of the
Offerings covering the   shares of Class A Common Stock reserved for issuance
upon exercise of outstanding stock options, and additional options granted pursuant to the Company's stock incentive plan. No prediction can be made as to the effect, if any, that future sales of shares of Class A Common Stock or the availability of these shares for future sale will have on the market price of shares of Class A Common Stock prevailing from time to time. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offerings, at an assumed offering
price of $   per share and after deducting the underwriting discount and
expenses, are estimated to be approximately $   million ($   million if the
Underwriters' over-allotment options are exercised in full). The Company intends to use the net proceeds for general corporate purposes, including working capital, primarily to finance the Company's development, acquisition and licensing of children's programming and its expansion in international television markets. In addition, the Company may use a portion of the net proceeds to acquire businesses, libraries and other assets believed by the Company to be complementary to the Company's current businesses or which support the Company's strategic goals; although the Company currently has no such commitments. Although the Company on a regular basis has had, and intends to continue to engage in, exploratory discussions and analyses concerning acquisition opportunities which might be favorable to it, none of these discussions has, to date, resulted in a probable acquisition opportunity. Pending these uses, the net proceeds of the Offerings will be invested in deposits with financial institutions, investment grade securities and short-term, income-producing investments, including government obligations and other money-market instruments. See "Risk Factors--Broad Discretion as to Use of Proceeds."

                                DIVIDEND POLICY

  The Company has no current intention of paying cash dividends on its Common Stock. Any future determination to pay cash dividends will be made at the discretion of the Board of Directors of the Company, and will be dependent upon the Company's results of operations, financial condition and other factors deemed relevant by the Board of Directors. The Certificate of Incorporation of the Company provides that the Class A Common Stock and Class B Common Stock participate on a share for share basis in all dividends paid to holders of Common Stock (see "Description of Securities--Class A Common Stock and Class B Common Stock"). The Company has outstanding 1,000,000 shares of Series A Preferred Stock, all of which are owned by Fox Broadcasting. The Series A Preferred Stock has a liquidation value of $50 per share less any dividends declared and paid by the Company with respect thereto. The Company's Certificate of Incorporation provides that, as long as any shares of Series A Preferred Stock remain outstanding, the Company cannot pay, or set aside and reserve for payment, any cash dividends on any series or class of equity securities ranking junior to the Series A Preferred Stock. In addition, under the terms of the Class A Members Interest of the LLC, Fox Broadcasting has a priority right to receive the first $50 million of "distributable cash" (as defined) of the LLC, Saban and FCN Holding and their respective subsidiaries. The Series A Preferred Stock and the Class A Members Interest of the LLC may each have the effect of precluding the payment of cash dividends for an extensive period of time.

  The current line of credit of Saban with its principal U.S. bank prohibits the payment of dividends from that subsidiary to the Company for any purpose, including the payment of dividends by the Company to its stockholders, without prior bank approval. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." For a description of distributions made prior to the Reorganization, see "Certain Transactions."

                                   DILUTION

  The net tangible book value of the Company at June 30, 1996, was $
million or $        per share of Common Stock. Net tangible book value per
share of Common Stock is equal to the Company's total assets less its total liabilities, less the $50 million liquidation preference of the Series A Preferred Stock, divided by the total number of outstanding shares of Common
Stock. After giving effect to the sale of                shares of the Class A
Common Stock in the Offerings at an assumed initial public offering price of
$          per share, and the receipt and application of the net proceeds therefrom (after deducting the estimated underwriting discount and expenses), the pro forma net tangible book value of the Company at June 30, 1996 would
have been approximately $        million or $        per share of Common
Stock. This represents an immediate increase in such net tangible book value
of $        per share to the existing stockholders and an immediate dilution
of $          per share to new stockholders purchasing shares in the
Offerings. If the initial public offering price is higher or lower, the dilution to the new stockholders will increase or decrease accordingly. The following table illustrates this per share dilution:

   Assumed initial public offering price per share(1)..............       $
     Net tangible book value per share of Common Stock
      as of June 30, 1996.......................................... $
                                                                    -----
     Increase in net tangible book value per share of Common Stock attributable to new stockholders.............................
                                                                    -----
   Pro Forma net tangible book value per share of Common Stock as of June 30, 1996 after the Offerings..............................
                                                                          -----
   Dilution in net tangible book value per share of Common Stock
    to new stockholders in the Offerings...........................       $
                                                                          =====

- --------
(1) Before deduction of the underwriting discount and estimated expenses.

  The calculations in the table set forth above assume no exercise of the
Underwriters' over-allotment options and do not reflect the            shares
of Class A Common Stock reserved for issuance pursuant to outstanding options or options to be granted in connection with the Offerings. See "Management-- Stock Options and Stock Incentive Plan."

  The following table summarizes, as of June 30, 1996, the difference between the number of shares acquired from the Company and the total consideration and average price per share paid therefor by existing stockholders (assuming no exercise of any outstanding options by the holders thereof) and by new
investors, assuming an initial public offering price of $     per share:

                                    SHARES          TOTAL
                                 PURCHASED(1)  CONSIDERATION(2)
                                -------------- ------------------  AVERAGE PRICE
                                NUMBER PERCENT AMOUNT    PERCENT     PER SHARE
                                ------ ------- --------- --------  -------------
   Existing Stockholders.......             %     $              %    $
   New Investors...............
                                ------   ---   ---------   ------     ------
       Total...................          100%  $              100%    $
                                ======   ===   =========   ======     ======

- --------
(1) Does not include                 shares of Class A Common Stock issuable
    upon exercise of outstanding management stock options,
    of which will be exercisable immediately after the Offerings (which options, if exercised in full, would generate aggregate proceeds to the
    Company of $                   ).

(2) Based upon the purchase price paid, including services rendered, by the existing stockholders for the securities of the companies which are parties to the Reorganization; does not reflect (i) distributions and dividends to the existing stockholders; or (ii) the receipt by Fox Broadcasting of Series A Preferred Stock, with a $50 million liquidation value, or Class A Members Interest in the LLC, with a $50 million preference value, in connection with the Reorganization. See "Summary--The Reorganization" and "Certain Transactions."

                                CAPITALIZATION

  The following table sets forth the combined capitalization of the Company
(i) at June 30, 1996 and (ii) as adjusted to give effect to the Reorganization, to the repayment and exchange effected in September 1996 with respect to $64.5 million in indebtedness due to Fox Broadcasting and to the
sale of     shares of the Class A Common Stock offered hereby, at an assumed
offering price of $    per share.

                                                           AT JUNE 30, 1996
                                                           ------------------
                                                                        AS
                                                            ACTUAL   ADJUSTED
                                                           --------  --------
                                                            (IN THOUSANDS)
Cash and cash equivalents................................. $ 16,044    $
                                                           ========   ======
Long-term debt (including current portion)(1)............. $101,487   $
Capitalized lease obligations.............................      --
                                                           --------   ------
  Total long-term obligations.............................  101,487
                                                           --------   ------
Stockholders' equity:
  Class A Preferred Member's Interest in the LLC
   ($40,000,000 liquidation preference actual and
   $50,000,000 liquidation preference as adjusted)(2).....   40,000   50,000(3)
  Series A Preferred Stock, $0.001 par value; 1,000,000
   shares authorized; none outstanding; 1,000,000 shares
   issued and outstanding as adjusted ($40,000,000
   liquidation preference actual and $50,000,000
   liquidation preference as adjusted)....................      --
  Preferred Stock, $0.001 par value; 15,000,000 shares
   authorized; no shares issued or outstanding............      --
  Class A Common Stock, $0.001 par value;     shares
   authorized; none outstanding;     shares issued and
   outstanding as adjusted(4).............................      --
  Class B Common Stock, $0.001 par value;
   shares authorized; none outstanding;       shares
   issued and outstanding as adjusted.....................      --
  Common stock, $.01 par value, 10,000 shares authorized,
   800 shares issued and outstanding (Saban Entertainment,
   Inc.)..................................................      --
  Common stock, no par value, 2,000 shares authorized,
   2,000 shares issued and outstanding (FCN Holding, Inc.)
   .......................................................        2
  Contributed capital.....................................   49,245
  Cumulative translation adjustment.......................      (11)
  Retained deficit........................................  (16,405)
                                                           --------   ------
  Total stockholders' equity.............................. $ 72,831   $
                                                           --------   ------
    Total capitalization.................................. $174,318   $
                                                           ========   ======

- -------
(1) Includes $64.5 million of non-interest bearing indebtedness to Fox Broadcasting. Of this indebtedness, $14.5 million was repaid after June 30, 1996. The balance of this indebtedness will on the Reorganization be exchanged for $50 million of Class A Members Interest in the LLC.
(2) This non-voting members interest is entitled to preferential distributions out of "distributable cash" (as defined), if any, of the LLC (which includes cash available for Saban and FCN Holding and their respective subsidiaries). The $40 million of Class A Members Interest in the LLC, and a $10 million contingent liability of the LLC outstanding at June 30, 1996, will on the Reorganization be exchanged for 1,000,000 shares of the Series A Preferred Stock of the Company. See "Certain Transactions-- Formation of the LLC and the Reorganization."
(3) Terminates in the event that $50 million in distributions have been received .
(4) Does not include an aggregate of    shares of the Class A Common Stock
    currently issuable upon exercise of options granted to certain members of
    management of the Company, nor an aggregate of approximately    shares of
    Class A Common Stock issuable upon the exercise of options, exercisable at the initial offering price, which the Company intends to grant to certain officers and employees under its stock incentive plan prior to the closing of the Offerings. See "Management--Stock Options and Stock Incentive Plan."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma consolidated balance sheet reflects the Reorganization as if it had occurred as of June 30, 1996. The following pro forma consolidated statement of operations reflects, on a consolidated basis, the results of operations of the Company, FCN Holding, Saban and the LLC as if the Reorganization had occurred as of July 3, 1995. The pro forma information is based on the historical financial statements of the Company, FCN Holding, Saban and the LLC giving effect to the Reorganization, the results of operations on a consolidated basis and the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

  Included in the pro forma consolidated statement of operations for the year ended June 30, 1996 are the statement of operations of the Company for the eight months ended June 30, 1996 and the statement of operations of FCN Holding for the four months ended October 31, 1995.

  The pro forma consolidated statements have been prepared by the Company's management based upon the financial statements of the Company, FCN Holding, Saban and the LLC included elsewhere herein. These pro forma consolidated statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma consolidated financial statements should be read in conjunction with the audited financial statements and notes of the Company, FCN Holding and Saban contained elsewhere herein.

                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                       PRO FORMA     PRO FORMA
                                          AS REPORTED ADJUSTMENTS   CONSOLIDATED
                                          ----------- -----------   ------------
ASSETS:
Cash and cash equivalents...............   $ 16,044                   $ 16,044
Restricted cash.........................      8,000                      8,000
Accounts receivable, net................     56,225                     56,225
Amounts receivable from related parties.     25,789                     25,789
Programming costs, less accumulated
 amortization...........................    181,427                    181,427
Property and equipment, at cost, less
 accumulated depreciation ..............      8,711                      8,711
Deferred income taxes ..................     27,023                     27,023
Other assets............................     13,051                     13,051
                                           --------                   --------
    Total assets........................   $336,270                   $336,270
                                           ========                   ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable........................   $  8,192                   $  8,192
Accrued liabilities.....................     30,247                     30,247
Deferred revenue........................     67,882                     67,882
Fox Kids Network affiliate
 participations payable.................     13,738                     13,738
Accrued programming expenditures........     15,179                     15,179
Accrued residuals and participations....     22,040                     22,040
Income taxes payable....................      3,884                      3,884
Deferred income taxes...................        790                        790
Debt....................................     19,916                     19,916
Amounts payable to related parties......     81,571     (60,000)(a)     21,571
                                           --------     -------       --------
    Total liabilities...................    263,439     (60,000)       203,439
Commitments and contingencies                   --                         --
Stockholders' equity
  Common stock, $.01 par value, 10,000
   shares authorized, 800 shares issued
   and outstanding (Saban)..............        --                         --
  Common stock, no par value, 2,000
   shares authorized, 2,000 shares
   issued and outstanding (FCN Holding).          2                          2
  Class A Preferred Member's Interest in
   the LLC ($40,000,000 liquidation
   preference and $50,000,000
   liquidation preference as adjusted)..     40,000      10,000(a)      50,000
  Series A Preferred Stock, $0.001 par
   value; 1,000,000 shares authorized;
   none outstanding; 1,000,000 shares
   issued and outstanding as adjusted
   ($50,000,000 liquidation preference
   as adjusted).........................        --       50,000(a)      50,000
  Preferred Stock, $0.001 par value;
   15,000,000 shares authorized; no
   shares issued or outstanding.........        --                         --
  Class A Common Stock, $0.001 par
   value;     shares authorized; none
   outstanding;     shares issued and
   outstanding as adjusted..............        --                         --
  Class B Common Stock, $0.001 par
   value;            shares authorized;
   none outstanding;       shares issued
   and outstanding as adjusted..........        --                         --
  Contributed capital...................     49,245                     49,245
  Cumulative translation adjustment.....        (11)                       (11)
  Retained deficit......................    (16,405)                   (16,405)
                                           --------     -------       --------
Total stockholders' equity..............     72,831      60,000        132,831
                                           --------     -------       --------
Total liabilities and stockholders'
 equity.................................   $336,270                   $336,270
                                           ========     =======       ========

           See notes to pro forma consolidated financial statements.

           PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                       TWELVE MONTHS ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                                      AS REPORTED                PRO FORMA ADJUSTMENTS
                          ----------------------------------- ----------------------------
                                           FCN HOLDING, SABAN
                            FCN HOLDING       AND THE LLC            SABAN         OTHER
                          ---------------- ------------------ ------------------- --------
                            PERIOD FROM
                            JULY 3, 1995      EIGHT MONTHS        FOUR MONTHS
                                 TO              ENDED               ENDED                        PRO FORMA
                          OCTOBER 31, 1995   JUNE 30, 1996    OCTOBER 31, 1995(B)              CONSOLIDATED(C)
                          ---------------- ------------------ ------------------- --------     ---------------
Net revenues............      $46,286           $191,621            $99,538       $(10,340)(c)    $327,105
Costs and expenses:
 Amortization of
  programming costs,
  residuals and
  participations........       29,698             98,937             39,177         (8,101)(c)     159,711
 Fees and costs to a
  related party.........        7,313                --                 --          (7,313)(c)         --
 Selling, general and
  administrative........        2,566             23,072             10,397            700 (c)      36,735
 Fox Kids Network
  affiliate
  participations........        6,883              8,853                --          (2,182)(c)      13,554
                              -------           --------            -------       --------        --------
Operating (loss) income
 .......................         (174)            60,759             49,964          6,556 (c)     117,105
Investment advisory fee.          --              10,000                --             --           10,000
Interest expense........          145                885                536            --            1,566
                              -------           --------            -------       --------        --------
(Loss) income before
 provision for income
 taxes..................         (319)            49,874             49,428          6,556         105,539
Provision for income
 taxes..................          --              18,274             13,840          2,055 (c)      34,169
                              -------           --------            -------       --------        --------
Net (loss) income ......      $  (319)          $ 31,600            $35,588       $  4,501        $ 71,370
                              =======           ========            =======       ========        ========


           See notes to pro forma consolidated financial statements.

                        NOTES TO PRO FORMA CONSOLIDATED
                       FINANCIAL STATEMENTS (UNAUDITED)
                                 JUNE 30, 1996
                                (IN THOUSANDS)



  (a) In connection with the formation of the LLC, the Company agreed to pay to Fox Broadcasting a fee of $10 million for providing all uplink, transponder and other facilities necessary to deliver via satellite Fox Kids Network programming for broadcast to the Fox Kids Network Affiliates, and certain other services. Such amount is included in other assets, net of accumulated amortization, and amounts payable to related parties in the "As Reported" column. In September 1996, the LLC paid this $10 million to Fox Broadcasting. Immediately upon receipt of this $10 million payment, Fox Broadcasting made a contribution to the LLC of $10 million in exchange for additional Class A Member's Interest. In connection with the Reorganization, the $10 million of additional Class A Member's Interest will be exchanged for $10 million of Series A Preferred Stock in the Company.

  In connection with the Reorganization the existing Class A Preferred Member's Interest in the LLC will be exchanged for Series A Preferred Stock in the Company.

  Fox Broadcasting made a $64.5 million interest free loan to the LLC, of which $14.5 million of the loan was repaid in September 1996. The $50 million remainder of this loan is to be paid out of Distributable Cash of the LLC before any distributions are made on the Class A and Class B Members Interests. In connection with the Reorganization, immediately prior to the closing of the Offerings, Fox Broadcasting will exchange this loan for new Class A Members Interests in the LLC, which will grant Fox Broadcasting a priority right to receive distributions of Distributable Cash and other distributions from the LLC until it has received aggregate distributions of $50 million, whereupon this interest will terminate and expire. "Distributable Cash" means the amount of cash available for distribution by the LLC (including cash available from Saban and FCN Holding), taking into account all cash, debts, liabilities and obligations of the LLC then due and after setting aside reserves to provide for the LLC's capital expenditures, debt service, working capital and expansion plans.

  (b) Represents results of operations of Saban for the four months ended October 31, 1995

  (c) A summary of adjustments to combine Saban, FCN Holding and the LLC for the four months ended October 31, 1995:

     Elimination of revenues between FCN and Saban...................  $(10,340)
     Reduction of amortization of programming costs resulting from
        the elimination of revenues and costs between FCN and Saban..     8,101
     Amortization of Services Fee to Fox Broadcasting................      (700)
     Elimination of fees and costs to related party(1)...............     7,313
     Elimination of Fox Kids Network affiliate participations related
        to Fox O&O's.................................................     2,182
     Increase in provision for income taxes resulting from pro forma
        adjustments..................................................    (2,055)
                                                                       --------
                                                                       $  4,501
                                                                       ========

- --------
(1) On December 22, 1995, in connection with the formation of the LLC, distribution fees from the Fox Parties were assigned to the LLC by the Fox Parties. The incremental costs to the Fox Parties for providing these distribution services to the Company are not material. In future periods these distribution services will be provided by the Company. The incremental costs to the Company in connection with these distribution services for such additional programs are not material.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The selected financial data of Saban set forth below as of May 31, 1994 and 1995 and as of October 31, 1995 and for each of the two years in the period ended May 31, 1995 and for the five months ended October 31, 1995 are derived from Saban's consolidated financial statements audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus. The selected financial data of Saban presented below as of May 31, 1992 and 1993 and for the two years ended May 31, 1993 are derived from Saban's consolidated financial statements audited by Ernst & Young LLP, independent auditors.

  The selected financial data of FCN Holding set forth below as of July 3, 1994, July 2, 1995 and as of October 31, 1995 and for each of the annual fiscal periods in the two years ended July 2, 1995 and for the four months ended October 31, 1995 are derived from FCN Holding's consolidated financial statements audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus.

  The selected financial data of FCN Holding at June 30, 1992 and June 27, 1993 and for each of the annual fiscal periods in the two years ended June 27, 1993 are derived from FCN Holding's unaudited consolidated financial statements. The unaudited consolidated financial statements from which such selected financial data are derived include all adjustments, consisting of only normal recurring accruals, which management considers necessary for a fair presentation.

  The selected financial data of the Company set forth below as of June 30, 1996 and for the eight months ended June 30, 1996 are derived from the Company's combined financial statements audited by Ernst & Young LLP, independent auditors, included elsewhere in this Prospectus.

  The selected financial data presented below and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" should be read in conjunction with the consolidated and combined financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

SABAN ENTERTAINMENT, INC.

                                                           FIVE MONTHS
                                 YEAR ENDED MAY 31,           ENDED
                          -------------------------------- OCTOBER 31,
                           1992    1993    1994     1995      1995
                          ------- ------- ------- -------- -----------
                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenues(1).............  $47,907 $57,244 $84,372 $242,468  $105,130
Costs and expenses:
 Amortization of
  programming costs,
  residuals and
  participations........   33,043  39,703  48,101  117,557    42,022
 Selling, general and
  administrative
  expenses..............    5,853   6,255   8,933   51,894    11,538
                          ------- ------- ------- --------  --------
Operating income........    9,011  11,286  27,338   73,017    51,570
Interest expense........    1,274   1,279   2,337    1,315       539
                          ------- ------- ------- --------  --------
Income before income tax
 expense................    7,737  10,007  25,001   71,702    51,031
Income tax expense......      536   1,600   8,201   27,027    14,289
                          ------- ------- ------- --------  --------
Net income..............  $ 7,201 $ 8,407 $16,800 $ 44,675  $ 36,742
                          ======= ======= ======= ========  ========
                                   AS OF MAY 31,              AS OF
                          -------------------------------- OCTOBER 31,
                           1992    1993    1994     1995      1995
                          ------- ------- ------- -------- -----------
                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $   990 $ 1,554 $ 3,849 $ 14,584  $ 16,207
Programming costs, less
 accumulated
 amortization...........   42,258  60,279  85,079  115,873   118,210
Total assets............   69,043  94,916 136,967  218,197   207,479
Long-term obligations
 (including current
 maturities)............   25,330  28,933  34,023    5,623     5,605
Stockholders' equity....   28,241  36,648  53,253   58,122    94,971

 FCN HOLDING, INC. AND THE COMPANY

                                            FCN HOLDING                       ||     THE COMPANY
                          --------------------------------------------------- || --------------------
                                      YEAR ENDED                              ||
                          --------------------------------------              ||
                                                                              ||  EIGHT       PRO
                                                                  FOUR MONTHS ||  MONTHS  FORMA YEAR
                                                                     ENDED    ||  ENDED      ENDED
                          JUNE 30,  JUNE 27,  JULY 3,   JULY 2,   OCTOBER 31, || JUNE 30,  JUNE 30,
                            1992      1993      1994      1995       1995     ||   1996      1996
                          --------  --------  --------  --------  ----------- || -------- -----------
STATEMENT OF OPERATIONS                                                       ||
DATA:                                     (IN THOUSANDS)                      ||
                                                                              ||
Net revenues(1).........  $ 35,027  $ 85,729  $130,600  $168,871    $46,286   || $191,621  $327,105
Costs and expenses:                                                           ||
 Amortization of                                                              ||
  programming costs,                                                          ||
  residuals and                                                               ||
  participations........    26,954    67,804    98,725   109,259     29,698   ||   98,937   159,711
 Fees and costs to a                                                          ||
  related party.........     4,434    14,682    20,861    24,713      7,313   ||                --
 Selling, general and                                                         ||
  administrative                                                              ||
  expenses..............     3,275     3,810     3,579     5,202      2,566   ||   23,072    36,735
 Fox Kids Network                                                             ||
  affiliate                                                                   ||
  participation.........       --        --        --     11,523      6,883   ||    8,853    13,554
                          --------  --------  --------  --------    -------   || --------  --------
Operating income                                                              ||
 (loss)(2)..............       364      (567)    7,435    18,174       (174)  ||   60,759   117,105
Investment advisory fee.       --        --        --        --         --    ||   10,000    10,000
Interest expense........     2,708     2,017     2,218     1,630        145   ||      885     1,566
                          --------  --------  --------  --------    -------   || --------  --------
Income (loss) before                                                          ||
 income tax expense.....    (2,344)   (2,584)    5,217    16,544       (319)  ||   49,874   105,539
Income tax expense......       --        --        --        --         --    ||   18,274    34,169
                          --------  --------  --------  --------    -------   || --------  --------
Net income (loss).......  $ (2,344) $ (2,584) $  5,217  $ 16,544    $  (319)  || $ 31,600  $ 71,370
                          ========  ========  ========  ========    =======   || ========  ========

                                               AS OF                          || AS OF JUNE 30, 1996
                          --------------------------------------------------- || --------------------
                          JUNE 30,  JUNE 27,  JULY 3,   JULY 2,   OCTOBER 31, ||              AS
                            1992      1993      1994      1995       1995     ||  ACTUAL  ADJUSTED(3)
                          --------  --------  --------  --------  ----------- || -------- -----------
BALANCE SHEET DATA:                       (IN THOUSANDS)                      ||
                                                                              ||
Cash and cash                                                                 ||
 equivalents............  $     82  $    304  $    268  $    --     $   317   || $ 16,044  $
Programming costs, less                                                       ||
 accumulated                                                                  ||
 amortization...........    18,879    22,245    17,084    26,143     28,090   ||  181,427
Total assets............    27,321    39,476    35,950    49,816     52,792   ||  336,270
Long-term obligations                                                         ||
 (including current                                                           ||
 maturities)............    43,813    41,416    27,163    10,686      8,727   ||  101,487
Stockholders' equity                                                          ||
 (deficit)..............   (22,991)  (25,575)  (20,356)   (3,811)    (4,130)  ||   72,831

- --------
(1) Includes revenues recognized by Saban from FCN and by FCN from Saban as set forth below:

                                                          FIVE MONTHS FOUR MONTHS
                                     FISCAL YEAR             ENDED       ENDED
                            ----------------------------- OCTOBER 31, OCTOBER 31,
                             1992   1993   1994    1995      1995        1995
                            ------ ------ ------- ------- ----------- -----------
                                               (IN THOUSANDS)
  Saban revenues from FCN.  $  --  $2,535 $10,483 $16,228   $9,651        n/a
  FCN revenues from Saban.     --     --      885  14,662      n/a       $973

(2) Under agreements between FCN and Fox Broadcasting, for periods prior to June 1, 1995, FCN paid administrative and other fees to Fox Broadcasting. Effective June 1, 1995, Fox Broadcasting assigned to the Company its rights to these payments. Amounts expensed under these agreements were $2.7 million, $13.5 million, $19.8 million, $26.9 million and $9.1 million, for the years ended June 30, 1992, 1993, 1994 and 1995 and the four months ended October 31, 1995.
(3) As adjusted to give effect to (i) the Offerings, (ii) the Reorganization and (iii) the repayment by the LLC of $14.5 million of its $64.5 million non-interest bearing indebtedness to Fox Broadcasting in September 1996, and the receipt of $50 million of non-voting Class A Members Interests in the LLC (see note 2 to "Capitalization") in exchange for the balance of such indebtedness.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The Company's current principal operations are conducted by FCN, Saban and the LLC. FCN commenced operations with the launch, in September 1990, of the Fox Kids Network, which is currently the top-rated children's oriented broadcast television network in the United States. Saban, which commenced business in the mid-1980's, is currently one of the largest suppliers of children's television programming in the world. The LLC was formed by FCN Holding (a parent of FCN) and Saban pursuant to agreements executed on November 1, 1995, as a strategic alliance between Saban and FCN. Under the terms of the agreements relating to the strategic alliance, since November 1, 1995 each of Saban and FCN have been operated by their respective managements subject to the overall supervision by the Members Committee of the LLC.

  The Company was incorporated in August 1996 in connection with the Offerings to act as a holding company of FCN Holding, Saban and the LLC, and their respective subsidiaries. The Company currently conducts no business or operations. The Reorganization will be effected pursuant to an agreement among the stockholders of FCN Holding and Saban, which was entered into in connection with the formation of the LLC, and which, among other things, specified the manner in which the companies should be combined at the time of any public offering of the combined companies. After consummation of the Offerings and the closing of the Reorganization, the Company's sole assets will consist of the net proceeds of the Offerings and the capital stock of Saban and FCN Holding.

  Solely for financial statement presentation purposes, although the Company will not acquire any of the shares of the capital stock of Saban until immediately prior to the closing of the Offerings, and although the Reorganization will not be effected until immediately prior to the closing of the Offerings, as the result of the foregoing, the assets and liabilities of Saban, FCN Holding and the LLC are being presented on a combined basis and recorded at historical cost from and after the Effective Date.

  Included in this Prospectus are (i) pro forma consolidated financial statements of the Company for the year ended June 30, 1996, which on a hypothetical basis reflect the accounts of the Company, FCN Holding, Saban and the LLC as if the Reorganization had occurred as of July 3, 1995, (ii) the consolidated financial statements of Saban covering the two year period ended May 31, 1995 and the five month period ended October 31, 1995 (the close of business prior to the Effective Date), (iii) the consolidated financial statements of FCN Holding covering the two year period ended July 2, 1995, and the four month period ended October 31, 1995, and (iv) the combined financial statements of the Company (FCN Holding, Saban and the LLC) for the eight month period commencing on the Effective Date and ending June 30, 1996.

  The following discussion provides information and analysis with respect to results of operations reflected in the financial statements included in this Prospectus, as well as the liquidity and capital resources of the Company. This discussion should be read in conjunction with the historical and pro forma financial statements and related notes, "Selected Historical and Pro Forma Consolidated Financial Data" and "The Reorganization" included elsewhere in this Prospectus.

 Use of Estimates

  As is industry practice, management has made a number of estimates and assumptions relating to the amortization of programming costs and the reporting of assets and liabilities in the preparation of the financial statements discussed herein. Actual results could differ materially from these estimates. Management periodically reviews and revises its estimates of future airings and revenues for program and film rights, as necessary, which may result in revised amortization of its program and film rights and may be significantly affected by the periodic adjustments in such amortization.

 Revenue Recognition and Seasonality

  Children's television programming revenues have historically represented a significant portion of the Company's total revenues, and, for the fiscal year ended June 30, 1996, accounted for approximately 55% of the Company's pro forma consolidated revenues (see "Results of Operations"). Revenues from television programming lease agreements are recognized when the lease period begins, collectibility is reasonably assured and the product is available pursuant to the terms of the lease agreement. Advertising revenue is recognized as earned in the period in which the advertising commercials are broadcast. For this reason, significant fluctuations in the Company's revenues, and net income, can occur from period to period depending upon the availability dates of programs and advertising revenues. In the United States, revenues from advertising targeted at children are concentrated in the fourth calendar quarter, and in the international markets, a significant portion of revenues are recognized in April and October. While 31% of the Company's pro forma consolidated revenues for the fiscal year ended June 30, 1996 ("Fiscal 1996") were recognized in the first fiscal quarter, in part as the result of significant revenues from merchandising realized by the Company in that quarter, the Company expects that its second and fourth fiscal quarters will generally contribute a disproportionate share of total revenues for any fiscal year. During the fiscal year ended June 30, 1996, 31% and 26%, respectively, of the Company's pro forma consolidated television programming revenues were recognized in the second fiscal quarter and fourth fiscal quarter of that year. See "Risk Factors--Seasonality."

RESULTS OF OPERATIONS

 Overview

  The Company's revenues have historically been generated from (i) the operations of FCN's Fox Kids Network, (ii) Saban's U.S. and international distribution of children's television programming, (iii) the merchandising and licensing of its characters and properties, (iv) home video and other ancillary exploitation of its children's-oriented properties and (v) telefilms and other non-children related activities.

  The following tables set forth, for the periods indicated, certain data with respect to revenues, and costs and expenses as a percentage of total revenues:

                                REVENUE SUMMARY

                              SABAN ENTERTAINMENT, INC.                 FCN HOLDING, INC.             ||      THE COMPANY
                         ------------------------------------ --------------------------------------  ||   -----------------
                                                                                                      ||              PRO
                                                                                                      ||    EIGHT    FORMA
                            YEAR ENDED MAY 31,    FIVE MONTHS         YEAR ENDED         FOUR MONTHS  ||    MONTHS    YEAR
                         ------------------------    ENDED    --------------------------    ENDED     ||    ENDED    ENDED
                                                  OCTOBER 31, JUNE 27, JULY 3,  JULY 2,  OCTOBER 31,  ||   JUNE 30, JUNE 30,
                          1993    1994     1995      1995       1993     1994     1995      1995      ||     1996     1996
                         ------- ------- -------- ----------- -------- -------- -------- -----------  ||   -------- --------
                                                            (IN THOUSANDS)                            ||
                                                                                                      ||
Revenues:                                                                                             ||
 Children's programming:                                                                              ||
 U.S. television                                                                                      ||
  distribution(1)......  $ 8,837 $11,995 $ 31,529  $ 14,823   $80,008  $124,666 $148,725   $42,845    ||   $ 85,883 $132,810
 Foreign television                                                                                   ||
  distribution(2)......   27,060  16,367   29,944    19,931       --        --       --               ||     29,389   47,480
 Merchandising and                                                                                    ||
  licensing, home video                                                                               ||
  and other ancillary                                                                                 ||
  revenues.............    4,037  32,274  164,273    65,772     5,721     5,934   20,146     3,441    ||     60,541  127,631
                         ------- ------- --------  --------   -------  -------- --------   -------    ||   -------- --------
 Total.................   39,934  60,636  225,746   100,526    85,729   130,600  168,871    46,286    ||    175,813  307,921
                         ------- ------- --------  --------   -------  -------- --------   -------    ||   -------- --------
 Telefilms:                                                                                           ||
 U.S. distribution.....    8,156  13,954    1,196        26       --        --       --        --     ||      4,474    4,500
 Foreign distribution..    9,154   9,782   15,526     4,578       --        --       --        --     ||     11,334   14,684
                         ------- ------- --------  --------   -------  -------- --------   -------    ||   -------- --------
 Total.................   17,310  23,736   16,722     4,604       --        --       --        --     ||     15,808   19,184
                         ------- ------- --------  --------   -------  -------- --------   -------    ||   -------- --------
 Total revenues........  $57,244 $84,372 $242,468  $105,130   $85,729  $130,600 $168,871   $46,286    ||   $191,621 $327,105
                         ======= ======= ========  ========   =======  ======== ========   =======    ||   ======== ========
 Power Rangers-related                                                                                ||
  revenues as a                                                                                       ||
  percentage of total                                                                                 ||
  revenues.............       8%     55%      72%       66%       --        15%      33%       23%    ||        38%      44%

- --------
(1) Television distribution in the United States consists principally of advertising sales generated by FCN and barter advertising sales in syndication generated by Saban.
(2) Foreign television distribution consists principally of cash transactions with foreign broadcasters.

             COSTS AND EXPENSES AS A PERCENTAGE OF TOTAL REVENUES

                          SABAN ENTERTAINMENT, INC.              FCN HOLDING, INC.             ||        THE COMPANY
                          ----------------------------- -------------------------------------  ||     -----------------
                                                                                               ||                PRO
                            YEAR ENDED                                                         ||      EIGHT    FORMA
                             MAY 31,        FIVE MONTHS        YEAR ENDED         FOUR MONTHS  ||      MONTHS    YEAR
                          ----------------     ENDED    -------------------------    ENDED     ||      ENDED    ENDED
                                            OCTOBER 31, JUNE 27,  JULY 3, JULY 2, OCTOBER 31,  ||     JUNE 30, JUNE 30,
                          1993  1994  1995     1995       1993     1994    1995      1995      ||       1996     1996
                          ----  ----  ----  ----------- --------  ------- ------- -----------  ||     -------- --------
                                                                                               ||
Costs and expenses:                                                                            ||
 Amortization of films                                                                         ||
  and television costs,                                                                        ||
  residuals and                                                                                ||
  participations........  69.4% 57.0% 48.5%    40.0%      79.1 %   75.6%   64.7%      64.2 %   ||       51.6%    48.8%
 Affiliate                                                                                     ||
  participations........                                                    6.8       14.9     ||        4.6      4.1
 Fees and costs to a                                                                           ||
  related party.........                                  17.1     16.0    14.6       15.8     ||        0.0      0.0
 Selling, general and                                                                          ||
  administrative                                                                               ||
  expenses..............  10.9  10.6  21.4     11.0        4.4      2.7     3.1        5.5     ||       12.0     11.2
                          ----  ----  ----     ----      -----     ----    ----      -----     ||       ----     ----
   Total costs and                                                                             ||
    expenses............  80.3% 67.6% 69.9%    50.9%     100.6 %   94.3%   89.2%     100.4 %   ||       68.2%    64.1%
Operating income (loss).  19.7% 32.4% 30.1%    49.1%      (0.6)%    5.7%   10.8%      (0.4)%   ||       31.8%    35.9%

 Comparability

  Even though, for accounting purposes, FCN Holding is deemed the "surviving company" in the Reorganization, the operating results of the Company for the eight month period ended June 30, 1996 are not comparable to the financial statements of FCN Holding for periods prior to the Effective Date. Subsequent to the Effective Date, the operations of the Company for the first time included both FCN Holding and Saban, and thus the combined profit for that period can be attributable to the results of both operations.

  In addition, since 1993, Saban has licensed to FCN the Power Rangers, as well as other series, for broadcast on the Fox Kids Network, and the parties have entered into other arm's-length transactions concerning licensing, merchandising and promotional activities. The following table sets forth revenues recognized by Saban from FCN, and revenues recognized by FCN from Saban, in each period preceding the Effective Date:

                                                         FIVE MONTHS FOUR MONTHS
                                       FISCAL YEAR          ENDED       ENDED
                                  ---------------------- OCTOBER 31, OCTOBER 31,
                                   1993   1994    1995      1995        1995
                                  ------ ------- ------- ----------- -----------
                                                  (IN THOUSANDS)
Saban revenues from FCN.......... $2,535 $10,483 $16,228   $9,651        n/a
FCN revenues from Saban..........    --      885  14,662      n/a       $973

  Commencing on the Effective Date, all revenues between FCN and Saban have been eliminated in the combined financial statements.

  In addition, in connection with the formation of the LLC, Fox Broadcasting and certain of its affiliate companies agreed, among other things, to assign to the LLC, effective June 1, 1995, substantially all of their contracts with FCN, and all revenues received or receivable from FCN (which had previously been reflected as "fees and costs to related party" in FCN Holding's statements of operations) thereafter.

 Importance of the Power Rangers and Increased International Focus

  Since its introduction in 1993, the Power Rangers series has been materially important to the success and growth of the Company, and has accounted for a significant portion of the Company's children's programming revenues, foreign distribution revenues and merchandising and licensing revenues. While ratings for the Power Rangers have somewhat declined, Power Rangers remains the most watched children's program in the United States, as well as in most of the international markets in which it is broadcast. Some continued decline in Power Rangers related revenues may be expected. Material declines in the viewership of the Power Rangers could materially and adversely affect the Company's results of operations and financial condition. See "Risk Factors--Dependence on Power Rangers."

  In recent years, revenues derived from international operations have become increasingly significant to Saban (representing 31% of the Company's pro forma consolidated revenues for the fiscal year ended June 30, 1996). As part of its business strategy, the Company intends to expand its international program production and distribution activities. See "Business--Business Strategies" and "--Distribution: Networks and Syndication--International Channels." It may be expected that certain of these activities, such as the rollout of new international channels, will require material marketing and other expenses in advance of the receipt of related revenues, thereby adversely affecting the Company's results of operations as these activities are expanded and the international markets are developed.

 Minimum guarantees to Fox Kids Network Affiliates

  The Fox Kids Network Affiliates are entitled to receive participations in "net profits" (as defined) of FCN; and through June 30, 1996, an aggregate of $31.4 million in participations had been accrued to Fox Kids Network Affiliates, of which $15 million has been paid through June 30, 1996. In connection with the formation of the LLC, certain of the Fox O&O's have waived their rights in favor of the Company to their share of Fox Kids Network net profits participations (see "Business--Distribution: Network and Syndication-- Fox Kids Network").

  In connection with the Reorganization, the Company has offered Fox Kids Network Affiliates that, should the Company launch a block of children's programming on a U.S. cable channel, the Company would share with the Fox Kids Network Affiliates 50% of the "net profits" (adjusted to deduct all costs related to the cable channel and a 15% administrative fee) realized by the Company from such block of programming. In addition, the Company has offered to guarantee that profit participations to Fox Kids Network Affiliates, including the Fox O&O's (Fox O&O's have been entitled to approximately 31% of distributions to date) from both the cable operations and from FCN will aggregate at least $75 million over the five year period commencing January 1, 1997; to the extent that net profits distributed in any year are less than $15 million, subject to certain recoupment rights, the Company would advance the shortfall (see "Business--Distribution: Networks and Syndication--Fox Kids Network"). The Fox Kids Network Affiliates are currently considering this offer. To the extent that this offer is accepted, amounts paid to non-Fox O&O Kids Network Affiliates in excess of their participations in net profits will, for accounting purposes, be treated as expenses. To the extent that net income of FCN and such cable operations is significantly below the $15 million amount, net income of the Company would be adversely affected.

PRO FORMA FISCAL YEAR ENDED JUNE 30, 1996

  In the discussion and analysis which follows, the results of operations for the period from July 3, 1995 to June 30, 1996 are combined for certain items of revenue and expense for the purpose of presenting the pro forma results of operations of the Company for the fiscal year ended June 30, 1996 ("Fiscal 1996") as if the Effective Date had been July 3, 1995 and the operations of the Company had been combined since that date. Pro forma information for the fiscal year ended July 2, 1995 ("Fiscal 1995") has been prepared on a similar basis. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of the Company, FCN Holding and Saban contained elsewhere herein.

  The Company's pro forma consolidated revenues for Fiscal 1996 were $327.1 million, a 14% decline from the pro forma consolidated revenues of $380.4 million for the period from July 4, 1994 to July 2, 1995. On a pro forma basis, U.S. broadcasting revenues from the Fox Kids Network decreased by $16 million, or approximately 11%, from Fiscal 1995 to Fiscal 1996, primarily as the result of the decline in ratings as compared to the prior year, offset, in part, by a 5% increase in such revenues as a result of increases in rates (cost per thousand viewers ("CPMs")) charged to advertisers. Management believes that the decline in ratings of the Fox Kids Network (which during both periods remained the number one rated U.S. children's network) was attributable to increased competition from other children's services and an expected normal decline in the ratings of Power Rangers from its previous extraordinary levels. Early ratings results from the 1996-1997 broadcast season, which commenced in September 1996, indicate a modest increase in Fox Kids Network ratings from the comparable period of the prior year. However, children's preferences change, and no assurance can be given that the Company will be able to sustain this ratings improvement. See "Risk Factors--Possible Decline in Popularity of Other Current Programs and Uncertainty of Acceptance of New Programs."

  Merchandising, licensing and promotion royalties for Fiscal 1996 represented approximately 35% of total pro forma consolidated revenues for the period. Approximately 94% of these revenues were generated from the exploitation of Power Rangers. Total merchandising, licensing and promotion pro forma consolidated revenues related to Power Rangers in Fiscal 1996 were comparable to those generated in the prior year. Royalties from home video distribution during Fiscal 1996 decreased by approximately $24.2 million from the prior year.

  The balance of pro forma combined revenues for Fiscal 1996 was generated principally from the foreign television distribution of children's programming and telefilms. Revenues from foreign distribution of children's programming increased by approximately $18.0 million, or 60%, from Fiscal 1995 to Fiscal 1996. Approximately 50% of this increase was attributable to the distribution of the European co-production Iznogoud, with the balance attributable to an increase in library sales. Revenues generated from the foreign distribution of telefilms (see "Business--Home Video and Telefilms") for Fiscal 1996 were comparable to the corresponding period of the prior year.

  The Company and its predecessors have realized a significant reduction over the past four years in amortization of programming costs, residuals and participations ("Cost of Sales") as a percentage of total revenues. This decrease in Cost of Sales as a percentage of total revenues is primarily attributable to two factors--FCN's reduced dependence on programming supplied by Warner Bros., and the significant increase in revenues from the Power Rangers.

  Historically, a significant portion of Fox Kids Network programming was licensed from Warner Bros. under programming agreements which generally required FCN to pay Warner Bros. 100% of broadcast revenues net, of commissions, after payment of a 15% administration fee to Fox Broadcasting, earned from Warner Bros.-supplied programming. The following table sets forth the average number of Warner Bros. supplied programming hours broadcast or scheduled to be broadcast by FCN each week during the periods indicated:

                                              AVERAGE FCN   AVERAGE WARNER BROS.
                                            HOURS BROADCAST  HOURS BROADCAST ON
                                               PER WEEK         FCN PER WEEK
                                            --------------- --------------------
      Fiscal 1993..........................        19               13 1/2
      Fiscal 1994..........................        19               11
      Fiscal 1995..........................        19                8 1/2
      Fiscal 1996..........................        19                5
      Fiscal 1997..........................        19                2 1/2

  All broadcast commitments to Warner Bros. expire at the end of the current (1996-1997) broadcast season.

  The second factor contributing to the decrease over the past four years in Cost of Sales as a percentage of total revenues is the significant increase in Power Rangers-related revenues as a percentage of total revenues. The success of Power Rangers has resulted in higher than normal profit margins, leading to an overall decrease in Cost of Sales as a percentage of total revenues.

  Affiliate participations as a percentage of pro forma consolidated total revenues in Fiscal 1996 were approximately 4%, a significant reduction from prior periods. This reduction is attributable primarily to the agreement of the Fox Parties, effective June 1, 1995, to cause certain of the Fox O&O's to waive the right to their share of Fox Kids Network affiliate participations (see "Business--Distribution: Network and Syndication--Fox Kids Network"). Because of the determination of the Company to offer to guarantee minimum net profit participation payments to Fox Kids Network Affiliates, the possibility exists that this percentage relationship could increase in future periods. See "--Minimum guarantees to Fox Kids Network Affiliates".

  "Fees and costs to a related party" consists of administrative and other fees charged by Fox Broadcasting to FCN. As described above, effective June 1, 1995, Fox Broadcasting and certain of its affiliates assigned to the LLC all revenues received or receivable from FCN which had previously been reflected in this item. As a result, no fees and costs to a related party are included in the pro forma consolidated costs and expenses of the Company for Fiscal 1996.

  Selling, general and administrative expenses, which were 11.2% of pro forma consolidated total revenues for Fiscal 1996, include the combined overhead, net of capitalized amounts, for FCN, Saban and the LLC during Fiscal 1996. In Fiscal 1996, the Company recognized a non-cash $3.8 million charge as a result of vesting under stock options granted by Saban to certain of its executive officers; following the offerings, no similar charges are expected to be required with respect to these options (see "Saban Entertainment, Inc.--Year Ended May 31, 1995 ("Saban Fiscal 1995") compared with the year ended May 31, 1994 ("Saban Fiscal 1994")"). The Fiscal 1996 results also include a one-time $10.0 million charge for investment advisory services to FCN Holding rendered in connection with the formation of the LLC. Excluding the effect of charges with respect to the options, and the one-time charge for investment advisory services, selling, general and administrative expenses would have represented approximately 7% of pro forma consolidated total revenues for fiscal 1996.

  Selling, general and administrative expenses during Saban Fiscal 1995 included a charge of $18.1 million for bonus compensation paid to Haim Saban. As discussed further below, no bonuses are payable to Mr. Saban for periods subsequent to Fiscal 1995.

  Primarily as a result of the factors discussed above, pro forma consolidated net income increased by 5% from $68.2 million in Fiscal 1995 to $71.4 million in Fiscal 1996.

SABAN ENTERTAINMENT, INC.

 Five months ended October 31, 1995

  Revenues for the five months ended October 31, 1995 totaled $105.1 million, of which approximately 66% represented revenues attributable to Power Rangers, as compared to 72% of Saban total revenues for the fiscal year ended May 31, 1995 ("Saban Fiscal 1995"). VR Troopers, Masked Rider and the European co-production Iznogoud each contributed approximately 6% of revenues for the five month period, and X-Men contributed just over 3%.

  Cost of Sales for the five months ended October 31, 1995 was $42.0 million, or 40% of total revenues for the period. Cost of Sales for Saban Fiscal 1995, as a percentage of total revenues, was 48%. This improvement in Cost of Sales as a percentage of revenues is attributable to an improvement in the gross profit margin on Power Rangers. Gross profit from Power Rangers in Saban Fiscal 1995 had been negatively impacted by costs of litigation which was resolved during Saban Fiscal 1995.

  Selling, general and administrative expenses for the five months ended October 31, 1995 were $11.5 million, or approximately 11% of revenues for the period. Selling, general and administrative expenses for Saban Fiscal 1995 were approximately 21% of revenues. This improvement in selling, general and administrative expenses as a percentage of revenues is attributable to the elimination of the contractual bonus payable to Haim Saban, and to a significant reduction in non-cash charges related to stock options, both of which are discussed further below. Excluding the effect of these items, selling, general and administrative expenses would have been approximately 9% of revenues for Saban Fiscal 1995.

  Saban's effective tax rate for the five months ended October 31, 1995 was 28%. The effective tax rate for Saban Fiscal 1995 was 38%. This change is attributable to an increase in foreign source revenues as a percentage of total revenues.

 Year ended May 31, 1995 ("Saban Fiscal 1995") compared with the year ended
May 31, 1994   ("Saban Fiscal 1994")

  Revenues for Saban Fiscal 1995 increased 187% to $242.5 million from $84.4 million for the prior fiscal year. This increase is primarily attributable to the success of Power Rangers, in particular, significant increases (626%) in toy, merchandising and licensing royalties and, to a lesser extent, increases in broadcast related revenues, home video royalties and ancillary revenues. During Saban Fiscal 1995, toy, merchandising and licensing royalties increased to $115.1 million from $13.4 million for the prior fiscal year, accounting for 64% of the increase in total revenues for the year. Home video royalties generated by Power Rangers in Saban Fiscal 1995 increased by $9.9 million, broadcast related revenues increased by $8.2 million, and ancillary revenues from the Power Rangers live stage tour (all of the revenues of which were realized in 1995), and the Power Rangers fan club, contributed another $13.0 million and $3.1 million, respectively, to the increase in revenues for the year. The series VR Troopers and Sweet Valley High, which began broadcast in the Fall of 1994, contributed another $22.7 million and $5.1 million, respectively, of revenues for Saban Fiscal 1995.

  Cost of Sales for Saban Fiscal 1995 decreased as a percentage of total revenues from 57% in Saban Fiscal 1994 to 48% in Saban Fiscal 1995. In dollars, Cost of Sales in Saban Fiscal 1995 increased 144% to $117.6 million from $48.1 million for the prior year. Approximately 65% of this increase is attributable to increases in the amortization of production costs and accrual of profit participations in connection with the significant increase in revenues from the Power Rangers, described above. To a lesser extent, Cost of Sales increased as a result of amortization of production costs related to the series VR Troopers and Sweet Valley High.

  Selling, general and administrative expenses for Saban Fiscal 1995 increased 483% to $51.9 million from $8.9 million for the prior year. This increase is primarily attributable to $18.1 million in bonus compensation paid Haim Saban pursuant to his previous employment agreement, and the recognition of a non-cash $11 million charge related to stock options granted by Saban to certain of its executive officers. On December 22, 1995, Mr. Saban entered into a new employment agreement with the LLC pursuant to which his compensation has been fixed, commencing July 1, 1995, at $1 million per year. The charge with respect to options was required because of a provision in the option agreements which obligates Saban, so long as it remains private, to repurchase the option shares, and vested options, at fair market value upon termination of the optionee's employment. Following the Offerings, no similar charges are expected to be required with respect to these options.

  The balance of the increase in selling, general and administrative expenses for Saban Fiscal 1995 as compared to Saban Fiscal 1994 can be attributed to increased legal and personnel costs associated with the growth of Saban. Excluding the effect of Mr. Saban's bonus, and charges with respect to the options, selling, general and administrative expenses would have decreased as a percentage of total revenues from 11% in Saban Fiscal 1994 to 9% in Saban Fiscal 1995.

  Saban's effective tax rate for Saban Fiscal 1995 increased to 38% from 33% for the prior fiscal year. This increase in the effective tax rate resulted from an increase in income generated in the United States as a percentage of total revenues. As noted in the notes to Saban's consolidated financial statements, earnings from Saban's foreign subsidiaries are considered to be indefinitely reinvested. Accordingly, no provision for U.S. Federal or state income taxes has been recorded in connection with foreign earnings. To the extent that Saban's international operations continue to expand, it can be expected that the effective tax rate would decline.

 Year ended May 31, 1994 ("Saban Fiscal 1994") compared with the year ended
   May 31, 1993 ("Saban Fiscal 1993")

  Revenues for Saban Fiscal 1994 increased 48% to $84.4 million from $57.2 million for Saban Fiscal 1993. Of this increase, $41.7 million of this increase is attributable to the initial release in August 1993 of Power

Rangers, and $8 million is attributable to an increase in revenues from telefilms, offset by a reduction in sales of library programming. During Saban Fiscal 1994, Saban realized significant increases in revenues generated by Power Rangers from worldwide home video sales, worldwide licensing and merchandising royalties and broadcast fees for Germany.

  Cost of Sales for Saban Fiscal 1994 decreased as a percentage of total revenues from 69% in Saban Fiscal 1994 to 57% in Saban Fiscal 1993, but increased in dollars by 21%, to $48.1 million from $39.7 million for the prior fiscal year. Amortization of film costs and the accrual of profit participations related to Power Rangers increased $11.7 million in Saban Fiscal 1994 and amortization on telefilms increased by $6.1 million as a result of the increase in related revenues. The reduction in library revenues resulted in a decrease in amortization related thereto.

  Selling, general and administrative expenses for Saban Fiscal 1994 increased 41% to $8.9 million from $6.3 million for the prior fiscal year, but as a percentage of total revenues remained relatively constant. This increase is the result primarily of increased personnel costs associated with Saban's revenue growth.

  Saban's effective tax rate for Saban Fiscal 1994 increased to 33% from 16% for the prior fiscal year. This increase is primarily related to an increase in U.S. revenues resulting from the release of Power Rangers in September 1993.

FCN HOLDING, INC.

 Four months ended October 31, 1995

  Revenues for the four months ended October 31, 1995 were $46.3 million and Cost of Sales as a percentage of revenues was 64%. Cost of Sales as a percentage of revenues for the four month period is comparable to Cost of Sales as a percentage of revenues for Fiscal 1995. The administrative fee payable to Fox Broadcasting is based upon a percentage of net advertising revenues, and thus varied in direct proportion to revenues.

  Selling, general and administrative expenses for the four month period increased from the prior year, both on a pro rata basis and as a percentage of revenues. This increase in selling, general and administrative expenses is attributable primarily to increased promotion costs of FCN.

 Fiscal 1995 compared with Fiscal 1994

  Revenues for Fiscal 1995 increased 29% to $168.9 million from $130.6 million for Fiscal 1994. This increase of $38.3 million is attributable to an increase in net revenues from advertising sales of $24.0 million, with the balance related to an increase in ancillary revenues. This increase in revenue was primarily a result of the success of Power Rangers, and to a lesser extent, to the strength of the advertising market.

  Cost of Sales as a percentage of revenues was 65% for Fiscal 1995 as compared to 76% for Fiscal 1994. Cost of Sales for Fiscal 1995 increased 11% to $109.3 million from $98.7 million for Fiscal 1994. While the overall increase in Cost of Sales for Fiscal 1995 is attributable to the 29% increase in revenues described above, the improvement in gross margin is attributable principally to the increase in revenues related to Power Rangers, which generated significantly higher gross margins than other FCN programming, as well as to a reduction in the number of Warner Bros. supplied programming hours.

  The administrative and other fees payable to Fox Broadcasting for Fiscal 1995 increased 20% to $21.5 million from $17.9 million for Fiscal 1994. The administrative fee is based, in part, upon net advertising revenues and the increase for the year is directly attributable to the increase in net advertising revenues for the year.

  The Fox Kids Network affiliation agreements provide that FCN is to pay to each of the Fox Kids Network affiliates (including Fox O&O's) participation based upon the cumulative "net profits" (as defined) of FCN. Fiscal 1995 was the first year in which FCN reached a level of defined net profits on a cumulative basis. Therefore, Fiscal 1994 did not reflect a charge for affiliate participations.

  Since the net profits of FCN are distributed to the affiliates, no taxes have been provided on the income of FCN.

THE COMPANY

 Eight Months ended June 30, 1996

  The discussion and analysis for the eight months ended June 30, 1996 which follows should be read in conjunction with the above discussion and analysis for the pro forma consolidated results of operations for the fiscal year ended June 30, 1996.

  The following table compares the Company's revenues, by category, for the eight months ended June 30, 1996 to the pro forma consolidated revenues for the year ended June 30, 1996:

                                REVENUE SUMMARY

                                  EIGHT MONTHS ENDED     PRO FORMA YEAR ENDED
                                     JUNE 30, 1996           JUNE 30, 1996
                                ----------------------- -----------------------
                                 DOLLARS                 DOLLARS
                                   IN     PERCENTAGE OF    IN     PERCENTAGE OF
                                THOUSANDS     TOTAL     THOUSANDS     TOTAL
                                --------- ------------- --------- -------------
Revenues:
  Children's programming:
    U.S. television distribu-
     tion(1)................... $ 85,883        45%     $132,810        40%
    Foreign television distri-
     bution(2).................   29,389        15        47,480        15
    Merchandising and licens-
     ing, home video and other
     ancillary revenues........   60,541        32       127,631        39
                                --------       ---      --------       ---
      Total....................  175,813        92       307,921        94
Telefilms:
  U.S. distribution............    4,474         2         4,500         1
  Foreign distribution.........   11,334         6        14,684         5
                                --------       ---      --------       ---
      Total....................   15,808         8        19,184         6
                                --------       ---      --------       ---
Total revenues................. $191,621       100%     $327,105       100%
                                ========       ===      ========       ===

  Revenues from the U.S. television distribution of children's programming during the eight months ended June 30, 1996 represented 45% of total revenues during the eight month period, as compared to 40% of pro forma consolidated revenues for the year ended June 30, 1996. For the eight month period ended June 30, 1996, revenues from merchandising and licensing, home video and other ancillary revenues represented 32% of total consolidated revenues, as compared to 39% of pro forma consolidated revenues for the year ended June 30, 1996.

  These changes in relative contribution to total revenues during the periods are directly attributable to the inclusion in the pro forma consolidated revenues of the results of operations of Saban for the four months ended October 31, 1995. During the four months ended October 31, 1995, U.S. television revenues for Saban represented 14% of its revenues for the period and merchandising and licensing, home video and other ancillary revenues represented 63% of its revenues for the period.

  Cost of Sales and affiliate participations as a percentage of revenues for the eight months ended June 30, 1996 were comparable to the pro forma consolidated results for the year ended June 30, 1996.

  Selling, general and administrative expenses were approximately 12% of revenues for the eight months ended June 30, 1996. Included in selling, general and administrative expenses for the eight month period was a $10 million charge for investment advisory services rendered to FCN Holding in connection with the formation of the LLC. Without this charge, selling, general and administrative expenses as a percentage of revenues would have been approximately 7%.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity requirements arise primarily from (i) its working capital needs, principally costs related to the development, production and acquisition of children's programming, accounts receivable and other related operating costs, and (ii) the international expansion of its operations (see "Business--Business Strategies"). During the fiscal year ended June 30, 1996, the Company also expended significant funds in connection with the transactions relating to the formation of the LLC and the Reorganization. The Company on a regular basis has had, and intends to continue to engage in, exploratory discussions concerning programming and other acquisition opportunities, and any such acquisition could result in additional requirements for liquidity.

  The discussion of comments of cash flows of Saban and FCN Holding for the five and four months periods ended October 31, 1995, as applicable, includes items of cash flow between these two companies (which are eliminated in the combined cash flows for the eight month period ended June 30, 1996). Management does not consider the existence of such intercompany items to be material to an understanding of cash flows for Fiscal 1996. See "--Result of Operations--Overview."

  Net cash provided by (used in) operating activities (i) of the Company during the eight month period ended June 30, 1996, (ii) of Saban during the five month period ended October 31, 1995 and (iii) of FCN Holding during the four month period ended October 31, 1995 were $12.9 million, $5.6 million and $2.3 million, respectively. During this period, the Company distributed an aggregate of $10.3 million to non-Fox O&O Affiliates. See "--Results of Operations--Overview--Minimum guarantees to Fox Kids Network Affiliates."

  Net cash provided by (used in) investing activities (i) of the Company during the eight month period ended June 30, 1996, (ii) of Saban during the five month period ended October 31, 1995 and (iii) of FCN Holding during the four month period ended October 31, 1995, were $7.4 million, ($4.0 million) and ($.03 million), respectively. The Company's net cash flow from investing activities included $5.8 million (net of cash received) incurred in connection with the purchase of U.S. and international programming and libraries, and $16.2 million, representing Saban's cash balances at November 1, 1995. The net cash flows used in investing activities of Saban and FCN Holdings related to the purchase of property and equipment during the period.

  Net cash provided by (used in) financing activities (i) of the Company during the eight month period ended June 30, 1996 and (ii) of FCN Holding during the four month period ended October 31, 1995, were ($4.5 million) and ($2.0 million), respectively. Net cash flows from financing activities of Saban during the five month period ended October 31, 1995 were not significant. The principal financing activities of the Company related to agreements entered into in connection with the formation of the LLC, pursuant to which Fox Broadcasting loaned the LLC $64.5 million, and the LLC paid the stockholders of Saban an aggregate of $80.1 million in connection with rights acquired under the Stock Ownership Agreement. See "Certain Transactions-- Formation of LLC and the Reorganization."

  The Company's total unrestricted cash balances at June 30, 1996 were $16.0 million. Saban and its Saban International N.V. subsidiary have credit facilities, currently aggregating $50 million, with a syndicate of banks. Borrowings under these facilities are based upon the value of collateral available to the banks. The credit facilities restrict payment of dividends, and contain certain restrictive covenants regarding, among other things, the maintenance of certain financial ratios and restrictions on the distribution of assets. At June 30, 1996, no amounts have been borrowed under these credit facilities. See Note 5 of Notes to the Company's combined financial statements. Following the Offerings, the Company intends to seek expansion of these credit facilities. However, no assurance can be given that the Company will be successful in its efforts to expand these facilities.

  The Company recently launched a DTH satellite and cable television children's service in the United Kingdom and Republic of Ireland, and plans to launch additional international channels over the next two years (see "Business -- Distribution: Networks and Syndication -- International Channels"). The Company has also explored and continues to explore opportunities to develop a U.S. cable network. The Company also, from time to time, considers the acquisition of other children's-oriented television programming distribution and production companies, entertainment companies and libraries. The Company plans to produce and release from 15 to 20 telefilms annually with an expected production budget ranging from $500,000 to $1 million for each picture, and the Company also plans to produce or co-produce a limited number of limited theatrical release or direct-to-video children's films with expected production budgets ranging from $3.0 million to $6.0 million for each film. The Company cannot estimate with any degree of certainty the amount of other expenditures it may make in the future in connection with such investments and acquisitions, although if many of the Company's plans in this regard materialize, such expenditures could be substantial. The Company anticipates funding all such other investments and acquisitions from proceeds of the Offerings, internally generated cash flow, additional borrowings, or additional issuances of its Class A Common Stock.

  The Company believes that the net proceeds of the Offerings, together with cash flow from operations and borrowings under the Company's current borrowing facilities, should be sufficient to fund its operations for the foreseeable future.

                                   BUSINESS

  The Company is a fully-integrated global children's television entertainment company which develops, acquires, produces, broadcasts and distributes quality animated and live-action children's television programming. The Company's current operations are conducted by (i) FCN, which operates the Fox Kids Network--the top-rated children's (ages 2-11) oriented broadcast television network in the United States and (ii) Saban, whose library of more than 3,700 half-hours of children's programming is among the largest in the world. The Company is the result of the joint venture launched in 1995 by Fox Broadcasting and Saban to match the complementary programming and broadcasting strengths of the Fox Kids Network and the international reach of Fox Broadcasting's parent company, News Corp., with the development, production, distribution and merchandising strengths of Saban. This combination has created a company with the ability to manage children's properties and brands from the initial creative concept through production, broadcast and the merchandising of related consumer products.

  Children represent an important and growing segment of the global consumer market. The steady rise in birth rates and an increase in children's purchasing power has resulted in increased marketing expenditures on products targeted toward children. In the United States alone, children influence spending decisions on over $150 billion worth of products annually. In order to reach this market, manufacturers and other companies targeting children devote significant resources to advertising and in the 1995-96 broadcast season, an estimated $725 million was spent in the United States on advertising directed at children. Spending by these advertisers is concentrated on television commercials; and over 80% of children report learning about new products through watching television. The growth in advertising expenditures aimed at children has led to the increased demand for children's programming from a growing group of basic cable and broadcast television services targeting children, including the Fox Kids Network and the Company's Saban Kids Network. While television programming targeted toward children in the United States has developed significantly over the past several years, the Company believes that the children's television entertainment market in most countries remains relatively underserved.

  The Company creates, produces and acquires quality animated and live-action children's television programming with brand-name characters and elements which are either widely known to children, such as Power Rangers, The Tick, X-Men and Bobby's World, or which are or have been developed or acquired due to their likelihood of maturing into popular brands. The Company produced 13 series in the 1995-1996 broadcast season and is currently producing 16 series for the 1996-1997 broadcast season, including Power Rangers, which since shortly after its launch in 1993 has been the highest rated children's television program in the United States, as well as in most of the international markets in which it is broadcast.

  The Company operates the Fox Kids Network, the leading U.S. children's broadcast television network, and the Saban Kids Network, an ad hoc syndicated distribution network. Collectively, these outlets will broadcast 26 1/2 hours of children's programming per week during the 1996-1997 broadcast season, more than double the number of hours broadcast by its nearest competitor, The Walt Disney Company. The Fox Kids Network, launched in 1990, will broadcast 19 hours of children's programming each week during the 1996-1997 broadcast season to 97% of U.S. television households, the broadest reach of any network targeting children. The Fox Kids Network was formed by Fox Broadcasting and most of the FOX Television Network member stations to provide children's programming weekday mornings and afternoons, and Saturday mornings. The Fox Kids Network has been the number one rated children's broadcaster for each of the past three seasons, and has had the highest viewership among children in its time period during 15 consecutive "sweeps" periods. According to Nielsen, 20 million children--approximately 52% of all children in the United States-- watch the Fox Kids Network at least once each month. This network affords advertisers the opportunity to reach children in a cost-effective manner, while ensuring a consistent "day-and-date" placement of their advertisements in each television market. The Fox Kids Network's advertising customers include virtually every major advertiser to children. The Company also distributes 7 1/2 hours of programming each week through the Saban Kids Network which enables its programming on a weighted average basis to reach over 86% of the television households in the United States.

  One of the essential attributes of quality children's programming is its "portability." Children's programming produced for exhibition in a particular country is considered "portable" because it can generally be modified at modest cost and resold for exhibition in other countries through editing and dubbing into other languages. The Company currently distributes its programming over terrestrial broadcast services in most major television markets throughout the world. To further capitalize on its broad library of children's programming and its current relationship with News Corp.--which has significant equity interests in cable and satellite services in most international markets--the Company has recently agreed or agreed in principle to launch full time or partial day "Fox Kids" branded DTH satellite and cable channels in various markets in Europe and Latin America. On October 19, 1996, the Company launched a Fox Kids branded channel as part of BSkyB's Sky Multichannels package, which through DTH and cable services, is currently estimated to reach over 5.5 million viewers in the United Kingdom and Republic of Ireland. Subject to completion of negotiation of definitive agreements, additional international channels are currently contemplated to be launched over the next two years on DTH and cable in Latin America and Asia. See "--
Distribution: Networks and Syndication--International Channels." In Australia, the Foxtel cable service has been carrying a Fox Kids Network children's channel segment since 1994 under a license recently assigned to the Company by Fox Broadcasting.

  Children's programming provides excellent opportunities for licensing and merchandising, and the Company has been successful in licensing its properties for use in toys and other children's products. The Company attempts to retain worldwide rights to its brands, and licenses their use to manufacturers for specific products in exchange for royalties, typically accompanied by cash advances. The Company currently has toy licenses with Bandai, Mattel, Hasbro and Toybiz, as well as licenses for other merchandise with over 500 licensees worldwide. The Company also realizes revenues through the distribution of its programs in the U.S. and international home video markets. Through an agreement in principle entered into with Fox Video, the Company is positioned to increase materially its presence in the children's home video market.

  The Company believes that as a result of its strengths in substantially all facets of the children's television entertainment business, it is well positioned to exploit a broad range of domestic and international children's entertainment opportunities, including television, merchandising, licensing and home video. The Company intends to expand its business in the United States by capitalizing on the network strengths of the Fox Kids Network and the production and distribution strengths of Saban. As satellite and cable services continue to expand and become more prevalent worldwide, the Company plans to launch additional international children's television channels under the "Fox Kids" name. As the Company continues to expand the distribution outlets which the Company controls, the Company believes that it will also be able further to develop new programs, grow its library of children's programming, build on its popular and branded characters and increase revenue from its licensing and merchandising activities.

INDUSTRY OVERVIEW

 Children's Television

  The U.S. television market is served principally by network-affiliated stations, independent stations and cable or satellite television operators. Historically, four major broadcast networks--ABC, CBS, FOX and NBC-- collectively have been watched by the vast majority of the television viewing audience. In recent years UPN and WB have been launched as new national broadcast television networks. Additional television entertainment options, including cable channels and DTH satellite services, have also been launched in recent years.

  The networks and cable channels have increased the amount of children's television programming broadcast in recent years. Because network affiliates generally broadcast network programming nationwide, generally at the same local time and on the same day, the formation of a children's network, such as the Fox Kids Network, has allowed advertisers to efficiently plan and execute their national advertising campaigns. As other networks recognized the value of providing programming for this audience, the number of services offering children's programming blocks has expanded. Weekend morning children's programming now airs on Fox Kids Network, ABC, CBS, UPN Kids and Kids WB. In addition, Fox Kids Network and Kids WB broadcast animated and live-action programming for children Monday through Friday mornings and afternoons. For the 1996-97 broadcast season, children's animated and live-action programming will occupy approximately 40 hours of air time per week on the U.S. broadcast television networks. UPN and the USA cable network, as well as many first-run syndicators, provide children's programming blocks on Sunday mornings. Cable channels which broadcast advertiser-supported children's programs include The Cartoon Network, Nickelodeon, USA cable network and The Family Channel.

  In the United States, an estimated $725 million was spent in the 1995-1996 broadcast season by advertisers on children, and expenditures have grown at an average annual rate of 13% since 1990. For the period from September 1995 through May 1996, national advertiser expenditures on television commercials targeting children, including major toy companies such as Mattel and Hasbro, other children's consumer product companies such as Kellogg's and Quaker Oats, and major fast food chains such as McDonald's, Burger King and Taco Bell were over $230 million in the aggregate.

  The growth in the number of international television outlets has created additional global demand for children's programming. The privatization of the international television industry has encouraged a ratings/revenue-oriented focus among international broadcasters, increasing the demand for high-quality television entertainment. Children's programs produced in the United States have enjoyed wide acceptance internationally. In addition, the number of cable and satellite programming services addressing the international community has grown significantly in recent years. These added programming services have created an opportunity for distributors, including the Company, to license simultaneously both traditional broadcast and DTH satellite programing rights within the same territory. International television, cable, DTH satellite and home video sales of a children's program produced in the United States can account for more than half of the revenue for a given program.

 Suppliers and Distributors

  Suppliers of television programming include the production divisions and affiliated companies of the major motion picture studios, independent production companies, syndicators, broadcast television networks, station owners and advertising agencies. These suppliers sell programming to broadcast networks or television stations for a fixed cash fee per episode, by barter, or by a combination of cash and barter. Virtually all children's programming sold though syndication is sold by barter, where a syndicator obtains commitments from television stations to broadcast a program at a certain time, retains a portion of the advertising time in the program in lieu of receiving cash licensing fees and sells the retained advertising time for its own account to national advertisers.

  Broadcasters of children's television programming in the United States consist primarily of networks (both over the air broadcast television networks and basic cable networks) and independent television stations. Distributors of children's programming generally sell television series to networks on a cash basis and sell to independent television stations on a barter basis. Networks typically pay a distributor a fixed cash license fee which entitles the network to a number of runs of a series over a defined period of time. Networks are generally entitled to retain 100% of the advertising revenues generated by the broadcast of a series and sell advertising spots to national advertisers on the basis of guaranteed ratings.

  Independent television stations, which obtain series programming through barter transactions, agree to provide a distributor with a certain number of advertising spots during each broadcast of the series on the station in exchange for the local broadcast rights. The advertising spots retained by the independent station are sold by the station on a local basis. The advertising spots retained by the distributor are sold to national advertisers on the basis of guaranteed ratings. Nielsen periodically publishes data on the percentage of viewers actually watching each program. If the actual viewership falls below the guaranteed rating, the distributor or network, as the case may be, generally provides the advertiser with "make-goods"--additional airings of the advertiser's commercial in order to achieve the promised audience level-- or in some cases, cash refunds. When selling national advertising time, the network or distributor typically holds back a certain number of advertising spots to be used as future "make-goods." Since stations do not receive any compensation for delivering ratings in excess of the guarantee, and "make-goods" lower the inventory of available commercial time which can be sold on an up-front basis, accurately predicting a series' rating is important to maximizing advertising revenues.

 Licensing and Merchandising

  In addition to utilizing television to advertise products to children, children's programming itself provides broad licensing and merchandising opportunities. Characters developed in a popular series, and often the series themselves, achieve a high level of recognition and popularity among children, making them valuable assets for the licensing and merchandising market, where they can provide attractive "branding" opportunities. The children's market is one of the fastest growing segments in licensed merchandising sales, with over 70% of the $6 billion spent in the United States on entertainment and character-related properties in 1995 relating to children-oriented products. Among the most popular licensed items are toys, t-shirts, food, dinnerware/lunch boxes, watches and soft vinyl goods such as boots, backpacks and raincoats. There are currently over 38 million children in the United States between the ages of 2-11, with approximately 4.5 million children entering the marketplace annually, and the average annual amount spent on toy purchases for a child up to ten years of age is estimated at between $240 and $300.

BUSINESS STRATEGIES

  The Company intends to continue to increase its presence in the children's television entertainment business, with the goal of becoming the leading worldwide producer, broadcaster and distributor of children's television programming. The principal elements of the Company's strategies for achieving this objective include the following:

    Develop Strong Branded Characters and Properties. Strong characters and names not only dramatically improve the ratings, longevity and worldwide distribution potential of programming, but also develop household name "franchise values," which are leveragable into merchandising, movies and spin-off and sequel shows. The Company intends to continue to create and develop new entertainment properties with potential franchise value and to further build on its existing and widely recognized institutional and programming brands. Some of the Company's programming, such as the Power Rangers, have already achieved franchise status, and their high consumer awareness should provide opportunities to generate revenues from multiple sources on a long-term basis (the Company expects to continue periodically to freshen these series with new characters and other creative elements). In addition, the Company's agreement with Marvel Entertainment Group ("Marvel") should provide access to many well-known comic book characters (see "--Programming--Relationships with Marvel and Toei"). On an institutional basis, the Fox Kids Network is a known leader in the United States, and the Fox Kids and Saban names are recognized by broadcasters internationally for popular and high quality programming. The Company intends to use its Fox Kids brand for all of its international channels.

    Maximize Revenue from Licensing and Merchandising. The Company intends to capitalize on the popularity and recognition of its properties in all media and markets, including toys, merchandising, home video and consumer products. The Company plans to leverage the expertise it has developed through its merchandising campaigns for Power Rangers, which have generated retail sales in excess of $2.0 billion since 1993, and the relationships it has built with major retailers, toy companies and more than 500 licensees worldwide, to exploit the merchandising and other ancillary revenue potential of its properties. Revenues from the licensing and merchandising of the Company's branded characters and properties have contributed materially to the Company's operating results, and represented approximately 35% of the Company's pro forma consolidated revenues for the fiscal year ended June 30, 1996.

    Strengthen U.S. Broadcasting and Distribution Operations. The Company strives to maintain and improve the ratings, reach and penetration of its U.S. broadcasting and distribution operations. The Fox Kids Network is the top-rated children's oriented broadcast television network in the United States, currently reaching 97% of the television households in the United States. The Saban Kids Network, an ad hoc syndicated network of independent stations, currently broadcasts 7 1/2 hours of children's programming each week, with market reach, on a weighted average basis, to over 86% of U.S. television households. The Company plans to seek to further improve its ratings for both of its U.S. services, and to expand the reach of its Saban Kids Network, by continuing to develop, acquire or license quality programming which is attractive to children. The Company, which has created such "hit" programs as the Power Rangers and Bobby's World, currently owns most of the underlying rights to 15 of the 21 programs broadcast on its networks, and will strive to increase the number of its owned programs broadcast. This integration of ownership and distribution has the potential to enhance the profitability of both the Fox Kids Network and the Company's programming. In addition, its competitive position and reputation have improved the Company's ability to attract quality sources for its programming, such as those series opportunities available to the Company under its recent agreement in principle with Marvel. See "--Programming-- Relationships with Marvel and Toei."

    Broaden International Television Channels. The Company believes that significant expansion opportunities exist in the international television markets, where the Company believes that children's programming has been relatively underserved. With its library of over 3,700 half-hour episodes of children's programming, a significant portion of which meet the "local content" requirement of various European countries, the Company intends to focus significant resources on the expansion of its international operations. The Company has an important strategic advantage because of its current relationship with News Corp., and News Corp.'s interests in international television distribution platforms have been helpful in securing carriage agreements on those platforms. The Company intends to expand globally the Fox Kids Network by launching "Fox Kids" branded cable and DTH satellite channels targeting children in all major territories, and the Company has recently entered into agreements or agreements in principle to launch channels in the United Kingdom and Republic of Ireland and Latin America, and is currently in active negotiations to launch several channels in Europe and Asia. See "--Distribution: Networks and Syndication-- International Channels."

    Expand Breadth and Depth of Programming Library. As services targeting children expand worldwide, competition for access to attractive children's programming has intensified. By owning a large, diversified library of easily portable children's television programming, the Company has been able to provide a consistent supply of programming for its own U.S. and international broadcast and distribution operations without reliance on third party suppliers, and believes that it is important to continue to expand this library. The Company intends to continue to build its library through internal creation, development and production, by pursuing co-production arrangements with international partners and by acquiring properties and libraries from third parties. In the twelve month periods ended June 30, 1994, 1995 and 1996, the Company added 165, 343 and 1,595 half-hour episodes, respectively, to its library, which as of June 30, 1996, included 3,721 half-hour episodes of children's programming.

  By managing every stage of the children's television business, from the creation and production of programming to the worldwide licensing and merchandising of properties, the Company believes it will be able to coordinate all forms of exploitation in tandem with the timing of television broadcasts on a worldwide basis with the goal of maximizing market reach and revenues.

PROGRAMMING

  The Company creates, produces and acquires quality animated and live-action children's television programming. The Company believes that its library of more than 3,700 half-hours of children's television programming is one of the largest children's libraries in the world. The principal programming objective of the Company is to develop or acquire on a cost-effective basis appealing characters and concepts that can be commercially exploited throughout the world through television exhibition, home video sales, licensing and merchandising.

  One of the essential attributes of quality children's programming is its "portability." Children's programming produced for exhibition in a particular country is "portable" because it can generally be modified at a modest cost and resold for exhibition in other countries through editing and dubbing into other languages. The Power Rangers live-action series is an example of this portability. Since its launch on the Fox Kids Network in August 1993, Power Rangers has been the number one rated children's television program in the United States. In 1992, the Company acquired rights from Toei, a leading Japanese film company, to adapt, as the Power Rangers, a Japanese program for sale and distribution throughout the world (other than certain parts of Asia). The genre of programming which includes Power Rangers has been continuously exhibited in Japan for over 25 years. By adapting the series for the U.S. television market and acquiring broad U.S. and international rights to license and otherwise exploit the series, the Company has developed a long-running popular television series with extensive brand appeal. For the year ended June 30, 1996, Power Rangers-related revenues (including broadcasting, licensing and other merchandising revenues) accounted for approximately $142.7 million, or 44% of the Company's pro forma consolidated revenues. From time to time, the Company refreshes the Power Rangers characters by changing their costumes and ethnicity and last year introduced a sequel, Power Rangers Zeo. Power Rangers is currently being broadcast in approximately 40 countries, including Germany, the United Kingdom, France, Latin America and Australia.

 Programming Library

  As of June 30, 1996, the Company's library of children's programming was comprised of 3,721 half-hour episodes. The two principal sources of the Company's programming library are (i) television series that have been originally produced by the Company for broadcast in the United States and internationally (approximately 1,160 half-hours) and (ii) programming produced by others for which the Company has acquired various distribution rights (approximately 2,561 half-hours), of which approximately 40% have been "freshened" with new scripts, voices and music prior to distribution. Of the Company's library, 1,262 half-hours are original co-produced programming that meet applicable European content requirements and are intended for initial broadcast in Europe.

  Approximately 86% of the library is animated programming, and the balance is live-action. The Company believes that its distribution rights are broad enough as to territory to permit it to meet broadcasters' requirements in markets throughout the world. Of the episodes in the Company's library, approximately 87% are parts of series consisting of 26 or more episodes, facilitating their distribution as complete series in the United States and international markets. The Company's international programming includes worldwide distribution rights to a 445 half-hour episode library of family-oriented programming acquired in the April 1996 acquisition of Paris-based Creativite & Developpement ("C&D"), a leading European producer of family entertainment, and a 706 half-hour episode library of animated children's programming acquired in the April 1996 acquisition of Vesical Limited, a library of international rights to programming originally produced by DIC. The Vesical library includes non-U.S. rights to classic series such as Inspector Gadget, Heathcliff and Dennis the Menace.

  The following table sets forth, as of June 30, 1996, the growth in the size of the Company's library. Approximately 31% of the library is relatively new, having been produced since 1995. Approximately 472 additional half-hour episodes were in production as of June 30, 1996 for release in 1997.

                                       TOTAL NUMBER OF EPISODES
                          ----------------------------------------------------------------
      YEAR ENDED                                                        EXISTING AT END OF
       JUNE 30,           PRODUCED               ACQUIRED                  FISCAL YEAR
      ----------          --------               --------               ------------------
         1990                80                     172                         945
         1991               169                     127                       1,241
         1992                29                     140                       1,410
         1993               117                      91                       1,618
         1994               152                      13                       1,783
         1995               267                      76                       2,126
         1996               284                   1,311                       3,721

 Creation and Development of Programming

  The Company has and will continue to pursue ideas and properties for original production from a number of sources. For example, the Company may acquire production, distribution and possibly other rights to an existing property (such as Marvel's X-Men or Francine Pascal's Sweet Valley High) or series (such as Power Rangers or Heathcliff), develop internally a new property based on an existing public domain property (such as Adventures of Oliver Twist) or create or acquire an entirely new idea or character (such as Eek! Stravaganza). The Company considers itself the producer of all series which it has financed or co-financed, and in which it owns substantial distribution rights. The Company has teams of employees in the United States and France involved in programming development and currently has over 35 projects in various stages of active development. In general, production does not commence without significant commitments for broadcasting by networks or independent television stations. Typically, the Company has seven months to one year to produce and deliver anywhere from 13 half-hour episodes (the typical number of episodes ordered for a weekly series) to 65 half-hour episodes (the typical maximum number of episodes ordered for a weekday series). The Company attempts to produce programming in a cost-effective manner while maintaining control over critical parts of the production process to ensure continued high quality. For example, with respect to programming in which the Company has assumed responsibility for physical production, freelance script writers are utilized but supervised by a Company production executive and certain labor-intensive animation work may be subcontracted to countries with relatively low-cost labor, while the Company handles or directly supervises both initial creative development and all post-production work.

  Pursuant to a letter agreement between them, Saban and UPN have each agreed, subject to any third party contractual restrictions and other conditions, to provide a Saban-UPN joint venture with a "first look" at any children's properties for which it owns or controls U.S. network television distribution rights, and, under certain circumstances, to co-finance the production of children's programming for first run on UPN. The current Bureau of Alien Detectors and The Mouse and the Monster series are being co-produced by this venture. As a result of certain disagreements among the parties, the parties are currently negotiating a termination of the letter agreement.

  The Company also produces most of the on-air promotions, sales films and public service announcements for its Fox Kids Network. The Company has received numerous national awards of recognition for its Fox Kids Network public service campaigns, including the George Foster Peabody Award, the International Monitor Award, the Parent's Choice Award and the National Education Association Award for the Advancement of Learning through Broadcasting.

  The following is a list of the programs currently being broadcast in the United States for the 1996-1997 broadcast season for which the Company owns or controls most of the underlying property and distribution rights.

                                    EPISODES
                                  IN PRODUCTION                YEARS
                                   FOR 1996-97     PROGRAM       ON
              SERIES                 SEASON       SCHEDULE      AIR        PROGRAM DESCRIPTION
              ------              ------------- ------------- -------- ------------------------
 Fox Kids Network:
    Big Bad Beetleborgs+               53       Weekday       premiere Three kids become comic
                                                                        book superheroes in
                                                                        this comedy-adventure
                                                                        series.
    Bobby's World*                      3       Weekday          7     Combines point of view
                                                                        of a 4-year old with
                                                                        spirit of Howie Mandel.
    Eek! Stravaganza*                   9       Weekday          5     The offbeat adventures
                                                                        of everyone's favorite
                                                                        feline and his zany
                                                                        friends.
    Power Rangers Zeo+                 40       Weekday          4     The next generation of
                                                                        the Power Rangers saga.
    Life With Louie*                   13       Saturday A.M.    2     Comedian Louie
                                                                        Anderson's childhood
                                                                        ups 'n downs of dodging
                                                                        bullies, eating pies
                                                                        and going on family
                                                                        vacations.
    The Tick*                          10       Saturday A.M.    3     A garden variety giant
                                                                        blue 400-pound crime
                                                                        fighter.
    X-Men*                             14       Saturday A.M.    5     Marvel comic book heroes
                                                                        still going strong
                                                                        after 30 years.
 Saban Kids Network:
    Masked Rider+                      13       Weekday          2     Alien superhero protects
                                                                        the earth while leading
                                                                        a normal life.
    Samurai Pizza Cats*                40       Weekday       premiere Futuristic feline
                                                                        superheroes save the
                                                                        world.
    Adventures of Oliver Twist*        13       Weekend A.M.  premiere Inspired by Charles
                                                                        Dickens' timeless
                                                                        classic.
    Eagle Riders*                      13       Weekend A.M.  premiere Secret agents who glide
                                                                        like birds in a battle
                                                                        against VORAK.
    Sweet Valley High+                 22       Saturday         3     Twins living the
                                                                        California dream.
    The Why Why Family*                13       Weekend A.M.  premiere Animated "edutainment"
                                                                        series.
 UPN:
    Bureau of Alien Detectors          13       Sunday A.M.   premiere Idealistic individuals
     (B.A.D.)*(1)                                                       defend humanity.
    The Mouse and the Monster*(1)      13       Sunday A.M.   premiere An 8-foot, one-eyed blue
                                                                        monster, Mo and his
                                                                        buddy, Chesbro the
                                                                        mouse.

- --------
 + Live-Action
 * Animation
(1) Financed by a joint venture between Saban and UPN; the Company controls worldwide merchandising and all international sales with respect to this series.

 Production Facilities

  The Company handles or directly supervises most aspects of the creative development of a property from initial concept through the post-production of a series, from the development of a story and writing of scripts to the production of voices, music and special effects. Of the 15 series listed in the foregoing table, 13 are being internally produced by the Company. The Company films all of its live-action series at its production facilities in Valencia, California. The Company also maintains a state of the art post-production facility in Los Angeles, California. The Company records all of the music for its programming and edits and adds audio and sound effects to its programming.

  The Company has a full-service animation studio in Paris which develops programming containing content that meets the local content requirements of various European countries for local broadcast television. The Paris studio has produced almost 200 half-hours of programming since its inception in 1990 and has an additional 78 half-hours in development for the Fall 1996 television season. In general, the Company enters into strategic co-production alliances to develop its French and European content programming. Many of the projects developed by the Paris studio are based upon existing, popular European characters, such as Iznogoud, which was based upon the popular comic books of Rene Goscinny, creator of Asterix (which have sold 350 million copies in Europe). Among the Company's European co-production partners are Canal Plus, France 2, M6 and Television Francaise 1 ("TF1") in France, Radio Television Luxembourg 4 ("RTLF4") in Holland, Compagnie Luxembourgois de Telediffusion ("CLT") in Luxemburg, British Broadcasting Company ("BBC") in the United Kingdom, Television Suisse Romande ("TSR") in Switzerland, Radio-Television Belge de la Communaute ("RTFB") in Belgium, Radiotelevisione Italiana ("RAI") in Italy, Tele 5 in Spain and Arbeitsgemeinschaft der Oeffentlichen Rechtlichen Rundfunkanstalten Deutschlands ("ARD") in Germany.

 Relationships with Marvel and Toei

  The two most significant third party sources for characters on which the Company bases original programming have been, and are currently expected to continue to be, Marvel and Toei.

  In June 1996, the Company and Marvel reached an understanding on the principal terms of an agreement granting to the Company the exclusive right to produce and distribute animated series, subject to other preexisting agreements, based on characters from Marvel's library of approximately 3,500 comic book characters, including Silver Surfer, Captain America and Daredevil. Marvel has agreed, subject to the negotiation and execution of definitive documents, to contribute a portion of the Company's production costs while the Company will bear all development and distribution costs. The parties are in the final stages of negotiations with respect to the definitive agreement, and the Company expects this agreement to be executed in the near future. The remainder of this paragraph assumes that the agreement is executed in its current form; no assurance can be given that the final agreement will not vary materially from the discussion which follows, or that any agreement will be executed. Pursuant to the agreement, the Company will commit to produce a minimum of 52 episodes of at least four new series over the next seven years. The Company will have worldwide television and home video distribution rights to all series produced for a period of 21 years. The term of the agreement may be extended for an additional three year period if during the first two years, the Company orders a minimum of 104 episodes and such programming is comprised of a minimum of 8 separate series, with each series based on a different Marvel character. While Marvel has retained all merchandising and other ancillary rights to its characters, the Company will receive a portion of worldwide merchandising revenues received by Marvel from characters or series broadcast on the Company's Fox Kids Network. The Company and Marvel will share U.S. syndication revenues. To date, the Company plans to develop, produce and distribute either a Silver Surfer or Captain America series for inclusion in the 1997-1998 Fox Kids Network schedule.

  Although the Company's relationship with Toei dates from the 1980's, it was through an August 1992 distribution agreement that the Company acquired the right to adapt elements of Toei's live-action programming into new series. The first adaptation resulted in Mighty Morphin Power Rangers. The distribution agreement granted the Company the exclusive right to acquire additional Toei live-action programming through March

1995, subject to extension by one year for each new series so acquired. To date, the Company has exercised this option nine times, thus extending its exclusive right to acquire additional series through March 2004. The additional series acquired by the Company have been used as the basis for additional Power Rangers episodes, VR Troopers, Masked Rider and Big Bad Beetleborgs. The distribution agreement grants the Company the right in perpetuity to distribute, adapt and exploit all elements and characters of these series in all non-Asian markets through all media outlets including television, video, music, soundtracks, theatrical use and literary publishing and all other ancillary rights. In general, the Company pays Toei a fee per episode for all rights to exploit the applicable property throughout the world (other than certain parts of Asia) in all media and pays Toei a royalty based on merchandising royalties and/or certain distribution revenues.

DISTRIBUTION: NETWORKS AND SYNDICATION

  The Company distributes its own programming, as well as the programming of others, throughout the United States and in major markets throughout the world. The Company is uniquely positioned as a distributor as a result of its strategic relationship with Fox Broadcasting and News Corp. and by reason of its large programming library. See "Risk Factors--Strategic Relationships with News Corp. and Fox," "--The Strategic Alliance with Fox/News Corp." and "-- Programming."

  In the United States, the Company operates the Fox Kids Network, the number one rated children's television broadcaster in its time slots for the last three seasons. Through the FOX Television Network, the Fox Kids Network reaches approximately 97% of U.S. television households. According to Nielsen, 20 million children--approximately 52% of all children in the United States-- watch the Fox Kids Network at least once each month. In the 1996-97 broadcast season, the Fox Kids Network will broadcast 19 televised hours of children's programming each week, of which approximately 12 hours will represent the Company's own programming. The Company has recently agreed or agreed in principle, to launch full time or partial day "Fox Kids" branded DTH satellite and cable channels in various markets in Europe and Latin America. On October 19, 1996, the Company launched a Fox Kids branded channel, as part of BSkyB's Sky Multichannels package, which through DTH and cable services is expected to reach more than 5.5 million viewers in the United Kingdom and Republic of Ireland. Subject to completion of negotiation of definitive agreements, additional international channels are currently contemplated to be launched over the next two years on DTH and cable in Latin America and Asia. In Australia, the Foxtel cable service has been carrying a Fox Kids Network children's channel segment since 1994 under a license recently assigned to the Company by Fox Broadcasting.

  In the United States the Company also distributes programming through syndication to independent television stations. One of the Company's current distribution strategies in the United States is to package some of its original and library programming under the Saban Kids Network name. In the 1996-97 broadcast season, the Company will distribute under the Saban Kids Network name a block of 7 1/2 hours of programming each week which, on a weighted average basis, reaches over 86% of the television households in the United States. See "--Syndication."

 Fox Kids Network

  The Fox Kids Network, launched in September 1990, is the result of an arrangement between Fox Broadcasting and participating FOX Television Network member stations which formed a broadcast television network focused on children (ages 2-11). This Network was the first television network to broadcast children's programs during the week (Monday through Friday) as well as on Saturday. The guiding philosophy of the Fox Kids Network is to provide a diverse slate of quality entertainment targeted toward children. Of its 19 hours of children's programming per week, the Fox Kids Network generally broadcasts four hours on Saturday mornings, one hour each weekday morning and two hours each weekday afternoon. At least three hours of programming each week are dedicated to educational programming for children. See "--Government Regulation."

  Now in its sixth broadcast season, the Fox Kids Network currently is carried by 172 affiliated stations (the "FOX Kids Network Affiliates"), including ten of Fox Television Station, Inc.'s ("FOX Television") 12
currently owned and operated stations ("Fox O&O's") and (representing over 91% of the FOX Television Network member stations). The Fox Kids Network Affiliates currently reach approximately 97% of all U.S. television households. According to Nielsen, 20 million children--approximately 52% of all children in the United States--watch the Fox Kids Network at least once each month. The Fox Kids Network produces and acquires programs, markets and promotes those programs, makes its schedule available to its Fox Kids Network Affiliates and sells network advertising.

  Under an Administration Agreement between Fox Broadcasting and FCN, Fox Broadcasting agreed to perform certain of FCN's activities, including network national advertising sales and the administration thereof, commercial trafficking and broadcast operations (including the delivery of programming to the Fox Kids Network Affiliates) and overhead charges related to Fox Broadcasting's in-house administrative support in the areas of research, promotion, business affairs, legal affairs and accounting. In exchange for these services, FCN agreed to pay Fox Broadcasting an administrative fee, which is currently equal to 15% of the net advertising revenues derived from Fox Kids Network national commercials and other advertising. Effective June 1, 1995, Fox Broadcasting assigned all of its rights under this agreement to the Company, including the rights to such fees, and agreed to continue to provide the Company for a one-time fee (which has been paid) all uplink, transponder and other facilities necessary to deliver via satellite Fox Kids Network programming for broadcast to the Fox Kids Network Affiliates, as well as certain other services. See "Certain Transactions--Formation of the LLC and the Reorganization."

  The extensive reach of the Fox Kids Network affords Fox Kids Network advertisers substantial day-and-date capacity to conduct nationwide advertising campaigns. The Company believes that day-and-date capacity, coupled with programming which has won 15 consecutive sweeps victories, has resulted in the Fox Kids Network achieving the highest advertising rate structure among all of the competitors for its target audience of children (ages 2-11).

  Advertising. Substantially all of the revenues of the Fox Kids Network are derived from national network advertising and the merchandising of its characters and related series elements. Of the top 20 advertisers targeting children who advertised on FOX, ABC, NBC, Nickelodeon and The Cartoon Network, the Company believes that over $110 million, or over 45% of their total U. S. children's television advertising budgets for the 1995-1996 broadcast season, were spent on national advertising on the Fox Kids Network. The following advertisers are representative of those who have historically advertised on the Fox Kids Network on a regular basis:

      FAST FOOD            CEREAL
      FRANCHISES        MANUFACTURERS                TOY COMPANIES
      ----------        -------------                -------------
     Burger King
         Corp.           Kellogg Co.          Hasbro Inc.        Nintendo Co.
   McDonald's Corp.  Quaker Oats Company   Lego Systems Inc.     Toybiz Inc.
   Taco Bell Corp.      Post Cereals     Lewis Galoob Toys Inc. Tyco Toys Inc.
   Wendy's Interna-                           Mattel Inc.
     tional, Inc.

        FOOD AND BEVERAGE
            COMPANIES        ENTERTAINMENT COMPANIES       CANDY COMPANIES
        -----------------    -----------------------       ---------------
        Campbell Soup Co.              Fox               Hershey Foods Corp.
          Coca Cola Co.         Time Warner Inc.              Mars Inc.
              Kraft          The Walt Disney Company          Nestle SA
             Nabisco                                   William Wrigley Jr. Co.
           Oscar Mayer
         Pepsi-Cola Inc.

  Ratings and Programming. The following table sets forth, for each of the broadcast seasons indicated, the average number of weekly hours of children's programming which appeared on the Fox Kids Network, the number of FOX Television Network member stations carrying the Fox Kids Network, and clearance information.

                                                    BROADCAST SEASON
                          ---------------------------------------------------------------------
                          1990-1991 1991-1992 1992-1993 1993-1994 1994-1995 1995-1996 1996-1997
                          --------- --------- --------- --------- --------- --------- ---------
Average Number of Weekly
 Hours Broadcast........     5.5      10.5        19        19        19        19        19
Fox Kids Network
 Affiliates:
  Independent Fox
   television member
   stations(1)..........     133       143       150       152       145       130       142
  Fox O&O's.............       7         7         7         8         8        12        12
  Non-Fox member
   stations(2)..........      --        --        --        --         8        19        18
                             ---      ----       ---       ---       ---       ---       ---
    Total...............     140       150       157       160       161       161       172
% of Coverage of U.S.
 Television Households..      91%       92%       94%       95%       95%       97%       97%

- --------
(1)Stations which carry both FOX prime-time and Fox Kids Network.
(2)Stations which carry only Fox Kids Network.

  The following table sets forth, for each of the broadcast seasons indicated, ratings and share information relating to the Fox Kids Network, Monday through Saturday, and as compared to ABC, CBS, NBC and Kids WB for Saturday mornings, as well as Fox Kids Network's Saturday morning rank. In the television industry, for the 1996-1997 broadcast season each kids 2-11 rating point represents an estimated 388,900 children, or 1% of the total number of children (ages 2-11) in the United States, and references to one share point are to 1% of these children who are watching television during the time slot involved. In the past two seasons, the Fox Kids Network has experienced some erosion in its ratings due to the increasing competition from cable television and other forms of entertainment targeted at children. Despite the decline in ratings, the Fox Kids Network garnered a 20 share for the 1995-96 season--more than one in five children watching television at the time Fox Kids Network was broadcasting was watching the Fox Kids Network.

                                                     BROADCAST SEASON
                         ------------------------------------------------------------------------
                         1990-1991 1991-1992 1992-1993 1993-1994 1994-1995 1995-1996 1996-1997(3)
                         --------- --------- --------- --------- --------- --------- ------------
Kids 2-11 Rating/
 Share(1):
 Fox Kids (M-Sat.)......  3.4/15    3.5/20    4.3/24    5.7/30    5.1/30    3.3/20      3.5/21
 Fox Kids (M-F Only)....  4.7/25    4.0/24    4.6/27    5.4/33    4.9/31    3.0/21      2.6/19
 Fox Kids (Sat. Only)...  3.2/15    3.7/16    5.2/21    6.6/27    5.7/25    4.4/20      5.1/22
 ABC (Sat. A.M.)........  5.9/23    5.0/21    4.6/19    4.1/17    3.5/15    2.5/12      2.9/13
 CBS (Sat. A.M.)........  6.6/26    5.5/22    4.7/19    3.9/16    3.0/13    2.3/10      1.5/7
 NBC (Sat. A.M.) (2)....  4.2/16    3.6/14    2.6/10    1.2/5     1.5/6     1.4/6       1.3/6
 Kids WB (Sat. A.M.)....    n/a       n/a       n/a       n/a       n/a     1.9/9       1.7/8
Fox Kids Saturday A.M.
 Rank...................      #4        #3        #3        #1        #1        #1          #1

- --------
(1) Ratings are for children, ages 2-11, in the Monday-Saturday television schedule. Fox Kids Network remains the leader in children's broadcasting.
(2)NBC has changed the focus of its programming for Saturday morning from children to teens.
(3)Represents the period from September 7, 1996 through September 14, 1996.

  The current Fox Kids Network schedule for the 1996-1997 broadcast season is set forth below. The Company believes that the programming designated below as "educational" complies with the FCC's requirement that broadcast television stations show at least three hours of "educational" programming per week.

                         SATURDAY MORNING PROGRAMMING

  TIME PERIOD                                           YEARS ON
     (EST)            PROGRAM            PRODUCER         AIR       PROGRAM DESCRIPTION
  -----------   ------------------- ------------------- -------- ------------------------
 8:00-8:30 AM   C Bear & Jamal      Film Roman          premiere Life of Jamal Wingo, a
                 (educational)                                    10-year old African-
                                                                  American boy, whose
                                                                  thrift-store teddy bear
                                                                  comes to life.
 8:30-9:00 AM   Big Bad Beetleborgs The Company         premiere Three kids become comic
                                                                  book superheroes in
                                                                  this comedy-adventure
                                                                  series.
 9:00-9:30 AM   Casper              Universal Family       1     The friendly ghost.
                                    Entertainment
 9:30-10:00 AM  Spider-Man          Marvel Films           3     Based on the most
                                    Animation                     popular Marvel comic
                                                                  book hero in history.
 10:00-10:30 AM Goosebumps          Scholastic/Protocol    2     Based on the best-
                                                                  selling suspense novels
                                                                  by R.L. Stine.
 10:30-11:00 AM Life With Louie     The Company            2     Comedian Louie
                                                                  Anderson's childhood
                                                                  ups 'n downs of dodging
                                                                  bullies, eating pies
                                                                  and going on family
                                                                  vacations.
 11:00-11:30 AM X-Men               The Company            5     Marvel comic book heroes
                                                                  still going strong
                                                                  after 30 years.
 11:30 AM-      The Tick            The Company            3     A garden variety, giant
 12 NOON                                                          blue 400-pound crime
                                                                  fighter.

                              WEEKDAY PROGRAMMING

  TIME PERIOD                                           YEARS ON
     (EST)            PROGRAM            PRODUCER         AIR       PROGRAM DESCRIPTION
  -----------   ------------------- ------------------- -------- ------------------------
 7:30-8:00 AM   Bobby's World       The Company            7     Combines point-of-view
                                                                  of a 4-year old with
                                                                  the spirit of comedian
                                                                  Howie Mandel.
 8:00-8:30 AM   Where On Earth      DIC                    4     Master thief Carmen
                Is Carmen Sandiego?                               Sandiego is tracked
                 (educational)                                    down by teen super
                                                                  sleuths while teaching
                                                                  viewers geography, art
                                                                  and history.
 3:00-3:30 PM   Eek! Stravaganza    The Company            5     The offbeat adventures
                                                                  of everyone's favorite
                                                                  feline and his zany friends.
 3:30-4:00 PM   The Adventures of   Warner                 3     The Dynamic Duo use
                Batman & Robin                                    their powers to protect
                                                                  the citizens of Gotham
                                                                  City.
 4:00-4:30 PM   Big Bad Beetleborgs The Company         premiere Three kids become comic
                                                                  book superheroes in
                                                                  this comedy-adventure
                                                                  series.
 4:30-5:00 PM   Power Rangers ZEO   The Company            4     The next generation of
                                                                  the Power Rangers saga.

  Fox Kids Affiliation Agreements. Currently, more than 91% of the FOX Television Network member stations, including ten of the 12 Fox O&O's, carry the Fox Kids Network pursuant to their affiliation agreements with Fox Broadcasting. These affiliation agreements expire over the next two to ten years and there can be no assurance that they will be renewed. See "Risk Factors--Possibility of Non-Renewal of Fox Kids Network Affiliated Stations."

  The Fox Kids Network affiliation agreements provide that FCN is to pay to each of the Fox Kids Network Affiliates (including the Fox O&O's) participations based upon the "net profits" (as defined) of FCN, with the participations allocated among the Fox Kids Network Affiliates based upon each affiliate's percentage of audience delivery as compared to the other Fox Kids Network Affiliates. "Net profits" is defined on a cumulative basis to include amounts actually received by FCN from the exhibition, distribution and other exploitation of Fox Kids programs and the merchandising and other rights relating thereto, less administrative fees, production/license fees, distribution and merchandising fees (including those payable to the Company), overhead and other expenses and reserves. Certain of the Fox O&O's have waived in favor of the Company their rights to receive these participations, and the amounts of their participations are retained by the Company, representing through June 30, 1996 $4.7 million, or approximately 31% of the total amounts paid to all Fox Kids Network Affiliates.

  The non-Fox O&O Fox Kids Network Affiliates have appointed a board of their members (the "Affiliate Board") for the purpose of representing all of the non-Fox O&O Affiliates in dealings with FCN. On behalf of the Company, Fox Broadcasting from time to time meets with the Affiliate Board to review the operations and operating policies of FCN and the Fox Kids Network.

  In connection with the announcement of the Reorganization to the Fox Kids Network Affiliates, the Company has offered to the Fox Kids Network Affiliates that, should the Company launch a block of children's programming on a U.S. cable channel, the Company would share with the Fox Kids Network Affiliates 50% of the "net profits" (adjusted to deduct all costs related to the cable channel and a 15% administrative fee) realized by the Company from such block of programming. In addition, the Company has offered to guarantee that, for the five-year period commencing January 1, 1997, profits (including net profits from both cable operations and from FCN) distributed to the Fox Kids Network Affiliates as a group (including certain of the Fox O&O's, who have, however, waived their rights to receive their share of these participations in favor of the Company) will aggregate at least $75 million. To the extent that net profits distributed in any year during the guarantee period are less than $15 million, the Company would advance the shortfall. To the extent that net profits distributable in any year during the guarantee period exceed $15 million, the Company would be entitled to credit the excess against advances previously paid or thereafter due. The Fox Kids Network Affiliates are currently considering this offer.

  On July 17, 1996, News Corp. agreed, subject to customary closing conditions, to acquire New World Communications Group Incorporated ("New World"), which owns 11 television stations (one of which, an NBC affiliate is scheduled to be sold). Although none of the New World stations had carried the Fox Kids Network, one of these stations has agreed, commencing September 14, 1996, to provide clearance of the Fox Kids Network's Monday through Saturday line-up in addition to FOX prime-time, news and sports coverage. All of the New World stations are located in markets currently served by existing Fox Kids Network Affiliates.

  Promotions. The Company also promotes the Fox Kids Network with innovative contests, promotions and other programs targeting children, including the following:

    Contests. The Company regularly sponsors contests, such as Fox Kids McWorld Home Arcade, in which over 650,000 entries were received from children, and the winner received four full-sized arcade games. Contests have been effective ways to promote the Company's television programs because they appeal to children and at the same time provide valuable information about the Company's programming.

    Fox Kids Club. Fox Kids Club is a club linking the Fox Kids Network with over 5.3 million of its viewers. The Company publishes a monthly full-color magazine called Totally Kids, which includes games, articles and celebrity interviews, that is mailed to each club member's household. In addition, the Company sells advertising in the magazine and allocates space to each of its local affiliates so that the magazine is tailored to the broadcast schedule of each local market.

    Fox Kids Countdown. Fox Kids Countdown is a nationally syndicated weekly radio program for children which is currently broadcast by 183 radio stations. The Company produces a two hour top contemporary hits countdown show, including guest hosts from the Company's shows, and national sponsorships from such companies as McDonald's, Marvel and Bandai. Fox Kids Countdown provides an attractive way to reach current and potential viewers, and to extend the Company's brands though the exploitation of additional media outlets.

    Fox Kids Website. Fox Kids Network launched its Fox Kids Cyberstation (www.foxkids.com) site on the World Wide Web on July 1, 1996. This website includes excerpts from Totally Kids magazine, inside scoops on the Company's programming, contests and coloring books featuring, for example, The Tick, Goosebumps and Eek! Stravaganza. The Website also offers children the opportunity to join the Fox Kids Club.

 Syndication

  Saban Kids Network. The Company syndicates programming, currently under the Saban Kids Network name, to television stations with market reach on a weighted average basis of over 86% of television households in the United States. For the 1996-1997 broadcast season, two Monday through Friday half-hour television shows and five weekly half-hour series are being broadcast. The Company intends to attempt to increase its share of broadcasting hours in existing markets by continuing to provide broadcasters with attractive syndicated programming and by using its available resources, including its extensive library, to offer additional programming to existing and potential program distributors. Distribution through the Saban Kids Network affords the Company the opportunity to generate additional revenues at modest additional cost by exploiting its existing library and broadcasting lower cost acquired programming. Beginning in the 1996-1997 broadcast season, Fox Broadcasting's advertising sales staff has assumed responsibility for sales of advertisements for the Saban Kids Network; one apparent result of this arrangement has been a 14% increase in average advertising rates for Saban Kids Network's programming. The following table sets forth, for each of the seasons indicated, the average number of weekly hours of children's syndicated programming distributed by Saban, as well as ratings and clearance information. The Company began using the name "Saban Kids Network" in the 1996-1997 broadcast season.

                                                        BROADCAST SEASON
                                                  -----------------------------
                                                  1994-1995 1995-1996 1996-1997
                                                  --------- --------- ---------
Average Number of Weekly Hours...................      4.0       4.5     7.5
Average Ratings (children 2-11)..................      1.9       1.1     n/a
Average Percent of Coverage of U.S. Television
 Households......................................     79%       75%      86%

 International Channels

  The Company believes that it is positioned strategically to take advantage of growth in international DTH satellite and cable television services and the resulting increase in demand for television programming, including through its current relationship with News Corp. In addition to its recent launch of Fox Kids branded DTH satellite and cable channels in the United Kingdom and Republic of Ireland, the Company is in active discussions and negotiations to launch additional Fox Kids branded channels on other distribution platforms throughout the world. Except with respect to British Sky Broadcasting Group plc ("BSkyB") and certain Latin American cable operators, the Company has not yet reached agreement as to the terms of carriage, and no assurance can be given that the parties will be able to reach such agreement, or that any such agreement will be on terms favorable to the Company.

  United Kingdom and Republic of Ireland. On October 19, 1996, pursuant to an agreement with BSkyB, the Company launched a Fox Kids channel as part of BSkyB's Sky Multichannels package, a service which, through DTH and cable, is currently estimated to reach over 5.5 million viewers in the United Kingdom and Republic of Ireland. News Corp. holds a 40% interest in BSkyB, a public company, which operates the leading pay television broadcasting service in the United Kingdom and the Republic of Ireland. The Fox Kids channel is carried from 6 a.m. to 7 p.m. each day. The term of the agreement is eight years. The Fox Kids Channel is part of the Sky Multichannels DTH package, sharing a transponder with Sky2 which occupies the balance of the schedule each day. As part of its agreement with BSkyB, the Company has acquired, for approximately $3.7 million, all of BSkyB's United Kingdom license rights to approximately 1,400 half-hours of children's programming which had been acquired for broadcast by BSkyB prior to launch of this channel. BSkyB also carries Nickelodeon, a 24-hour service targeting children. In September 1996, media reports in the United Kingdom disclosed that Viacom, which owns Nickelodeon, had expressed concerns about the carriage of the Fox Kids Network on BSkyB, and was considering filing an action for injunctive relief to prevent launch of the Company's channel on BSkyB. To the knowledge of the Company, at the date of this Prospectus, no such action had been filed. The Company is unable at this time to assess the merits of Viacom's reported position. Should such an action be filed, and should Viacom prevail, the Company's ability to launch a United Kingdom-targeted children's service could be materially and adversely affected.

  Latin America. Since 1994, Canal FOX, a general entertainment channel servicing 19 countries in Latin America (and reaching, in June 1996, approximately 5.9 million households), has carried a Fox Kids-branded children's programming block under a license agreement between FCN and Canal FOX, which expired in September 1996. Revenues to the Company under this license have not been material. It is anticipated that the Fox Kids-branded channel will be carried over the pan-regional channels described below, commencing November 1, 1996.

  The Company plans to launch its own 24 hour Fox Kids-branded pan-regional Latin America DTH satellite and cable channels, which will simultaneously broadcast programming in Spanish, Portuguese and English, and is currently in active negotiations with a number of DTH satellite and cable operators for carriage of this service. The following paragraphs describe the current status of these operations.

  On November 1, 1996, the Company is scheduled to launch the Fox Kids channel in Brazil over NetSat Serbicos Ltda. ("NetSat"). NetSat is a DTH satellite platform which currently reaches over 100,000 Brazilian households, and is 36% owned indirectly by News Corp. The Company is also currently negotiating carriage of this channel on various Brazilian cable systems.

  The Company expects shortly to reach agreement to launch the Fox Kids channel over various cable services in the balance of South America, commencing November 1, 1996. Subject to the negotiation and execution of agreements, the Company intends to expand the channel to Mexico (DTH satellite and cable) and Central America in December 1996. The Company is also in preliminary discussions for the launch of the Fox Kids channel on DTH satellite and cable platforms covering the balance of South America during the first half of 1997.

  The launch of each of these services is dependent on the conclusion of negotiations concerning the terms of carriage. No assurance can be given that agreement will be reached in time to meet the Company's launch schedule, or that any or all of these channels will be launched.

  Australia. Foxtel, an Australian-based cable service, has carried a Fox Kids Network children's channel segment since 1994 under a license agreement between Foxtel and an affiliate of Fox Broadcasting. This license was recently assigned to the Company. Revenues to the Company under this license are not material. Foxtel is a 50/50 partnership between News Corp. and the Australian telephone company, Telstra.

  Asia, India and the Pacific Rim. STAR TV is a 100% owned subsidiary of News Corp., and is currently the Asia Pacific region's largest DTH satellite television broadcaster (News Corp. has entered into a binding agreement to sell 7.5% of its interest in STAR TV to a third party). STAR TV broadcasts television and radio programming over an area covering all of China and India, as well as approximately 50 other countries. The Company has recently entered into exploratory negotiations with STAR TV for carriage of Fox Kids branded services over various STAR TV platforms.

  Germany. The Company has commenced discussions with DF1, a DTH satellite joint venture between BSkyB and Germany's Kirsh Group, for the carriage of a Fox Kids channel targeting German speaking Europe.

 International Distribution

  The Company also distributes its programming to others on a worldwide basis. The Company believes that by owning and controlling the international distribution rights to its programming, it not only can generate significant revenue from the sales of its programming, but can also establish an international presence for the Company and its properties which should support its international licensing and merchandising efforts. The Company is currently party to distribution arrangements with international television broadcasters and distributors to exhibit and distribute the Company's programming to over 375 terrestrial, cable and satellite distribution platforms in approximately 100 countries. The Company has also used its international presence to expand its operations in emerging television markets.

  In January 1996, the Company entered into a distribution agreement with ARD, the largest broadcaster in Germany, pursuant to which the Company agreed to grant to ARD rights to at least 24 two-hour movies for television ("telefilms"), six co-produced animated children's program series (consisting of Jim Knopf, Wunschpunsch, Walter Melon, The Why Why Family, Princess Sissi and The Adventures of Oliver Twist), plus any coproduced series based on German author Michel Ende's stories for which the Company controls the rights, and 390 half-hour episodes of other children's animated programs. The territory is limited to German-speaking Europe. ARD's rights include the right to transmit (with unlimited runs), broadcast, exhibit, dub and sublease within its territory each telefilm and series, and to receive a profit participation, as defined in the agreement, in net revenues, from the distribution of certain properties covered by the agreement. The terms are ten years for the telefilms, thirteen years for the six co-produced series and seven years for the other half hour episodes.

MERCHANDISING AND LICENSING

  The Company capitalizes on its popular characters and properties by entering into licensing agreements with manufacturers and retailers of children's products. By controlling licensing and merchandising rights, the Company earns revenue from the sale of products while limiting the costs and risks associated with manufacturing, distributing and marketing merchandise. The revenue derived from licensing and merchandising depends not only on the success, recognition and appeal of a character, but also on the quality and extent of the marketing efforts of the Company and its licensees. Sales of licensed products also help the Company's shows by promoting the Company's characters.

  The Company has entered into toy license agreements with a number of toy manufacturers pursuant to which the toy companies are given the exclusive right to create, manufacture and develop toys representing characters from the Company's series. For example, the Company has toy licenses with Bandai covering Power Rangers, Masked Rider and Big Bad Beetleborgs, with Hasbro covering VR Troopers, with Mattel covering Bureau of Alien Detectors and with Toybiz covering Space Strikers. These licenses generally grant the exclusive right to manufacture and sell toys based upon the characters and other creative elements in the licensed series. Pursuant to these agreements, the Company generally receives an up-front advance that is non-refundable but credited against royalties, generally based on a percentage of net sales of the licensed product. The Company also retains approval rights regarding advertising, packaging and the quality of its licensed product, as well as continued ownership of the copyright and trademark. For the year ended June 30, 1996, the Company's licensing and merchandising activities represented approximately 35% of the Company's pro forma consolidated revenues.

  The Company has licensing arrangements in place with over 500 different licensees for consumer products targeting children, such as apparel, school supplies, watches and dinnerware/lunch boxes. Merchandise based on the Company's characters and properties is sold in approximately 60 countries throughout the world.

  The following table sets forth examples of the licensee and products for some of the more than 60 licensees of the Power Rangers series.

   LICENSEE                               PRODUCTS INCLUDING
   --------                               ------------------
   Aladdin Properties                     Plastic lunch kits
   Bandai                                 Toys including action figures and video games
   Best Personalized Books                Childrens' books
   Butterick Company                      Halloween costumes and sweatshirts
   Colgate-Palmolive Company              Colgate Plus toothbrush
   Ero Marketing                          Backpacks and other soft vinyl goods
   Fruit of the Loom, Inc.                Girl's and boy's underwear
   Good Humor-Breyers Ice Cream           Frozen novelties
   Hasbro                                 Games and puzzles
   High Point Knitting                    Belts, hats and other apparel
   Milton Appel Co., Inc.                 Childrens' optical frames
   R. F. Frookies                         Cookies and candy
   Springs Industries                     Sheets and other bedding products
   Toybiz                                 Fitness sets and remote control vehicles
   Tyco Industries                        Individual films and film viewers
   Zebco Corporation                      Fishing rods & reels and fishing tackle

HOME VIDEO AND TELEFILMS

  Home Video. The Company produces direct-to-video feature films, in addition to granting home video distribution rights to manufacture and distribute video cassettes based upon its television programming. For example, the Company has acquired the rights to produce films based upon the characters "Casper" and "Richie Rich." The Company has also acquired the rights to produce new live-action television specials and series programs based upon the "The Addams Family" characters. The Company also receives royalties from the sale of home video cassettes of its television programming.

  Telefilms. The Company, through its Libra Pictures division, acquires international distribution rights to telefilms--ranging from 12 to 15 motion pictures per year over the past three years. While the Company occasionally acquires U.S. rights to these films, the primary objective of acquiring telefilms is to complement the Company's international sales activities. These films are typically targeted at prime time audiences and consist of dramas, thrillers and action/adventure features. The films typically have a budget of less than $2.0 million, but include one or more "name" actors to enhance the film's commercial appeal. The Company distributes these features internationally to television broadcasters and home video distributors and generally seeks to limit its cost for such international distribution rights to less than $800,000 per film.

THE STRATEGIC ALLIANCE WITH FOX/NEWS CORP.

  News Corp., along with its subsidiaries, including Fox Broadcasting, is a diversified international communications company principally engaged in the production and distribution of motion pictures and television programming; television broadcasting; the publication of newspapers, magazines, books and free standing inserts; computer information services; and digital broadcasting systems. As of September 1, 1996, the FOX Television Network had 165 prime time primary television station affiliates and seven prime time secondary television station affiliates across the United States, including 12 Fox O&O's, reaching over 96% of U.S. television households. Each television station affiliate is a party to an affiliation agreement with Fox Broadcasting, which governs the terms of the relationship between them.

  The Fox Kids Network is distributed to its Fox Kids Network Affiliates over the same broadcast facilities as the FOX Television Network. In December 1995, Fox Broadcasting and certain of its affiliated companies (the "Fox Parties") entered into a long-term strategic alliance with the Company for the mutual support of the Fox Parties and the Company in the children's entertainment business. See "Certain Transactions."

  Set forth below is a summary of certain of the material portions of the relevant strategic alliance provisions contained in the Asset Assignment Agreement (the "Asset Assignment Agreement"), pursuant to which the Fox Parties assigned, effective as of June 1, 1995, certain assets and interests to the Company. See "Certain Transactions." This summary is qualified by reference to the full Asset Assignment Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    License of "Fox" Name. The Fox Parties granted to the Company, on the terms set forth in the Asset Assignment Agreement, the perpetual worldwide exclusive right to use the name "Fox" in conjunction with the words "Kids," "Kid" or "Children," and agreed not to use or license the name "Fox" to others for similar purposes.

    New Services and other Noncompetition Provisions. The Fox Parties agreed not to operate in the United States any broadcast, cable or non-standard programming service targeted at children, ages 2-11 (a "kids' service") other than Fox Kids Network. If the Fox Parties at any time determine to acquire a new kids' service anywhere else in the world, which kids' service would bear the "Fox" name, they are required to provide the Company, pursuant to the terms of the agreement, with a right of first refusal to acquire and own that new kids' service. Moreover, should the Fox Parties or any of their affiliates at any time acquire a television, cable or satellite network or any other business which includes a kids' programming service, the Fox Parties will be required to offer the Company, pursuant to the terms of the Asset Assignment Agreement, the right to acquire and own that kids' service.

    First Right to Fox Parties Originated Programming. The Fox Parties have agreed to provide the Company with the first right to acquire first run exhibition rights to any new programming suitable for a kids' service ("kids' programming") prior to its sale or license to any third party; however, the Fox Parties may freely license kids' programming to any broad based entertainment network (which is not a kids' service) for prime time or late night broadcast and programming derived from properties (such as The Simpsons) not originally launched on the Fox Kids Network.

  The Company is working with News Corp. to capitalize on the international demand for quality children's programming. In addition to its current channel in the United Kingdom, the Company plans to launch additional new children's television channels, generally using the name "Fox Kids," on television distribution platforms in certain of the territories in which News Corp. has an interest in such platforms. See "--Distribution: Networks and Syndication-- International Channels."

  Other Fox Services. The Company has historically maintained a close working relationship with the Fox Parties, pursuant to which the Company and its operating subsidiaries have been granted access to the Fox Parties' motion picture studio and other ancillary facilities, as well as their distribution and administrative services (see "Certain Transactions"), and, although the Fox Parties are not generally obligated to provide these or similar services in the future, the Company intends to seek access to these services where the Company believes that they may be beneficial to the Company.

  For example, although the Company has no current plans generally to enter the theatrical feature film business, in 1995 the Company's Mighty Morphin Power Rangers motion picture, which had U.S. box office receipts in excess of $38 million, was financed, produced and distributed worldwide by Twentieth Century Fox.

The Company is currently producing a lower budget sequel to the initial Power Rangers movie which is expected to be released in the Spring of 1997. The sequel will be produced and financed by the Company and will be distributed worldwide by Twentieth Century Fox. Twentieth Century Fox will be responsible for all print and advertising costs and will retain a distribution fee after recouping its print, advertising and other distribution costs; all other net receipts after fees and costs will be remitted to the Company. While the Company has no definitive plans to produce future feature films for theatrical release, the Company may determine that it is appropriate to produce a motion picture based on one of its programs. The Company is required to afford Twentieth Century Fox the first right of negotiation with respect to the distribution of any of these films. The Company also is planning to produce within the next 18 months three direct to video films, including sequels to Casper, Richie Rich and The Addams Family. See "--Home Video and Telefilms." It is anticipated that all of these films will be co-produced with Twentieth Century Fox and distributed in the home video markets by Fox Video, with the exception of Richie Rich, which will be distributed in the home video markets by Warner Bros.

COMPETITION

  The businesses in which the Company engages are highly competitive. Each of the Company's primary market business operations is subject to competition from companies which, in some instances, have greater production, distribution and capital resources than those of the Company.

  Production. The Company competes on the basis of relationships and pricing for access to a limited supply of facilities and talented creative personnel to produce its programs. The Company competes with major motion pictures studios, such as Warner Bros. and The Walt Disney Company, and animation production companies including Hanna-Barbera and Film Roman, for the services of writers, producers, animators, actors and other creative personnel and specialized production facilities.

  Distribution. In the United States, the Company competes for time slots, ratings and related advertising revenues. The Company currently competes, through Fox Kids Network, with the other broadcast television networks, public television and cable television channels, such as Nickelodeon, USA cable network and The Cartoon Network for market acceptance of its programming and for viewership ratings. The Walt Disney Company has recently announced its plans to launch a 24-hour cable television children's channel. Further, the Company vies for the children's audience with independent television stations, suppliers of cable television programs, direct broadcast satellite and other DTH satellite systems, radio and other forms of media. Through the Saban Kids Network, the Company also competes with other syndicators, including The Disney Afternoon, on a market-by-market basis for time slots, coverage commitments, ratings and advertising revenue. Internationally, the Company contends with a large number of U.S.-based and international distributors of children's programming, including The Walt Disney Company and Warner Bros., with whom it must compete in the development or acquisition of programming expected to appeal to international audiences. Such programming often must comply with foreign broadcast rules and regulations which may stipulate certain minimum local content requirements.

  The following chart reflects, for the Fox Kids Network and its primary competitors, the percentage of coverage of U.S. television households for the 1995-1996 broadcast season to date through July 1996.

[Bar graph depicting the percentage of coverage of U.S. television households for the 1995-1996 broadcast season through July 1996. The "y" axis reflects values from 0% to 100%. The "x" axis compares Fox Kids Network coverage (97%) to each of ABC (91%), CBS (91%), The Disney Afternoon (88%), Kids WB (83%), Nickelodeon (69%) and The Cartoon Network (28%)]

  Source: Nielsen Media Research.

  Merchandising. The Company also competes with hundreds of owners of creative content who seek to license their characters and properties to a limited number of manufacturers and distributors. Although the Company currently has entered into merchandising agreements with over 500 different manufacturing and commercial organizations, including manufacturers such as Bandai, Toybiz, Hasbro and Mattel, and although the Company's characters have been used in marketing campaigns by retail chains such as McDonald's and Burger King, the ability of the Company to continue successfully to exploit the merchandising opportunities afforded by its programs will continue to be dependent on the favorable ratings of its programs and the ability of the Company's characters to continue to provide attractive merchandising features to its customers.

GOVERNMENT REGULATION

  The Company's programming must comply with the provisions of the CTA and the rules and policies of the FCC pertaining to the production and distribution of television programs directed to children. With respect to programs originally produced and broadcast primarily for children ages 12 and under, the CTA and FCC rules, among other things, (i) limit the number of minutes of commercial matter per hour, (ii) generally require that program material be clearly separated from commercial matter, (iii) prohibit the broadcast within a program of commercials for products associated with that program, and (iv) prohibit program personalities, whether live or animated, from delivering commercials during, or in close proximity to, programs in which the personalities appear or with which they are associated. Failure to comply with the children's television commercial limitations can result in the imposition of sanctions, including substantial monetary fines, on a broadcast television station.

  On August 8, 1996, the FCC amended its rules to establish a "processing guideline" for broadcast television stations of at least three hours per week, averaged over a six-month period, of "programming that furthers the educational and informational needs of children 16 and under in any respect, including the child's intellectual/cognitive or social/emotional needs." Core Programming has been defined as educational and informational programming that, among other things, (i) has served the educational and informational needs of children "as a significant purpose," (ii) has a specified educational and informational objective and a specified target child audience, (iii) is regularly scheduled, weekly programming, (iv) is at least 30 minutes in length, and

(v) airs between 7:00 a.m. and 10:00 p.m. Any station that satisfies the processing guideline by broadcasting at least three weekly hours of Core Programming will receive FCC staff-level approval of the portion of its license renewal application pertaining to the CTA. Alternatively, a station may qualify for staff-level approval even if it broadcasts "somewhat less" than three hours per week of Core Programming by demonstrating that it has aired a weekly package of different types of educational and informational programming that is "at least equivalent" to three hours of Core Programming. Non-core programming that can qualify under this alternative includes specials, public service announcements, short-form programs and regularly scheduled non-weekly programs, "with a significant purpose of educating and informing children."

  A licensee that does not meet the processing guideline under either of these alternatives will be referred by the FCC's staff to the Commissioners of the FCC, who will evaluate the licensee's compliance with the CTA on the basis of both its programming and its other efforts related to children's educational and informational programming, e.g., its sponsorship of Core Programming on other stations in the market, or nonbroadcast activities "which enhance the value" of such programming. A television station ultimately found not to have complied with the CTA could face sanctions including monetary fines and the possible non-renewal of its broadcast license. The Company believes that its current program offering on the Fox Kids Network exceeds the processing guidelines. In addition, the Company has cleared a series called The Why Why Family in the U.S. syndication market for the Fall of 1996, which it believes qualifies as Core Programming under the new rules. Nonetheless the adoption of the new quantitative guideline could result in a material increase in the amount of educational and informational children's programming broadcast; and it is unclear what impact, if any, such a result would have on the Company's business.

  Pursuant to the 1992 Cable Act, the FCC substantially reregulated the cable television industry in various areas, including rate regulation, competitive access to programming, "must-carry" and retransmission consent for broadcast stations, and customer service regulations. These rules, among other things, restrict the extent to which a cable system may profit from (or recover the costs associated with) adding new program channels, impose certain carriage requirements with respect to television broadcast stations, limit exclusivity provisions in programming contracts, and require prior notice for channel additions, deletions and changes.

  Cable operators and satellite cable or satellite broadcast programmers in which cable operators have attributable interests are prohibited from using unfair methods of competition or unfair acts or deceptive acts or practices, the purpose or effect of which is to hinder significantly or prevent any multichannel video programming distributor from providing satellite cable or satellite broadcast programming to customers. A cable operator with an attributable interest (defined as five percent equity or five percent voting control) in a satellite cable or satellite broadcast programmer must not improperly influence the programmer's decision to sell programming to an unaffiliated multichannel video programming distributor (or the terms and conditions of such a sale). Similarly, a satellite cable programmer in which a cable operator has an attributable interest may not discriminate among competing cable systems or other multichannel video programming distributors in the prices, terms and conditions of sale or delivery of programming. Such programmers may offer discounts, however, based on actual cost savings. Exclusive contracts between affiliated cable operators and programmers are prohibited for areas not served by the cable operator as of October 1992. In areas served by the affiliated cable operator, exclusive contracts are prohibited unless the FCC makes a prior determination that such a contract would serve the public interest. Multichannel video programming distributors are generally prohibited from restraining the ability of unaffiliated programmers to compete fairly by discriminating in the selection, terms or conditions of carriage of programming services based on affiliation.

  It is not possible to predict at this time the impact, if any, that these rules may have on the Company's plans to distribute programming through cable and DTH satellite systems, some of which could be deemed to be affiliated with the Company.

  The United States Congress and the FCC also currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, materially adversely affect the operations of the Company. The Company is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on its operations.

  The Company is also subject to local content and quota requirements in international markets which, although a significant portion of the Company's library meets current European and French requirements, effectively limits access to particular markets.

FACILITIES

  The Company currently leases a total of 111,225 square feet of office and production space in its headquarters building in Los Angeles, California under a lease expiring in April 2006, subject to two separate five-year extension options. The Company's Fox Kids Network also leases 18,568 square feet of office and production space in a separate facility in Los Angeles on a month-to-month arrangement with FOX Television. See "Certain Transactions." The Company also leases a multi-purpose production facility in Valencia, California under a lease expiring in January 1997, subject to two separate one-year extension options. The Company's Paris animation studio currently leases 1,379 square meters of office and production space under a lease expiring February 28, 2005, but the lease may be canceled by the Company with six months notice on February 28, 1999 or February 28, 2002. The Company also leases office facilities in other locations throughout the world, none of which are considered material. The Company believes that its current office and production space, together with space readily available without material cost in the markets in which it operates, are adequate to meet its needs for the foreseeable future.

EMPLOYEES

  As of September 1, 1996, the Company had 366 full-time employees in the United States and 38 full-time employees outside the United States. The Company also regularly engages freelance creative staff and other independent contractors on a project-by-project basis. The Company believes its relations with its employees are good.

INTELLECTUAL PROPERTY

  The Company generally holds copyrights to its owned programming in its library. Additionally, the Company holds registered trademarks on the various characters and series contained in its owned programming. The Company also holds significant rights as licensee of other productions, programming, characters and series, most of which are subject to copyrights and trademarks owned by the respective licensors of such properties. The following table lists the Company's network and syndication programming for the 1996-1997 broadcast season, the nature of the ownership of the copyrights and trademarks associated with such programming and certain restrictions applicable to such licensed copyrights and trademarks.

                      INTELLECTUAL PROPERTY                        DISTRIBUTION RIGHTS
                      --------------------- ------------------------------------------------------------------
                                                                     HOME                NON-
                      COPYRIGHTS TRADEMARKS   TERRITORY   TELEVISION VIDEO THEATRICAL THEATRICAL MERCHANDISING
                      ---------- ---------- ------------- ---------- ----- ---------- ---------- -------------
Adventures of Oliver       .          .       Worldwide        .        .       .          .           .
 Twist
Big Bad Beetleborgs        .          .       Worldwide        .        .       .          .           .
                                            (except Asia)
Bobby's World              .          .       Worldwide        .        .       .          .           .
Bureau of Alien            .(1)       .(1)  International      .        .       .          .           .
 Detectors (B.A.D.)                                                                               (worldwide)
Dragonball Z               V(2)       V(2)  United States      .        .       V          V           V
Eagle Riders               V(3)       .       Worldwide        .        .       .          .           .
                                            (except Asia)
Eek! Stravaganza           .          .       Worldwide        .        .       .          .           .
Life With Louie            .          .       Worldwide        .        .       .          .           .
Masked Rider               .          .       Worldwide        .        .       .          .           .
The Mouse and the          .(1)       .(1)  International      .        .       .          .           .
 Monster                                                                                          (worldwide)
Power Rangers Zeo          .          .       Worldwide        .        .       .          .           .
                                            (except Asia)
Samurai Pizza Cats         V(4)       .       Worldwide        .        .       .          .           .
                                            (except Asia)
Sweet Valley High          .          V       Worldwide        .        .       .          .           .
                                                                                                    (except
                                                                                                  publishing)
The Tick                   .          .       Worldwide        .        .       .          .           .
The Why Why Family         .          .       Worldwide        .        .       .          .           .
X-Men                      V(5)       V(5)    Worldwide        .        .       V          V           V

- --------
("." Company owns the intellectual property rights or programming distribution rights; "V" Company does not own the intellectual property rights or programming distribution rights)

(1) Copyrights and trademarks are owned jointly with UPN.
(2) FUNimation and Toei Animation own copyrights and trademarks. The Company has exclusive U.S. distribution rights on a year-to-year basis through 2001.
(3) Tatsunoko and Intervision own copyrights. The Company has exclusive distribution rights through 2004, with a right to extend for 15 years.
(4) Tatsunoko owns copyrights. The Company has distribution rights through 2000, with a right to extend for 10 years.
(5) Marvel owns copyrights and trademarks. The Company has exclusive distribution rights for 15 years.

  The Company considers its owned and licensed copyrights and trademarks to be of significant value and importance to the Company's business. Accordingly, the Company's policy is to vigorously enforce copyrights and trademarks with respect to owned and licensed programming against unlawful infringement by third parties.

LEGAL PROCEEDINGS

  The Company is engaged in litigation in the ordinary course of its business, none of which the Company believes is material.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company, and their ages at June 30, 1996, are as follows:

       NAME        AGE                         POSITION
       ----        ---                         --------
 Haim Saban        51  Chairman of the Board and Chief Executive Officer of the
                        Company; Chairman and Chief Executive Officer of Saban
 Margaret Loesch   50  President and Director of the Company; Chairman and
                        Chief Executive Officer of Fox Kids Networks Worldwide
 Mel Woods         44  President, Chief Operating Officer, Chief Financial
                        Officer and Director of the Company; President and
                        Chief Operating Officer of Saban
 Shuki Levy        50  Executive Vice President and Director of the Company
 William Josey     49  Senior Vice President, Business Affairs and General
                       Counsel--Saban
 Mark Ittner       44  Senior Vice President of Finance--Saban
 K. Rupert Murdoch 65  Director
 Chase Carey       42  Director

  The Company intends to appoint two independent directors to its Board of Directors within 90 days of the date of this Prospectus, and expects that each of such directors will be appointed as members of the audit and compensation committees of the Board of Directors.

  HAIM SABAN, the founder of Saban, has served as its Chairman and Chief Executive Officer since the establishment of the company in 1983. Mr. Saban is a creator and executive producer of the Company's live-action series, Power Rangers. Mr. Saban has also served as a Senior Executive Officer of the LLC since June 1995.

  MARGARET LOESCH has served as President of Fox Kids Networks Worldwide since January 1996. Ms. Loesch has been President of Fox Kids Network since its inception in March 1990. From 1984 to 1990, Ms. Loesch was President and Chief Executive Officer of Marvel Productions Ltd., where she supervised the development of numerous series, including Jim Henson's Muppet Babies, Dungeons and Dragons and Jim Henson's Fraggle Rock. Before joining Marvel, Ms. Loesch was Executive Vice President of Programming for Hanna-Barbera Productions, which she joined in 1979 as Vice President of Children's Programming. Ms. Loesch is an active member of the Academy of Television Arts and Sciences, where she served three terms as an Academy Governor for children's programming. She currently serves as Vice President of the Academy of Television Arts and Sciences Foundation. Ms. Loesch is the recipient of four Emmy Awards.

  MEL WOODS has served as the President and Chief Operating Officer of Saban since 1991. Mr. Woods has also been a director of Saban since 1991. From 1987 to 1991, Mr. Woods served as Senior Vice President and Chief Financial Officer of DIC Enterprises, an animation production company. Prior to joining DIC, Mr. Woods was Senior Vice President, Chief Financial Officer and Treasurer of Orion Pictures Corp. and served as a member of its board of directors.

  SHUKI LEVY has served as an independent contractor performing production related assignments for Saban since 1983. Mr. Levy became the Executive Vice President of the Company in 1996, responsible for productions. Mr. Levy is executive producer of the Company's live-action series, Power Rangers, and also serves as executive producer for Big Bad Beetleborgs and Masked Rider. Mr. Levy is also a singer, having sold more than 14 million records worldwide, a composer of theme music for television movies, series and feature films, a screenwriter and a feature film director.

  WILLIAM JOSEY has served as Senior Vice President of Business Affairs and General Counsel since joining Saban in 1991. Prior to joining Saban, Mr. Josey served as Senior Vice President of MGM/UA Telecommunications, supervising business and legal matters. During the past 20 years, Mr. Josey has also held a number of executive positions, including Vice President of Business and Legal Affairs for The Disney Channel; Vice President of Business Affairs for Lorimar Television; Vice President of Business Affairs for Polygram Television; Director of Business Affairs for Columbia Pictures Television; and Director of Contracts for ABC Television Network. Mr. Josey received his Juris Doctor from the University of Houston in 1973.

  MARK ITTNER has served as Senior Vice President of Finance of Saban since joining the company in 1993. From 1990 to 1993, Mr. Ittner served as Vice President and Controller of Imagine Films, a motion picture and television production company. Prior to joining Imagine Films, Mr. Ittner was the acting Co-Chief Financial Officer of Weintraub Entertainment Group, after joining Weintraub as a Vice President and Controller in January 1988. From 1979 to 1984, Mr. Ittner was first Assistant Controller and then in 1984, Vice President and Controller, of Hanna-Barbera Productions, Inc., and its parent company, The Taft Entertainment Company. Mr. Ittner is a Certified Public Accountant and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

  K. RUPERT MURDOCH has served as Executive Director of News Corp. since 1959 and remains its Chairman, Managing Director and Chief Executive. He also has served as Director of News Limited, News Corp.'s principal subsidiary in Australia, since 1953. He has been Director of News International plc, News Corp.'s principal subsidiary in the United Kingdom, since 1969 and Managing Director from December 1986 to January 1990. He has served as Chairman, Chief Executive Officer and a director of News America Holdings Incorporated ("NAHI"), News Corp.'s principal subsidiary in the United States, since 1973. He became President of NAHI in October 1985. He has served as Chairman and a Director of STAR TV since July 1993. He also has been a Member of the Board of Directors of BSkyB since November 1990.

  CHASE CAREY has served as Chairman and Chief Executive Officer of Fox Television since July 1994. Mr. Carey is responsible for all divisions of Fox Television including Fox Broadcasting, Fox Television, Twentieth Television's domestic syndication unit and Fox's cable interests. Mr. Carey joined Fox Inc. in 1988 as Executive Vice President, served as Chief Financial Officer, and assumed the title of Chief Operating Officer in February 1992. Prior to joining Fox, Mr. Carey worked at Columbia Pictures in several executive positions, including President of Pay/Cable and Home Entertainment and Executive Vice President of Columbia Pictures International. Mr. Carey is a member of the board of directors of Gateway 2000 and Colgate University.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors will establish an Audit Committee and a Compensation Committee following the Offerings. The Audit Committee, which will consist of the two independent directors of the Company and will, among other things, make recommendations to the Board of Directors regarding the independent auditors to be nominated for ratification by the stockholders, review the independence of those auditors, approve the scope of the annual activities of the independent auditors and review audit results. The Compensation Committee, which will consist of the two independent directors of the Company, will recommend to the Board compensation plans and arrangements with respect to the Company's executive officers and key personnel.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to consummation of the Offerings, there was no Compensation Committee of the Board of Directors. During the fiscal year ended June 30, 1996, executive compensation decisions were made at Saban by the management of Saban and at FCN by the management of Fox Broadcasting.

TERMS OF OFFICE

  Each director is elected to hold office until the next annual meeting of stockholders and until his or her respective successor is elected and qualified. Officers serve at the discretion of the Board of Directors, except that Haim Saban may not be removed or replaced until such time as he and the other stockholders whose shares he controls collectively transfer to unaffiliated parties more than one-third of their beneficial Class B Common Stock holdings.

AGREEMENT REGARDING ELECTION OF DIRECTORS; CHANGE IN CONTROL

  Under the terms of an agreement between them, Fox Broadcasting and Mr. Saban have agreed to vote all of the shares of Class B Common Stock beneficially owned by each of them to the election of three directors designated by Fox Broadcasting, three directors designated by Mr. Saban, and two independent directors generally acceptable to each of them. If they are unable to mutually agree as to the independent directors, Fox Broadcasting has the right to nominate one independent director and Mr. Saban has the right to nominate the other, and each will vote for both. Fox Broadcasting has agreed with Ms. Loesch that she will, during the term of her employment with the Company, be one of Fox's designees to the Board of Directors. Fox Broadcasting's other designees are currently Messrs. Murdoch and Carey. Messrs. Saban, Woods and Levy are the designees of Mr. Saban. See "Principal Stockholders."

  Under agreements between Mr. Saban, the other Saban Stockholders and Fox Broadcasting, Fox Broadcasting has the right and option, commencing in December 2002 or earlier in certain circumstances, to acquire all of the shares of Class B Common Stock of the Company then held by Mr. Saban and the other Saban Stockholders and Mr. Saban has the right and option, commencing in December 2000, or earlier in the event of a change in control of Fox Broadcasting or certain limited circumstances, to cause Fox Broadcasting to purchase all of these shares. These agreements do not restrict Mr. Saban's ability publicly to dispose of his shares.

EXECUTIVE COMPENSATION

  The following table sets forth the aggregate cash and non-cash compensation paid or accrued by the Company to the Chief Executive Officer and the other four most highly compensated executive officers ("Named Executive Officers") compensated in excess of $100,000 for the fiscal year ended June 30, 1996:

                          SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                                    ---------------------------
            NAME AND PRINCIPAL POSITION             YEAR   SALARY       BONUS
            ---------------------------             ---- ----------    --------
Haim Saban......................................... 1996 $1,000,000    $    --
 Chairman and Chief Executive Officer
Margaret Loesch.................................... 1996    500,000     250,000
 President
Mel Woods.......................................... 1996    428,000     624,000
 President, Chief Operating Officer and
 Chief Financial Officer
Shuki Levy(1)...................................... 1996    500,000(1)      --
 Executive Vice President
William Josey...................................... 1996    238,700      15,000
 Senior Vice-President, Business Affairs and
 General Counsel--Saban

- --------
(1) Includes amounts paid to Mr. Levy as a consultant during the fiscal year ended June 30, 1996. The Company intends to pay Mr. Levy a bonus of $700,000 for services rendered.

  See "Certain Transactions--Transactions between Haim Saban, other executive officers and Saban" for information with respect to certain loans, forgivenesses of loans and other transactions for the benefit of certain of the Named Executive Officers.

EMPLOYMENT AGREEMENTS

 Haim Saban

  Effective December 22, 1995, Haim Saban entered into an employment agreement with the Company which extends through June 20, 2002. Pursuant to the terms of the employment agreement, Mr. Saban is to be paid an annual salary of $1.0 million. Mr. Saban may not be removed or replaced with or without cause until he and the other stockholders whose shares he controls collectively transfer more than one-third of the number of shares of Class B Common Stock they beneficially own at the time of the Offerings. If Mr. Saban is terminated following such an event, he will be entitled to receive an amount equal to his annual base salary from the date of his termination through June 30, 2002.

 Other Executives

  The Company has entered into employment agreements with each of the following executives on substantially the same terms and conditions. Pursuant to the terms of each employment agreement, the Company may terminate the executive's employment at any time with or without cause and the executive may terminate his or her employment upon the Company's material breach of the employment agreement. If the executive is terminated by the Company with cause, he or she will be entitled to receive (i) annual base salary for the period in which the date of termination falls, pro-rated to the date of such termination and (ii) vested rights with respect to certain stock options granted in connection with the employment agreement. Should the executive terminate his or her employment or should his or her employment be terminated by the Company without cause, the executive will be entitled to receive (i) his or her annual base salary for the period in which the date of termination falls, pro-rated to the date of such termination, (ii) severance pay for the balance of the term of the employment agreement, subject to offset against the executive's future earnings, (iii) bonus compensation for the period in which the date of termination falls, pro-rated to the date of such termination and
(iv) vested rights with respect to certain stock options granted in connection with the employment agreement.

  Margaret Loesch. Effective January 1, 1996, Margaret Loesch entered into a five-year employment agreement with the Company. Pursuant to the terms of the employment agreement, Ms. Loesch is to be paid an annual base salary of $550,000 for 1996, increasing by $25,000 each year thereafter, and an annual contingent bonus of between $300,000 and $575,000 for 1996, with the maximum bonus increasing $25,000 each year thereafter. Concurrent with the execution of the employment agreement, the Company and Ms. Loesch entered into a five-year, non-exclusive consulting agreement pursuant to which, among other things, the Company agreed that if the employment agreement is not extended beyond its five-year term, the Company would, on the terms set forth therein, be obligated to pay Ms. Loesch over a five-year period an annual consulting fee at a rate not exceeding $250,000 per year. In connection with the execution of Ms. Loesch's employment agreement, Fox Broadcasting agreed to nominate Ms. Loesch (for the term of her employment) as one of the Fox appointees to the Board of Directors of the Company. In addition, Fox Broadcasting agreed with Ms. Loesch that all stock options granted by New Corp. to Ms. Loesch through December 31, 1995 would remain outstanding and continue to vest as if Ms. Loesch were still employed by Fox, Inc. or a Fox, Inc. subsidiary.

  Mel Woods. Effective June 1, 1994, Mr. Woods entered into a five-year employment agreement with the Company. Pursuant to the terms of the employment agreement, Mr. Woods is to be paid an annual base salary of $450,000, $475,000 and $500,000 for each of the remaining 1996-97, 1997-98 and 1998-99 periods, respectively, and an annual contingent bonus which is limited to $650,000, $675,000 and $700,000 for each of the 1996-97, 1997-98 and 1998-99 periods, respectively.

  Shuki Levy. Effective June 1, 1996, Mr. Levy entered into an employment agreement with the Company. The term of the employment agreement extends through May 31, 1999. Pursuant to the terms of the employment agreement, Mr. Levy is to be paid an annual base salary of $500,000 for 1996-97, 1997-98 and 1998-99, respectively, and is eligible to receive additional benefits.

STOCK OPTIONS AND STOCK INCENTIVE PLAN

  The following table sets forth information for the Named Executive Officers with respect to grants of options to purchase Class A Common Stock of the Company made during the fiscal year ended June 30, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                              POTENTIAL REALIZABLE VALUE
                                                                              AT ASSUMED ANNUAL RATES OF
                                                                             STOCK PRICE APPRECIATION FOR
                                          INDIVIDUAL GRANTS                       10-YEAR OPTION TERM
                         --------------------------------------------------- ------------------------------
                         NUMBER OF    PERCENT OF
                         SECURITIES TOTAL OPTIONS
                         UNDERLYING   GRANTED TO   PER SHARE
                          OPTIONS     EMPLOYEES    EXERCISE    EXPIRATION
NAME                     GRANTED(1) IN FISCAL YEAR   PRICE        DATE          0%        5%        10%
- ----                     ---------- -------------- --------- --------------- --------- --------- ----------
Margaret Loesch.........                 100%                January 1, 2006

- --------
(1) This option vested with respect to one-fifth of the shares on January 1, 1996. The balance of the option will vest in 20% increments on each December 31 thereafter. The option will terminate on January 1, 2006, unless terminated earlier as provided in the stock option agreement.

  The following table summarizes information with respect to the number of shares of Class A Common Stock underlying stock options held by each of the Named Executive Officers at June 30, 1996, and the value of unexercised
options, assuming a value of $           per share, which is the assumed
initial public offering price per share of Class A Common Stock in the Offerings.

                   AGGREGATED FISCAL YEAR-END OPTION VALUES

                         NUMBER OF SECURITIES UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-MONEY
                                 OPTIONS AT FISCAL YEAR-END                  OPTIONS AT FISCAL YEAR-END
                         ----------------------------------------------   ------------------------------------
NAME                         EXERCISABLE             UNEXERCISABLE          EXERCISABLE        UNEXERCISABLE
- ----                     ---------------------   ----------------------   ----------------   -----------------
Margaret Loesch.........                                                       $                   $
Mel Woods...............
Shuki Levy..............

  Each of these options has a term of 10 years from the date of its grant (June 1, 2004 in the case of Messrs. Woods and Levy, and January 1, 2006 in the case of Ms. Loesch), unless terminated earlier as provided in the agreement granting the option.

 Stock Incentive Plan

  In September 1996, the Board of Directors and stockholders of the Company approved the Company's 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan was adopted in order to enable the Company and its subsidiaries to attract, retain and motivate selected eligible directors, officers, employees and consultants of the Company by providing for or increasing the proprietary interests of those persons in the Company, and by associating their interests in the Company with those of the Company's stockholders.

  Any person who is a director, officer, employee or consultant of the Company, or any of its current or future subsidiaries, shall be eligible to be considered for the grant of Awards under the Plan. The Plan shall be administered by a committee of the Board of Directors of the Company (the "Committee"). Pursuant to the 1996 Plan, the Committee may grant, without limitation, any of the following awards: shares of Class A Common Stock or any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security (an "Award"). Awards are not restricted to any specified form or structure and may include, but need not be limited to, sales, bonuses and other transfers of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock or securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative. The Committee, in its sole discretion, determines all of the terms and conditions of each Award granted under the 1996 Plan.

  An aggregate of              shares of Class A Common Stock have been
reserved for issuance in connection with the Awards made under the 1996 Plan.
The 1996 Plan is effective for a period of ten years, through         2006.
The Committee may amend or terminate the 1996 Plan at any time and in any manner but no such amendment or termination may terminate or modify any Award previously granted under the 1996 Plan without the consent of the recipient of the Award. The Company has granted to independent directors and certain
members of management options to purchase an aggregate of      shares of the
Class A Common Stock. In addition, the Company intends to grant prior to the closing of the Offerings to certain officers and employees under its stock
incentive plan options to purchase      shares of Class A Common Stock,
exercisable at the initial offering price.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of September 15, 1996 (after giving effect to the Reorganization) with respect to the shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) each director of the Company; (ii) each person known to the Company to be the beneficial owner of more than 5% of either class of Common Stock; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group. Except as may be indicated in the footnotes to the table, each of such persons has the sole voting and investment power with respect to the shares owned, subject to applicable community property laws. The address of each person listed is in care of the Company, 10960 Wilshire Boulevard, Los Angeles, California 90024.

                                                           CLASS B
                           CLASS A COMMON STOCK (1)    COMMON STOCK (1)
                          --------------------------- ------------------
                                   PERCENT OF CLASS                        AGGREGATE VOTING
                                         OWNED                                   POWER
                                  -------------------                     -------------------
                          NUMBER  PRIOR TO    AFTER    NUMBER   PERCENT   PRIOR TO    AFTER
                            OF       THE       THE       OF     OF CLASS     THE       THE
                          SHARES  OFFERINGS OFFERINGS  SHARES    OWNED    OFFERINGS OFFERINGS
                          ------- --------- --------- --------- --------  --------- ---------
Haim Saban(2)(3)........            100.0%                         100.0%   100.0%
Silverlight Enterprises,
 L.P.(2)(3).............             17.4                           17.4     17.4
Fox Broadcasting(3).....            100.0                          100.0    100.0
Margaret Loesch.........
Mel Woods...............
Shuki Levy..............
Rupert Murdoch..........            100.0                          100.0    100.0
Chase Carey.............            100.0                          100.0    100.0
All of the Company's
 executive officers and
 directors as a group
 (eight persons)........            100.0                          100.0    100.0

- --------
*   Less than one percent

(1) Under Rule 13d-3 of the Securities Exchange Act, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by that person (and only that person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at September 15, 1996.

(2) Pursuant to Rule 13d-3 under the Securities Exchange Act, Haim Saban may be deemed to beneficially own all shares of Class B Common Stock held by the Company as the result of an agreement between them, pursuant to which Mr. Saban has the right to direct the voting of these shares with respect to all matters submitted to a vote of the stockholders, including the election of directors of the Company.

(3) Pursuant to Rule 13d-3 under the Securities Exchange Act, Haim Saban and Fox Broadcasting may be deemed to beneficially own all shares of Class B Common Stock held by each of them, and by the other stockholders identified in the following table, as the result of an agreement pursuant to which Mr. Saban and Fox Broadcasting have the right to direct the voting of such shares with respect to all matters submitted to a vote of the stockholders, including the election of directors of the Company. With regard to the election of directors, Fox Broadcasting has agreed to vote in favor of three nominees designated by Haim Saban and Haim Saban has agreed to vote in favor of three nominees designated by Fox Broadcasting. Fox Broadcasting and Haim Saban will mutually agree on the two independent directors. If they are unable to mutually agree, Fox Broadcasting will nominate one independent director and Haim Saban will nominate the other and they will each vote for both nominees. If either Haim Saban or Fox Broadcasting transfers more than one-third of their initial holdings of Class B Common Stock, then, at the option of the other, the voting agreement will terminate. As part of the voting agreement, both Mr. Saban and Fox Broadcasting have agreed to a standstill whereby neither of them will, without the consent of the other, among other things, (i) purchase, acquire, offer or agree to purchase or acquire any shares of capital stock or other voting securities of the Company; (ii) solicit stockholders for the approval of stockholder proposals; or (iii) otherwise act, alone or in concert with others, to assert or encourage any other person or entity in seeking to control the management, board of directors or policies of the Company or to propose or effect a business combination, restructuring, recapitalization, liquidation, dissolution or similar transaction. See "Management--Agreement Regarding Election of Directors; Change in Control."

  Under agreements between Mr. Saban, the other Saban Stockholders and Fox Broadcasting, Fox Broadcasting has the right and option, commencing in December 2002 or earlier in certain circumstances, to acquire all of the shares of Class B Common Stock of the Company held by Mr. Saban and the other Saban Stockholders and Mr. Saban has the right and option, commencing in December 2000, or earlier in the event of a change in control of Fox Broadcasting or certain limited circumstances, to cause Fox Broadcasting to purchase all of such shares.

  As of September 15, 1996, the number of shares of Common Stock beneficially owned by Mr. Saban, the entities which he controls, and Fox Broadcasting over which each member thereof had sole investment power was as follows:

                                                 PRIOR TO THE        AFTER
                                                  OFFERINGS       THE OFFERINGS
                                             -------------------- -------------
                                             NUMBER
                                               OF     AGGREGATE     AGGREGATE
                                             SHARES  VOTING POWER VOTING POWER
                                             ------- ------------ -------------
   Haim Saban...............................             49.9%
   Quartz Enterprises, L.P..................              4.8
   Merlot Investments, a California general
    partnership.............................              4.0
   Silverlight Enterprises, L.P.............             17.4
   Celia Enterprises, L.P...................              0.1
   Fox Broadcasting.........................             49.9

(4) Because of their positions with the Company, each of Messrs. Murdoch and Carey may be deemed to beneficially own all of the shares of Common Stock owned or controlled by Fox Broadcasting. Each of Messrs. Murdoch and Carey disclaims any pecuniary interest in such securities.

                             CERTAIN TRANSACTIONS

  The following discussion is qualified by reference to the full agreements, each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

FORMATION OF THE LLC AND THE REORGANIZATION

  In connection with the formation of the LLC, Haim Saban, Saban and the Fox Parties entered into a series of agreements. As a result of the Reorganization, the LLC will become a subsidiary of the Company and the Company will be entitled to the benefits of and subject to these agreements.

  On November 1, 1995, Saban, FCN Holding and Fox Broadcasting entered into a LLC Formation Agreement pursuant to which the parties agreed to cause the formation of the LLC. Pursuant thereto, Fox Broadcasting agreed to enter into an Asset Assignment Agreement (described below) with the LLC, and deliver certain cash, documents and other assets, summarized below, at the closing of the formation of the LLC. In addition, FCN Holding and Saban each paid and contributed $100,000 to the LLC. In consideration for Fox Broadcasting's contribution, Fox Broadcasting received a non-voting Class A Members Interest in the LLC; and in consideration for the contributions from Saban and FCN Holding, each received a Class B Members Interest in the LLC. See "Summary-- The Reorganization."

  As a Class A Member of the LLC, Fox Broadcasting was granted a priority right to receive distributions of Distributable Cash (defined below) and other distributions until it has received aggregate distributions in an amount equal to $40 million. As described below, in September 1996, Fox Broadcasting purchased, for $10 million cash, an additional $10 million of Class A Members Interest. Pursuant to the terms of the Reorganization, immediately prior to the closing of the Offerings, Fox Broadcasting will exchange all of its Class
A Members Interest for      shares of the Company's Series A Preferred Stock.
See "Summary--The Reorganization." This Series A Preferred Stock terminates once an aggregate of $50 million in dividend and redemption amounts are paid to Fox Broadcasting. See "Description of Securities--Series A Preferred Stock." As a Class B Member of the LLC, each of Saban and FCN Holding also obtained the right to receive distributions of Distributable Cash, and other distributions, generally junior in right to the distributions of Fox Broadcasting.

  Fox Broadcasting also made a $64.5 million interest free loan to the LLC, of which $14.5 million was repaid in September 1996. The $50 million remainder of this loan was to be paid from time to time out of Distributable Cash of the LLC before any distributions are made on the Class A and Class B Members Interest. In connection with the Reorganization, immediately prior to the closing of the Offerings, Fox Broadcasting will exchange this loan for a new Class A Members Interest in the LLC, which will grant Fox Broadcasting a priority right to receive distributions of Distributable Cash and other distributions from the LLC until it has received aggregate distributions of $50 million, whereupon it will terminate and expire. Distributable Cash generally means the amount of cash available for distribution by the LLC (including cash available from Saban and FCN Holding and their respective subsidiaries), taking into account all cash, debts, liabilities and obligations of the LLC then due and after setting aside reserves to provide for the LLC's capital expenditures, debt service, working capital and expansion plans.

  Pursuant to the Asset Assignment Agreement (which survives the
Reorganization), the Fox Parties agreed to provide the LLC certain business opportunities (see "Business--The Strategic Alliance with Fox/News Corp."), and the parties further agreed to the following:

    Programming. The LLC agreed to make programming available at market rates to any program services which were offered to and rejected by the LLC and thereafter operated by the Fox Parties or their affiliates.

    Distribution Services. The Fox Parties and their affiliates were granted a right of first negotiation and first refusal, with certain exceptions, to provide any of the distribution services which the Fox Parties typically provide and which the LLC decides to obtain from a third party. If the Fox Parties or their affiliates do not accept the offer, the LLC may obtain the services from a third party. In the event of any material change in terms, the LLC must reoffer the opportunity to the Fox Parties.

    Other Agreements. The Fox Parties also assigned to the LLC most of their other agreements with FCN, including agreements which had granted the Fox Parties the right, for a fee, to provide programming, distribution and merchandising services for FCN (discussed below). The Fox Parties also assigned to the LLC all of their rights in an Administration Agreement (discussed below) between Fox Broadcasting and FCN pursuant to which Fox Broadcasting agreed to provide for a fee certain administrative services to FCN, including network national advertising sales, commercial trafficking and broadcast operations and certain in-house administrative support in the areas of research, promotions, business affairs, legal affairs and accounting. See "Business--Distribution: Networks and Syndication--Fox Kids Network."

  In addition to assigning to the LLC the agreements referred to above, the Fox Parties agreed to pay to the LLC (i) an amount equal to the aggregate of the distribution fees and commissions received by or credited to the Fox Parties in connection with the merchandising and distribution agreements described under "Other Strategic Relationships", (ii) certain "net" revenues with respect to the existing series properties, and (iii) fees and commissions under the Administration Agreement, in each case for the period from June 1, 1995 through December 22, 1995 (collectively, the "Catch-Up Payments"). All of the payments were due on or before July 15, 1996, with interest on the amount in excess of $14.5 million at a rate of 7% per annum. In September 1996, the Fox Parties paid $25.4 million to the LLC pursuant to these provisions.

  Fox Broadcasting also agreed to contribute to the LLC an amount equal to the difference, if any, between $35,755,000 and the amount of actual cash payments made to the LLC pursuant to the Asset Assignment Agreement plus certain dividends paid to a subsidiary of FCN Holding pursuant to the terms of the LLC Operating Agreement. In September 1996, Fox Broadcasting paid $10.4 million to the LLC pursuant to these provisions.

  As part of the closing of the formation of the LLC, Saban, the Saban Stockholders, Fox Broadcasting, FCN Holding and one of its subsidiaries entered into a Strategic Stockholders Agreement which provided, among other things, for restrictions on transfer of the stock held by the parties, certain voting rights between them, as well as the terms of the Reorganization, should either party subsequently determine to effect an initial public offering of a successor entity, such as the Offerings.

  The parties to the Strategic Stockholders Agreement also agreed to provide Haim Saban and the Saban Stockholders and Fox Broadcasting certain registration rights. See "Description of Securities--Registration Rights."

  In connection with the Reorganization, in September 1996, the LLC paid to Fox Broadcasting $10 million, representing the unpaid balance of a fee for providing all uplink, transponder and other facilities necessary to deliver via satellite Fox Kids Network programming for broadcast to the Fox Kids Network Affiliates, and certain other services. Immediately upon receipt of this $10 million payment, Fox Broadcasting made a contribution to the LLC of $10 million in exchange for the additional Class A Members Interest described above.

  Pursuant to a Stock Ownership Agreement dated December 22, 1995, the LLC was granted an option to purchase, upon the occurrence of certain events, all of the Saban common stock (or the stock of a successor entity, including the Company) held by the Saban Stockholders, and any of their transferees. The option is triggered upon the occurrence of the following events and may be exercised as follows: (i) for a period of one year following the death of Haim Saban, if he dies prior to December 22, 2012; (ii) upon delivery of written notice by Fox Broadcasting at any time on or after December 22, 2002 or before December 22, 2012; or (iii) upon receipt by Fox Broadcasting of written notice (which generally cannot be delivered prior to December 22, 2001) from Haim Saban of his desire to cause Fox Broadcasting to purchase all of the shares of Class B Common Stock held by the Saban Stockholders. The LLC paid to the Saban Stockholders an aggregate of $80.1 million for the grant of the option. The purchase price formula under the option is based on the fair market value of the Company. As part of the Reorganization, in September 1996 the LLC distributed the Stock Ownership Agreement to FCN Holding, which immediately distributed that agreement to Fox Broadcasting Sub.

CERTAIN TRANSACTIONS BETWEEN THE COMPANY AND THE FOX PARTIES

  In May 1996, Saban entered into an agreement in principle with Fox Video (the "Fox Agreement") for the production and distribution of a live-action feature film for the home video market based upon the animated character of Casper (the "Film") to be delivered to Fox Video no later than June 30, 1997. See "Business--Home Video and Telefilms." The distribution term runs for seven years from the earlier of the initial release date or December 31, 1997. Pursuant to the Fox Agreement, Saban will develop, produce and deliver the Film to Fox Video. Saban has the right and obligation to market, distribute (at no charge) and exploit the Film in all forms of television, non-theatrical and airline markets. Fox Video has the right and obligation to market, manufacture, package, distribute (at no charge) and exploit the Film in home video formats, and will release the Film in the United States and major international territories. Saban and Fox Video each will contribute one-half of the production costs of the Film subject to the rights of both parties to recoup certain of these costs. Saban and Fox Video will share the television net income 55% and 45%, respectively, and the home video net income 45% and 55%, respectively subject to the participation rights of the Harvey Entertainment Company which holds the copyright to Casper.

  Fox Video and Saban are currently negotiating a Home Video Rights Acquisition Agreement pursuant to which, under the proposed terms of the agreement, Saban will grant to Fox Video the right to distribute English and Spanish language versions throughout the United States and Canada of certain of its programs, including Sweet Valley High, all television programs produced for children and owned or controlled by Saban or FCN, all television programs produced or to be produced pursuant to the Marvel Agreement and all television programs which are owned or controlled first by Marvel and subsequently by Saban, the LLC or the Company. The execution of this agreement is subject to the earlier termination of an agreement (the "Warner Agreement") dated as of March 1, 1994 between Saban and Warner Home Video. The beginning of the term of this agreement varies by type of program, but the term ends as to all programs between seven and nine years from the date of termination of the Warner Agreement. Saban is required to make available for release by Fox Video at least six programs each year, at least two of which will not have been previously released for home video distribution in any of the territories covered by the agreement. In consideration of the grant of the distribution rights, Fox Video has agreed to pay Saban 50% of gross receipts, after deduction of certain expenses.

  The Company has also entered into, and is currently in negotiations with respect to, a number of agreements with affiliates of News Corp. to launch new international children's channels. See "Business--Distribution: Networks and Syndication--International Channels."

  Saban and Fox Broadcasting are parties to a Barter Syndication Agreement dated as of January 5, 1996, pursuant to which Saban engaged Fox Broadcasting to provide barter advertising sales for the 1996-1997 broadcast season for the Saban Kids Network. Fox Broadcasting's services will include advertising sales, sales administration, account maintenance, ratings processing, credit and collection, sales data entry and reporting and commercials broadcast standards and practices. In consideration for the services rendered by Fox Broadcasting to Saban, Saban has agreed to pay Fox Broadcasting a barter advertising sales fee of $800,000.

  FCN and Twentieth Century Fox Licensing and Merchandising, a unit of Fox Inc. ("Twentieth Fox Licensing") are parties to a Merchandising Rights Acquisition Agreement dated as of July 1, 1990, pursuant to which FCN licenses to Twentieth Fox Licensing the right to acquire and exercise throughout the world literary publishing rights and merchandising rights with respect to each program currently existing or produced by or on behalf of FCN for initial exhibition in the United States, including, for example, Bobby's World. The term of the agreement extends in perpetuity, unless FCN sets forth limitations with respect to the term of a particular program. In consideration for the rights granted, Twentieth Fox Licensing agreed to pay to FCN an amount equal to 100% of "Net Profits," which equaled gross receipts less distribution fees and expenses. For the fiscal years ended June 30, 1994 and 1995, Twentieth Fox Licensing retained approximately $218,000 and $567,000 as distribution fees under this agreement. On December 22, 1995, in connection with the formation of the LLC, this agreement, and all amounts retained as distribution fees by Twentieth Fox Licensing from June 1, 1995, were assigned to the LLC by the Fox Parties.

  FCN and Twentieth Century Fox are parties to a Distribution Rights Acquisition Agreement dated as of September 1, 1990, pursuant to which FCN licensed to Twentieth Century Fox certain worldwide distribution rights with respect to programming provided by FCN to its affiliated television stations. The term of the agreement extends in perpetuity, unless FCN sets forth limitations regarding a particular program's duration. In consideration for the rights granted, Twentieth Century Fox agreed to pay to FCN 100% of Net Profits, which equaled gross receipts less distribution fees and expenses. For the fiscal years ended June 30, 1994 and 1995, Twentieth Century Fox retained approximately $1.2 million in each year as distribution fees under this agreement. On December 22,1995, in connection with the formation of the LLC, this agreement, and all rights of Twentieth Century Fox commencing June 1, 1995, were assigned to the LLC by the Fox Parties.

  FCN and Fox Broadcasting are parties to an Administration Agreement dated as of February 7, 1990, pursuant to which Fox Broadcasting agreed to provide the following services to FCN: network national advertising sales and the administration thereof, commercial trafficking and broadcast operations (including program delivery to Fox Kids Network Affiliates) and overhead charges related to Fox Broadcasting in-house administrative support in the areas of research, promotion, business affairs, legal affairs and accounting. FCN agreed to pay to Fox Broadcasting a fee equal to 15% of 100% of the net advertising revenue (gross advertising revenue less advertising agency commissions) derived with respect to national commercials, commercial material or other advertising matter included or used in connection with any of the programs exhibited on the Fox Kids Network. For the fiscal years ended June 30, 1994 and 1995, FCN paid to Fox Broadcasting approximately $16.2 million and $21.3 million in fees pursuant to this agreement. On December 22, 1995, in connection with the terms of LLC, this agreement, and all rights of Fox Broadcasting to receive management fees on or subsequent to June 1, 1995, were assigned to the LLC by the Fox Parties.

  Saban is currently negotiating with Fox Family Films, Inc. ("Distributor") for the distribution of Mighty Morphin Power Rangers II, a "PG-rated" sequel to the original motion picture (the "Sequel"). Under the proposed terms of the agreement, Saban will produce and deliver the Sequel to Distributor for worldwide distribution and grant to Distributor all rights necessary to advertise, promote, publicize and distribute the Sequel. Saban will hold the copyright to the Sequel as well as certain rights including, without limitation, merchandising, television, stage and animated-theatrical rights. Commercial tie-in rights will be mutually controlled by Saban and Distributor. Saban will receive 100% of gross receipts after certain distribution fees and expenses are deducted, based upon a formula set forth in the agreement.

  Saban is party to six program exhibition agreements for the 1996-1997 broadcast season with FOX Television and one with FoxNet, both subsidiaries of Fox Broadcasting, pursuant to which Saban licenses certain of Fox Television's owned and operated stations and the FoxNet cable television service the right to broadcast certain series which are part of the Saban Kids Network. All series are licensed on a barter basis, as described in "Distribution: Networks and Syndication--Syndication."

TRANSACTIONS BETWEEN HAIM SABAN, OTHER EXECUTIVE OFFICERS AND SABAN

  From time to time, Saban has loaned and advanced funds to Haim Saban, the Company's Chairman and Chief Executive Officer. For the past three fiscal years, the highest aggregate amounts outstanding from Mr. Saban to Saban were approximately $922,000 for the fiscal year ended June 30, 1994, and $2.7 million for each of the fiscal years ended June 30, 1995 and June 30, 1996. In connection with the formation of the LLC, on December 22, 1995, Saban forgave in full all amounts then owing from Haim Saban, aggregating $2,649,000. All of these loans accrued interest at the rate of one percent over City National Bank's prime rate.

  During the same period Haim Saban loaned and advanced funds to Saban to cover working capital needs of Saban. The highest aggregate amounts outstanding from Saban to Mr. Saban were approximately $13.3 million for the fiscal year ended June 30, 1994 and $9.0 million for the fiscal year ended June 30, 1995. The balance of these loans was repaid in full in October 1994. All of the loans owing to Mr. Saban accrued interest at the rate of one percent over City National Bank's prime rate.

  From time to time, Saban has loaned and advanced funds to Shuki Levy, the Company's Executive Vice President. For the past three fiscal years, the highest aggregate amounts outstanding from Mr. Levy to Saban were $980,000 for the fiscal year ended June 30, 1994, $1.0 million for the fiscal year ended June 30, 1995 and $1.2 million for the fiscal year ended June 30, 1996. As of September 1, 1996, the total amount outstanding, including accrued and unpaid interest, was $1.2 million. All of the amounts outstanding under these loans accrued interest at rates ranging from 5% to 6.5% per annum.

  Saban currently leases and distributes certain of its properties (e.g., motion pictures, television programs, merchandising and licensing rights) in Israel through Duveen Trading Ltd., a corporation wholly-owned by Haim Saban's brother. The term of the agreement extends through December 31, 1997, subject to extension by Saban for an additional three years. Duveen Trading Ltd. is not obligated to make any payments to Saban under this agreement.

  In connection with Mr. Saban's employment agreement, the LLC agreed to reimburse Mr. Saban for all out-of-pocket costs and expenses for domestic and international travel, including private air charter which may include aircraft owned by Mr. Saban. Saban has entered into a contract with the agency which leases Mr. Saban's airplane to charter from that agency Mr. Saban's or another similar airplane for a minimum of fifty charter hours during a twelve-month period. From March 1996 through June 30, 1996, Saban has paid approximately $370,000 for such services.

  In September 1994, Saban entered into a music services agreement (the "Music Agreement") with Haim Saban, which agreement was amended in June 1995 and assigned to a corporation wholly-owned by Mr. Saban in January 1996. The Music Agreement remains in effect until August 31, 2001. Under the terms of the Music Agreement, all original theme music, underscores, cues and songs for use in all programming produced by Saban will be supplied to Saban through Mr. Saban. Saban is entitled to license third party musical compositions for use in its programming so long as such compositions are not used as opening or closing themes nor constitute more than 15% of the total musical content of any program or episode, without Haim Saban's prior written consent. Saban has the royalty-free right to use the compositions in articles of merchandise such as home video units, video games and interactive toys. Saban has been granted the non-exclusive, worldwide, perpetual license to (i) synchronize and perform compositions in theatrical motion pictures and (ii) synchronize compositions in all other forms of programming. Saban creates and owns all right, title and interest in master recordings of compositions for use in Saban's programming, and Saban owns the proceeds derived from all forms of exploitation thereof. In consideration for the provision of the compositions to Saban, Mr. Saban is entitled to receive all publishing income, directly or through Saban, in connection with the exploitation of such compositions. Saban is entitled to reimbursement from Mr. Saban of certain costs associated with the creation of the compositions. To date, Saban has made no payments of publishing income to Mr. Saban and Mr. Saban has made no payments for reimbursement of costs to Saban. For the fiscal year ended June 30, 1996 approximately $262,000 was owed to Mr. Saban under this agreement.


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

                           DESCRIPTION OF SECURITIES

  The authorized capital stock of the Company consists of         shares of
Class A Common Stock,            shares of Class B Common Stock, 15,000,000
shares of Preferred Stock, and 1,000,000 shares of Series A Preferred Stock. As of the Closing Date, including the shares being offered hereunder,
           shares of Class A Common Stock,           shares of Class B Common
Stock and 1,000,000 shares of Series A Preferred Stock will be issued and outstanding and no shares of Preferred Stock will be issued or outstanding.

  The following descriptions of the securities of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws are summaries, do not purport to be complete and are subject to the detailed provisions of, and are qualified in their entirety by reference to, the Certificate of Incorporation and Bylaws of the Company.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  The Certificate of Incorporation provides for two classes of common stock, Class A Common Stock and Class B Common Stock, the two classes of which are substantially identical, except for disparity in voting power.

  Voting. Each share of Class B Common Stock entitles the holder of record to ten votes and each share of Class A Common Stock entitles the holder to one vote at each annual or special meeting of stockholders, in the case of any written consent of stockholders, and for all other purposes. The holders of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders, except as otherwise provided by law. Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have cumulative voting rights. The Company may, as a condition to counting the votes cast by any holder of Class B Common Stock at any annual or special meeting of stockholders, in the case of any written consent of stockholders, or for any other purpose, require the furnishing of such affidavits or other proof as it may reasonably request to establish that the Class B Common Stock held by such holder has not, by virtue of the provisions of the Certificate of Incorporation, been converted into Class A Common Stock.

  Conversion Rights. Each share of Class B Common Stock is convertible at the holder's option at all times, without cost to the stockholder, into one share of Class A Common Stock. In addition, Class B Common Stock is subject to automatic conversion in the event of a transfer in violation of the transfer restrictions described below.

  Dividends and Other Distributions. The holders of Class A Common Stock and Class B Common Stock will be entitled to receive dividends and other distributions as may be declared thereon by the board of directors of the Company out of assets or funds of the Company legally available therefor, subject to the rights of the holders of the Series A Preferred Stock or any other series of Preferred Stock and any other provision of the Certificate of Incorporation. The Certificate of Incorporation provides that if at any time a dividend or other distribution in cash or other property is paid on Class A Common Stock or Class B Common Stock, a like dividend or other distribution in cash or other property will also be paid on Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share. In this connection, the Certificate of Incorporation specifically provides that if shares of Class B Common Stock are paid on Class B Common Stock and shares of Class A Common Stock are paid on Class A Common Stock, in an equal amount per share of Class B Common Stock and Class A Common Stock, such payment will be deemed to be a like dividend or other distribution. In the case of any split, subdivision, combination or reclassification of Class B Common Stock or Class A Common Stock, the shares of Class A Common Stock or Class B Common Stock, as the case may be, will also be split, subdivided, combined or reclassified so that the number of shares of Class B Common Stock and Class A Common Stock outstanding immediately following such split, subdivision, combination or reclassification will bear the same relationship to each other as that which existed immediately prior thereto.

  Distributions Upon Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of Class B Common Stock and the holders of Class A Common Stock will be entitled to receive the

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

assets and funds of the Company available for distribution after payments to creditors and to the holders of the Series A Preferred Stock or any Preferred Stock of the Company that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

  Transferability of Shares. The shares of Class A Common Stock offered hereby are freely transferable, subject to certain restrictions on resale imposed on affiliates of the Company. Class B Common Stock is not transferable by a stockholder except to the following transferees (each a "Permitted Transferee"): (i) to any other Class B Stockholder, any of Haim Saban's family members, any trust established solely for the benefit of one or more of Haim Saban's family members or any legal entity in which Haim Saban or such persons are the sole beneficial owners; (ii) to a direct or indirect wholly-owned subsidiary of such Class B Stockholder (or with respect to a Class B Stockholder which is a natural person, a corporation or other person wholly-owned by the Class B Stockholder); or (iii) to a Fox Inc. Subsidiary. A "Fox Inc. Subsidiary" is Twentieth Holdings Corp. and any corporation or other person in which Fox Inc., or Twentieth Holdings Corp. is the sole beneficial owner (either directly or indirectly though one or more wholly-owned subsidiaries) of all the outstanding voting securities of that corporation or other person. Any purported transfer of Class B Common Stock other than to a Permitted Transferee shall be null and void and of no effect and the purported transfer by a holder of Class B Common Stock, other than to a Permitted Transferee, will result in the immediate and automatic conversion of such holder's shares of Class B Common Stock into shares of Class A Common Stock.

  Reorganization. In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of Class B Common Stock or the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Class A Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities) (or of options or warrants to purchase voting securities, or of securities convertible into or exchangeable for voting securities), the holders of Class B Common Stock may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon the exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Stock).

  Except as expressly set forth in the Certificate of Incorporation, the rights of the holders of Class B Common Stock and the rights of the holders of Class A Common Stock are in all respects identical.

SERIES A PREFERRED STOCK

  The holders of Series A Preferred Stock have no preemptive rights and are not subject to future assessments by the Company. All outstanding shares of Series A Preferred Stock are fully paid and nonassessable. The Series A Preferred Stock has aggregate dividend and/or redemption obligations of $50 million. Once an aggregate of $50 million has been paid, the Series A Preferred Stock will cease to be outstanding. The Series A Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, ranks senior to the Preferred Stock and to the Common Stock. The holders of the shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends in an amount equal to the Distributable Cash of the Company. No more than $49 in dividends may be paid with respect to any share of Series A Preferred Stock. "Distributable Cash" means, at the time a determination of Distributable Cash is made, the net cash provided by operating activities of the Company (on a consolidated basis) from the date of issuance of the Series A Preferred Stock through the end of the last fiscal quarter ending not less than 90 days prior to the time of determination, less the sum of (i) all restricted cash, (ii) all Reserves, and (iii) all amounts previously paid as dividends on the Series A Preferred Stock. "Reserves" are those amounts determined from time to time by the Board of Directors as necessary to provide, over such period as the Board of Directors considers appropriate, for current and planned capital expenditures, debt service, working capital requirements and expansion plans; and if the Board of Directors is unable to reach agreement thereon, the

Reserves shall be maintained at a level equal to the sum of (i) $30 million, plus (ii) the net proceeds realized by the Company from the Offerings. The Company will have the right from time to time to redeem the Series A Preferred Stock, in whole or in part, with the consent of the holders of the Series A Preferred Stock, at a redemption price equal to the then-current liquidation value of the Series A Preferred Stock. If the liquidation value of the Series A Preferred Stock is $1.00 per share, the Company will have the right and power at any time thereafter to redeem all, and not less than all, of the Series A Preferred Stock at a redemption price of $1.00 per share. The holders of Series A Preferred Stock will have no voting rights with respect to corporate matters except as provided by law.

PREFERRED STOCK

  The Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences and the relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Class B Common Stock and Class A Common Stock. In the event of issuance, these shares of Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing an acquisition or a change in control of the Company. The Company currently does not intend to issue any of the authorized but unissued shares of its Preferred Stock.

REGISTRATION RIGHTS

  Following the closing of the Offerings, Haim Saban and the other former Saban Stockholders and Fox Broadcasting Sub (the "Holders") who hold all of the shares of the Class B Common Stock in the aggregate (the "Registrable Securities") will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Pursuant to the terms of the Company's Certificate of Incorporation, upon transfer, the Registrable Securities become Class A Common Stock. The rights are provided under the terms of an agreement among the Holders, Saban and FCN Holding. Subject to certain limitations in the agreement, the Holders of at least 10% of the Registrable Securities may require the registration of at least the lesser of 50% of the Registrable Securities then outstanding or a number of shares expected to have an aggregate offering price of $15 million at any time after six months from the effective date of the Offerings. If the Company receives a request to register any of the Common Stock for the account of the Holders, or the Company registers Common Stock for its own account, the Company must offer to other Holders of Registrable Securities and all others who have a contractual right, the opportunity to include their shares in the registration. The Holders may require no more than two long-form registration statements in any year and no more than three registration statements on Form S-3 for which the Company will pay all registration expenses. The Company is not required to pay for a long-form registration statement unless the Registrable Securities will be disposed of in a firm commitment underwritten offering. A Holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. The Company is not required to prepare and file a registration statement which would become effective within 270 days following the effective date of a registration statement filed by the Company.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

  Certain provisions of the DGCL and of the Certificate of Incorporation and Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

  Delaware Anti-Takeover Law. Section 203 ("Section 203") of the DGCL provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such stock may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  The Restated Certificate of Incorporation of the Company, which will be filed immediately prior to the closing of the Reorganization, will exclude the Company from the restrictions imposed by Section 203.

  Special Meetings of Stockholders. The Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, Chief Executive Officer or by order of the Board of Directors.

  Removal of Directors and Related Matters. Any director may be removed with or without cause only by the vote of at least 75% of the shares entitled to vote for the election of directors. The Certificate of Incorporation and Bylaws require the affirmative vote of holders of at least 66 2/3% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of Directors cast at a meeting of the stockholders, as well as more than 66 2/3% of the then-outstanding Class B Common Stock, called for the purpose to amend or repeal these Certificate of Incorporation provisions.

  Voting by Directors. All actions of the Board of Directors (including, but not limited to, interested party transactions, financing transactions, mergers and acquisitions, changes in executive officers, director nominations and committee appointments) will require the vote of at least 75% of the then duly elected and acting members of the Board of Directors. Interested directors will be counted and may cast votes. In addition, the Bylaws provide that any committee of the Board of Directors, other than the audit and compensation committees, shall have four members and that decisions of the committee shall be made by at least three of the four members.

  Director Liability and Indemnification. The Certificate of Incorporation and the Bylaws, taken together, provide that the Company shall, to the fullest extent permitted by the DGCL as then in effect, indemnify any person who was or is involved in any manner or was or is threatened to be made so involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as director, officer, employee or agent of another corporation or other enterprise against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding. The Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director. This right to indemnification includes the right to receive payment of any expenses incurred by the person being indemnified in connection with such proceeding in advance of the final disposition of the proceeding consistent with applicable law as then in effect. All rights to indemnification conferred in the Certificate of Incorporation shall be contract rights. The right of indemnification, including the right to receive payment in advance of expenses, conferred by the Certificate of Incorporation and Bylaws are not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled. The Certificate of Incorporation requires the affirmative vote of holders of
at least   % of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of Directors to amend or repeal the Certificate of Incorporation indemnification provisions.

TRANSFER AGENT

  The registrar and transfer agent for the Class A Common Stock is
                 .

                        SHARES ELIGIBLE FOR FUTURE SALE

  The shares of Class A Common Stock sold by the Company in the Offerings will be freely tradable without restriction or further registration under the Securities Act., except for shares held by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act). Upon completion of
the Offerings, the Company will have            shares of Class A Common Stock
outstanding (           shares if the Underwriters' over-allotment options are
exercised in full) and   shares of Class B Common Stock outstanding. Each
share of Class B Common Stock is convertible into a share of Class A Common Stock at any time at the option of the holder. Any shares held by affiliates of the Company may be sold only if they are registered under the Securities Act or are sold pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. Immediately following the Offerings, the shares of Class B Common Stock will be held by affiliates and will be "restricted securities" under the Securities Act. Such shares cannot be sold other than pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. All current holders of Class A Common Stock and Class B Common Stock (representing % of the outstanding Class A Common Stock and % of the Class B Common Stock) and all directors and executive officers of the Company have agreed with the Underwriters not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of their shares or any securities convertible into or exchangeable for their shares or in any other manner transfer all or a portion of the economic consequences associated with ownership of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated acting on behalf of the Underwriters.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares which does not exceed the greater of 1% of the then-outstanding shares
of the Company's Common Stock (approximately            shares immediately
after the Offerings) or the average weekly trading volume of the Company's Common Stock in the over-the-counter market or on a recognized exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements. To the extent shares were acquired from an affiliate of the Company, such stockholder's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. The Commission has recently proposed to amend Rule 144 to shorten each of the two-year and three-year holding periods by one year.

  The Company is authorized to issue up to             shares of Class A
Common Stock under its Stock Incentive Plan, of which           are subject to
options which have been granted as of the date of this Prospectus (see "Management--Stock Options and Stock Incentive Plan"). The Company intends to file a registration statement under the Securities Act within 180 days following the completion of the Offerings covering these shares of Class A Common Stock. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, subject to vesting restrictions and the lock-up arrangements described above.

                CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                         TO NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States Federal tax consequences of the ownership and disposition of Class A Common Stock by a holder that, for United States Federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means a citizen or resident of the United States; a corporation or partnership created or organized in the United States or under the laws of the United States or of any political subdivision thereof; or an estate or trust the income of which is includible in gross income for United States Federal income tax purposes regardless of its source. Resident alien individuals will be subject to United States Federal income tax with respect to the Class A Common Stock as if they were United States citizens.

  This discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States Federal tax consequences of owning and disposing of Class A Common Stock (including such investor's status as a United States person or Non-United States Holder), as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction.

  Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, would affect the U.S. taxation of dividends paid to a Non-United States Holder on Class A Common Stock. The Proposed Regulations are generally proposed to be effective with respect to dividends paid and other payments made after December 31, 1997, subject to certain transition rules. The discussion below is not intended to be a complete discussion of the provisions of the Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the Proposed Regulations would have if adopted.

DIVIDENDS

  Dividends paid to a Non-United States Holder generally will be subject to withholding of United States Federal income tax at the rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, in which case the dividend will be subject to the United States Federal income tax on net income that applies to United States persons (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-United States Holders should consult any applicable income tax treaties which may provide for reduced withholding or other rules different from those described above. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or to otherwise claim a reduction of or exemption from withholding under the foregoing rules.

  Under the Proposed Regulations, to obtain a reduced rate of withholding under a treaty, a Non-United States Holder would generally be required to provide an Internal Revenue Service Form W-8 certifying such Non-United States Holder's entitlement to benefits under a treaty together with, in certain circumstances, additional information. The Proposed Regulations also would provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a Non-United States Holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity.

GAIN ON DISPOSITION

  Subject to special rules applicable to individuals as described in the next paragraph, a Non-United States Holder will not generally be subject to United States Federal income tax on gain recognized on a sale or other disposition of Class A Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder (or by a partnership, trust or estate in which the Non-United States Holder is a partner or beneficiary) or (ii) the Company is or becomes a "United States real property holding corporation" for United States Federal income tax purposes (a "USRPHC") and certain other requirements are met. The Company believes that it has not been, and is not currently, a USRPHC. It is possible, however, that the Company may become a USRPHC in the future. If the Company were to become a USRPHC at any time within the shorter of (a) the five year period preceding a sale of Class A Common Stock by a Non-United States Holder or (b) such Non-United States Holder's holding period for such stock (the "Testing Period"), then gain realized on a disposition of Class A Common Stock by a Non-United States Holder that owns, actually or constructively, more than 5% of the Class A Common Stock at any time during the Testing Period generally will be treated as effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder. Gain that is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder will be subject to the United States Federal income tax on net income that applies to United States persons (and, with respect to corporate holders and under certain circumstances, the branch profits tax) and may be subject to withholding. Non-United States Holders should consult applicable income tax treaties, which may provide for different rules.

  In addition to being subject to the rules described above, an individual Non-United States Holder who holds Class A Common Stock as a capital asset will generally be subject to tax at a 30% rate on any gain recognized on the disposition of such stock if such individual is present in the United States for 183 days or more in the taxable year of disposition. Individual Non-United States Holders may also be subject to tax pursuant to provisions of United States Federal income tax law applicable to certain United States expatriates.

FEDERAL ESTATE TAXES

  Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States Federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the Internal Revenue Service (the "Service") and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether tax was actually withheld. That information may also be made available to the tax authorities of the country in which the Non-United States Holder resides.

  United States Federal backup withholding (which generally is withholding imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish certain information) will not generally apply to dividends paid to a Non-United States Holder that are subject to withholding at the 30% rate (or would be so subject but for a reduced rate under an applicable treaty). In addition, the payor of dividends currently may rely on the payee's foreign address in determining that the payee is exempt from backup withholding, unless the payor has knowledge that the payee is a United States person.

  Those backup withholding and information reporting requirements also apply to the gross proceeds paid to a Non-United States Holder upon the disposition of Class A Common Stock by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a Non-United States Holder or the holder otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a disposition of Class A Common Stock by or through a foreign office of (i) a United States broker, (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business in the United States or (iii) a foreign broker that is a "controlled foreign corporation" for United States Federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of Class A Common Stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

  The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions under which a Non-United States Holder would be subject to backup withholding and information reporting unless the Company receives certification from the holder of non-United States status.

  Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that required information is furnished to the Service.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "U.S. Purchase Agreement"), the Company has agreed to sell to each of the underwriters named below (the "U.S. Underwriters"), and each of the U.S. Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Allen & Company Incorporated and Bear, Stearns & Co. Inc. are acting as representatives (the "U.S. Representatives"), severally has agreed to purchase, the aggregate number of shares of Class A Common Stock set forth opposite its name below.

                                                                         NUMBER
                                                                           OF
      U.S. UNDERWRITERS                                                  SHARES
      -----------------                                                 --------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated............................................
      Allen & Company Incorporated.....................................
      Bear, Stearns & Co. Inc..........................................
                                                                        --------
        Total..........................................................
                                                                        ========

  The Company has also entered into a purchase agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with Merrill Lynch International, Allen & Company Incorporated and Bear, Stearns International Limited, acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"), and certain other underwriters outside the United States and Canada (collectively, the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the International Purchase Agreement, the Company has agreed to sell to the International Underwriters, and the International Underwriters severally have agreed to purchase, an
aggregate of       shares of Class A Common Stock.

  In each Purchase Agreement, the Underwriters named therein have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Class A Common Stock being sold pursuant to such Purchase Agreement if any of the shares of Class A Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances, under the Purchase Agreements, the commitments of non-defaulting Underwriters may be increased. Each Purchase Agreement provides that the Company is not obligated to sell, and the Underwriters named therein are not obligated to purchase, the shares of Class A Common Stock under the terms of the Purchase Agreement unless all of the shares of Class A Common Stock to be sold pursuant to the Purchase Agreements are contemporaneously sold.

  The U.S. Representatives have advised the Company that the U.S. Underwriters propose to offer the shares of Class A Common Stock offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share of Class A Common Stock, and that the U.S.
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $     per share of Class A Common Stock on sales to certain other dealers.
After the Offerings, the public offering price, concession and discount may be changed.

  The public offering price per share of Class A Common Stock and the underwriting discount per share of Class A Common Stock are identical for both Offerings.

  The Company has granted to the U.S. Underwriters and the International
Underwriters options to purchase up to an aggregate of    shares and    shares
of Class A Common Stock, respectively, at the initial public offering price, less the underwriting discount. Such options, which will expire 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments.

  The Company has been informed that the Underwriters have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the

U.S. Underwriters and the International Underwriters are permitted to sell shares of Class A Common Stock to each other. The Company has been informed that, under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or resell shares of Class A Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Underwriters and any bank, broker or dealer to whom they sell shares of Class A Common Stock will not offer to resell shares of Class A Common Stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. persons or to Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and to offer to resell such number of shares of Class A Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

  The Company, Fox Broadcasting, Haim Saban and certain officers and directors of the Company have each agreed not to sell or grant any option for the sale of, or otherwise dispose of, any Common Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock, other than the shares of Common Stock that may be offered by the Company in the Offerings and not to file or request to be filed, as the case may be, any registration statement with respect to Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch.

  The U.S. Underwriters and the International Underwriters have informed the Company that they do not intend to sell shares of Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price for the Class A Common Stock has been determined by negotiation between the Company and the U.S. Representatives and International Representatives. Among the factors that were considered in determining the initial public offering price were the Company's results of operations, the Company's current financial condition, its future prospects, the experience of its management, the economics of the industry in general, the general condition of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  Certain of the Underwriters or their affiliates have provided from time to time, and may provide in the future, commercial and investment banking services to News Corp. and its affiliates, for which such Underwriters or their affiliates have received or will receive fees and commissions.

  Allen & Company Incorporated ("Allen") has, over the years, rendered investment banking and financial advisory services to News Corp. and various of its subsidiaries, as well as to Saban, in connection with a number of matters. Stanley S. Shuman, a Managing Director and Executive Vice President of Allen, has been a non-Executive Director of News Corp. since 1982. Allen acquired 16 16/99 shares of common stock of FCN Holding in lieu of a cash fee earned in December 1995 for certain financial advisory and other investment banking services rendered to FCN Holding in connection with the negotiation, structuring, formation and capitalization of the LLC. These shares will be
exchanged in the Reorganization for         shares of Class A Common Stock of
the Company. As a result, after the Reorganization and before the Offerings,
Allen will own an aggregate of    shares of Class A Common Stock of the
Company.

                                 LEGAL MATTERS

  Counsel for the Company, Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California, has rendered an opinion to the effect that the Class A Common Stock offered by the Company upon sale will be duly and validly issued, fully paid and nonassessable. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

  The consolidated financial statements of Saban Entertainment, Inc. at May 31, 1994 and 1995 and at October 31, 1995, and for each of the three years in the period ended May 31, 1995 and the five month period ended October 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of FCN Holding, Inc. at July 3, 1994, July 2, 1995 and October 29, 1995, and for each of the two years in the period ended July 2, 1995 and for the four months ended October 29, 1995 and the Balance Sheet of Fox Kids Worldwide, Inc. at September 27, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of FCN Holding, Inc., Saban Entertainment, Inc. and Fox Kids Worldwide, L.L.C. (from and after the date of the Reorganization, Fox Kids Worldwide, Inc.) at June 30, 1996 and for the eight months ended June 30, 1996, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and with respect to any contract or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the shares offered hereby, reference is hereby made to the Registration Statement and exhibits thereto. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed rates.

  Upon consummation of the Offerings, the Company will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance therewith, will file reports and other information with the Commission in accordance with its rules. Such reports and other information concerning the Company may be inspected and copied at the address set forth above and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Application has been made to list the Class A

Common Stock on the New York Stock Exchange. If approved for listing, any such material will also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The Company intends to furnish holders of Class A Common Stock annual reports containing audited consolidated financial statements and quarterly reports containing unaudited financial information. Such audited financial statements and unaudited quarterly financial information will be prepared in accordance with generally accepted accounting principles in the United States.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
FCN HOLDING, INC., SABAN ENTERTAINMENT, INC. AND FOX KIDS WORLDWIDE,
 L.L.C. (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS
 WORLDWIDE, INC.)

  Report of Independent Auditors.........................................  F-2
  Combined Balance Sheet as of June 30, 1996.............................  F-3
  Combined Statement of Operations for the eight months ended June 30,
   1996..................................................................  F-4
  Combined Statement of Stockholders' Equity for the eight months ended
   June 30, 1996.........................................................  F-5
  Combined Statement of Cash Flows for the eight months ended June 30,
   1996..................................................................  F-6
  Notes to Combined Financial Statements.................................  F-7

FCN HOLDING, INC.

  Report of Independent Auditors.......................................... F-21
  Consolidated Balance Sheets as of July 3, 1994, July 2, 1995 and October
   31, 1995............................................................... F-22
  Consolidated Statements of Operations for the periods ended July 3,
   1994, July 2, 1995 and October 31, 1995................................ F-23
  Consolidated Statements of Stockholder's Equity for the periods ended
   July 3, 1994, July 2, 1995 and October 31, 1995........................ F-24
  Consolidated Statements of Cash Flows for the period ended July 3, 1994,
   July 2, 1995 and October 31, 1995...................................... F-25
  Notes to Consolidated Financial Statements.............................. F-26

SABAN ENTERTAINMENT, INC.

  Report of Independent Auditors.......................................... F-31
  Consolidated Balance Sheets as of May 31, 1994 and 1995 and October 31,
   1995................................................................... F-32
  Consolidated Statements of Operations for the years ended May 31, 1994 and 1995 and for the five months ended October 31, 1995................ F-33
  Consolidated Statements of Stockholders' Equity for the years ended May
   31, 1994 and 1995 and for the five months ended October 31, 1995....... F-34
  Consolidated Statements of Cash Flows for the years ended May 31, 1994 and 1995 and for the five months ended October 31, 1995................ F-35
  Notes to Consolidated Financial Statements.............................. F-36

FOX KIDS WORLDWIDE, INC.

  Report of Independent Auditors.......................................... F-47
  Balance Sheet as of September 27, 1996.................................. F-48
  Notes to Financial Statements........................................... F-49

                        REPORT OF INDEPENDENT AUDITORS

Boards of Directors and Members Committee
FCN Holding, Inc., Saban Entertainment, Inc. and Fox Kids Worldwide, L.L.C.

  We have audited the accompanying combined balance sheet of FCN Holding, Inc., Saban Entertainment, Inc. and Fox Kids Worldwide, L.L.C. (from and after the date of the Reorganization (Note 1), Fox Kids Worldwide, Inc.) as of June 30, 1996 and the related combined statements of operations, stockholders' equity, and cash flows for the eight months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of FCN Holding, Inc., Saban Entertainment, Inc. and Fox Kids Worldwide, L.L.C. (from and after the date of the Reorganization (Note 1), Fox Kids Worldwide, Inc.) and the combined results of their operations and their cash flows for the eight months ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
September 27, 1996

                  FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                         AND FOX KIDS WORLDWIDE, L.L.C.
  (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

                             COMBINED BALANCE SHEET

                                 JUNE 30, 1996

ASSETS
Cash and cash equivalents........................................ $ 16,044,000
Restricted cash..................................................    8,000,000
Accounts receivable, net of allowance for doubtful accounts of
 $1,690,000 and including $3,119,000 from related parties........   56,225,000
Amounts receivable from related parties..........................   25,789,000
Programming costs, less accumulated amortization.................  181,427,000
Property and equipment, at cost, less accumulated depreciation...    8,711,000
Deferred income taxes............................................   27,023,000
Other assets.....................................................   13,051,000
                                                                  ------------
Total assets..................................................... $336,270,000
                                                                  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable................................................. $  8,192,000
Accrued liabilities..............................................   30,247,000
Deferred revenue.................................................   67,882,000
Fox Kids Network affiliate participation payable.................   13,738,000
Accrued programming expenditures.................................   15,179,000
Accrued residuals and participations.............................   22,040,000
Income taxes payable.............................................    3,884,000
Deferred income taxes............................................      790,000
Debt.............................................................   19,916,000
Amounts payable to related parties...............................   81,571,000
                                                                  ------------
Total liabilities................................................ $263,439,000
Commitments and contingencies....................................          --
Stockholders' equity
  Preferred class A members interest.............................   40,000,000
  Common stock, $.01 par value, 10,000 shares authorized, 800
   shares issued and outstanding (Saban Entertainment, Inc.).....          --
  Common stock, no par value, 2,000 shares authorized, 2,000
   shares issued and outstanding (FCN Holding, Inc.) ............        2,000
  Contributed capital............................................   49,245,000
  Cumulative translation adjustment..............................      (11,000)
  Retained deficit...............................................  (16,405,000)
                                                                  ------------
Total stockholders' equity.......................................   72,831,000
                                                                  ------------
Total liabilities and stockholders' equity....................... $336,270,000
                                                                  ============


                            See accompanying notes.

                  FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                         AND FOX KIDS WORLDWIDE, L.L.C.
  (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

                        COMBINED STATEMENT OF OPERATIONS

                        EIGHT MONTHS ENDED JUNE 30, 1996

Net revenues (including $5,498,000 from related parties)........... $191,621,000
Costs and expenses:
  Amortization of programming costs, residuals and participations..   98,937,000
  Selling, general and administrative (including $1,114,000 to a
   related party)..................................................   23,072,000
  Fox Kids Network affiliate participations........................    8,853,000
                                                                    ------------
Operating income...................................................   60,759,000
Investment advisory fee............................................   10,000,000
Interest expense (including $170,000 to a related party)...........      885,000
                                                                    ------------
Income before provision for income taxes...........................   49,874,000
Provision for income taxes.........................................   18,274,000
                                                                    ------------
Net income......................................................... $ 31,600,000
                                                                    ============
Net income attributable to common stock............................  $
                                                                    ============
Net income per common share........................................  $
                                                                    ============
Weighted average shares outstanding................................
                                                                    ============


                            See accompanying notes.

                  FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                         AND FOX KIDS WORLDWIDE, L.L.C.
  (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                 JUNE 30, 1996

                          PREFERRED CLASS A
                           MEMBERS INTEREST  COMMON STOCK              CUMULATIVE
                          ------------------ ------------- CONTRIBUTED TRANSLATION   RETAINED
                          SHARES   AMOUNT    SHARES AMOUNT   CAPITAL   ADJUSTMENT    DEFICIT        TOTAL
                          ------ ----------- ------ ------ ----------- ----------- ------------  ------------
Balance at November 1,
 1995 ..................   --    $       --  2,000  $2,000 $       --   $    --    $ (4,132,000) $ (4,130,000)
Transactions at November
 1, 1995:
 Capital contributions..   --            --    --      --   29,344,000       --             --     29,344,000
 Forgiveness of debt....   --            --    --      --    5,124,000       --             --      5,124,000
 Distribution...........   --            --    --      --          --        --      (2,700,000)   (2,700,000)
 Saban Entertainment,
  Inc...................   --            --    800     --   11,751,000    46,000     83,174,000    94,971,000
 Elimination of certain
  amounts between FCN
  Holding, Inc. and
  Saban Entertainment,
  Inc. .................   --            --    --      --          --        --      (4,247,000)   (4,247,000)
Payment to a related
 party for a stock
 purchase option........   --            --    --      --          --        --     (80,100,000)  (80,100,000)
Related party tax
 obligation.............   --            --    --      --    3,026,000       --             --      3,026,000
Exchange loss on
 translation of foreign
 subsidiaries' financial
 statements.............   --            --    --      --          --    (57,000)           --        (57,000)
Net income..............   --            --    --      --          --        --      31,600,000    31,600,000
Amount attributable to
 Series A Preferred
 Stock..................   --     40,000,000   --      --          --        --     (40,000,000)          --
                           ---   ----------- -----  ------ -----------  --------   ------------  ------------
Balance at June 30,
 1996...................   --    $40,000,000 2,800  $2,000 $49,245,000  $(11,000)  $(16,405,000) $ 72,831,000
                           ===   =========== =====  ====== ===========  ========   ============  ============


                            See accompanying notes.

                  FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                         AND FOX KIDS WORLDWIDE, L.L.C.
  (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

                        COMBINED STATEMENT OF CASH FLOWS

                        EIGHT MONTHS ENDED JUNE 30, 1996

OPERATING ACTIVITIES
Net income.....................................................  $  31,600,000
Adjustments to reconcile net income to net cash provided by
 (used in) operating activities:
  Amortization of programming costs............................     84,490,000
  Depreciation.................................................      1,585,000
  Cumulative translation adjustment............................        (57,000)
  Investment advisory fee......................................     10,000,000
  Changes in operating assets and liabilities:
    Restricted cash............................................     (3,000,000)
    Accounts receivable........................................     11,896,000
    Amounts receivable from related parties....................     (8,672,000)
    Additions to programming costs.............................   (113,506,000)
    Other assets...............................................      2,194,000
    Accounts payable...........................................     (8,009,000)
    Accrued liabilities........................................        224,000
    Accrued residuals and participations.......................      5,771,000
    Administration fee payable to a related party..............     (6,173,000)
    Income taxes payable and deferred income taxes.............     (9,583,000)
    Deferred revenue...........................................     23,437,000
    Fox Kids Network affiliate participation payable...........     (4,667,000)
    Accrued programming expenditures...........................     (4,637,000)
                                                                 -------------
Net cash provided by operating activities......................     12,893,000
INVESTING ACTIVITIES
Purchase of property and equipment.............................     (3,053,000)
Acquisition of programming rights..............................     (7,200,000)
Acquisition of Creativite & Developpement SA...................     (1,722,000)
Cash acquired in acquisition of Creativite & Developpement SA..      3,151,000
Cash acquired in deemed acquisition of Saban Entertainment,
 Inc...........................................................     16,207,000
                                                                 -------------
Net cash provided by investing activities......................      7,383,000
FINANCING ACTIVITIES
Proceeds from bank borrowings..................................     15,880,000
Payments on bank borrowings....................................    (11,606,000)
Payment to a related party for a stock purchase option.........    (80,100,000)
Proceeds from related parties..................................    207,400,000
Payments to related parties....................................   (139,433,000)
Capital contributions from related parties.....................      3,310,000
                                                                 -------------
Net cash used in financing activities..........................     (4,549,000)
                                                                 -------------
Increase in cash and cash equivalents..........................     15,727,000
Cash and cash equivalents at beginning of period...............        317,000
                                                                 -------------
Cash and cash equivalents at end of period.....................  $  16,044,000
                                                                 =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
  Interest (net of amounts capitalized)........................  $     414,000
                                                                 =============
  Income taxes.................................................  $  27,796,000
                                                                 =============
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:
Amounts payable to a related party of $5,124,000 were forgiven and recorded as contributed capital.
The Company accrued $10,000,000 in other assets and amounts
 payable to related parties in connection with the formation of the LLC.
A receivable from a related party of $2,700,000 was forgiven and charged to retained earnings.
The Company recorded $3,026,000 arising under a tax sharing
 obligation which was deemed to be contributed to capital by the related party.

                            See accompanying notes.

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                 JUNE 30, 1996

1. BASIS OF FINANCIAL STATEMENT PRESENTATION, ORGANIZATION AND RELATED PARTY TRANSACTIONS

  On November 1, 1995 (the "Effective Date") FCN Holding, Inc. ("FCN Holding") and Saban Entertainment, Inc. ("Saban") formed Fox Kids Worldwide, L.L.C. (the "LLC"), a limited liability company, for the purpose of jointly expanding the worldwide childrens' businesses of FCN Holding and Saban. Since the Effective Date, FCN Holding and Saban have been operated by their respective managements subject to the overall supervision of the Members Committee of the LLC. In connection with the initial public offerings referred to below (the "Offerings"), a reorganization (the "Reorganization") will be effected pursuant to which Saban, FCN Holding and the LLC will become wholly-owned subsidiaries of Fox Kids Worldwide, Inc. ("Fox Kids Worldwide" or the "Company"). Solely for financial statement presentation purposes, although the Company will not acquire any of the shares of the capital stock of Saban until immediately prior to the closing of the Offerings, and although the Reorganization will not be effected until immediately prior to the closing of the Offerings, as the result of the foregoing, the assets and liabilities of Saban, FCN Holding and the LLC are being recorded at historical cost from and after the Effective Date. The combined historical financial statements of the Company (as the deemed successor to Saban, FCN Holding and the LLC) included herein represent the historical financial statements of FCN Holding (after giving effect to such combination as of the Effective Date).

  The combined financial statements of the Company includes the balance sheets of FCN Holding, Saban and the LLC at June 30, 1996 together with the combined results of operations of FCN Holding, Saban and the LLC since November 1, 1995. The operations of certain foreign subsidiaries of Saban have been combined at May 31, 1996 and include operations for the eight month period ended May 31, 1996. Unaudited pro forma consolidated statements of operations for the period from July 4, 1994 to July 2, 1995 and from July 3, 1995 to June 30, 1996, which would consolidate the results of operations of FCN Holding, Saban and the LLC from the beginning of the respective periods are presented below.

                                                      PERIOD FROM   PERIOD FROM
                                                      JULY 4, 1994 JULY 3, 1995
                                                           TO           TO
                                                      JULY 2, 1995 JUNE 30, 1996
                                                      ------------ -------------
     Pro-forma revenues.............................. $380,449,000 $327,105,000
     Pro-forma net income............................ $ 68,170,000 $ 71,370,000
                                                      ============ ============

  The Company is a fully-integrated global children's television entertainment company which develops, acquires, produces, broadcasts and distributes quality animated and live-action children's television programming. The Company's principal operations are conducted by (i) Fox Children's Network, Inc. ("FCN"), which operates the Fox Kids Network--the top rated children's (ages 2-11) oriented broadcast television network in the United States ("Fox Kids Network") and (ii) Saban, whose library of more than 3,700 half-hours of children's programming is among the largest in the world. The Company is the result of the joint venture (the LLC) formed in 1995 by Fox Broadcasting Company ("Fox Broadcasting") and Saban. All significant intercompany transactions and accounts have been eliminated.

THE REORGANIZATION

  Fox Kids Worldwide was incorporated in Delaware in August 1996 and currently conducts no business or operations. Immediately prior to the closing of the Offerings, (i) Fox Broadcasting Sub, Inc.; a wholly-owned subsidiary of Fox Broadcasting ("Fox Broadcasting Sub"), will exchange its capital stock in FCN Holding, which indirectly owns FCN, for 50% of the number of shares of the Fox Kids Worldwide's class B common

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

stock, par value $0.001 per share ("Class B Common Stock"), which will be outstanding immediately after the Reorganization and prior to the closing of the Offerings (the "Reorganization Closing"), (ii) the other stockholders of FCN Holding will exchange their capital stock in FCN Holding for an aggregate of one percent of the aggregate number of shares of Class A Common Stock and Class B Common Stock (the "Common Stock") which will be outstanding immediately after the Reorganization Closing, (iii) the Chairman and Chief Executive Officer of Saban ("Haim Saban") and the other stockholders of Saban will exchange their capital stock in Saban for an aggregate of 50% of the number of shares of Class B Common Stock which will be outstanding immediately after the Reorganization Closing and (iv) all outstanding management options to purchase Saban capital stock will become options to purchase an aggregate of approximately four percent of the aggregate number of shares of Common Stock which will be outstanding immediately after the Reorganization Closing. In addition, Fox Broadcasting will exchange its preferred, non-voting interest in the LLC for an aggregate of 1,000,000 shares of Fox Kids Worldwide's series A redeemable preferred stock, $0.001 par value per share (the "Series A Preferred Stock") and will exchange a $50 million contingent note receivable from the LLC for a new preferred, non-voting interest in the LLC. As a result of these transaction, FCN Holding, FCN, Saban and the LLC will become direct or indirect subsidiaries of Fox Kids Worldwide, Inc.

RELATED PARTY TRANSACTIONS IN CONNECTION WITH THE FORMATION OF THE LLC AND THE SUBSEQUENT REORGANIZATION

  As described more fully below, in connection with the formation of the LLC and the subsequent Reorganization, various corporate affiliates of Fox Broadcasting transferred certain distribution rights and other contractual rights to the LLC, made a cash loan to the LLC and committed to provide certain administrative services to FCN Holding on an on-going basis. In consideration, Fox Broadcasting is entitled to receive payment of its loan and certain other cash distributions in priority to the common stockholders of the Company.

  FCN and Twentieth Century Fox Licensing and Merchandising, a unit of Fox, Inc. ("Twentieth Fox Licensing") had previously entered into a Merchandising Rights Acquisition Agreement, dated as of July 1, 1990, pursuant to which FCN licensed to Twentieth Fox Licensing the worldwide merchandising rights to properties owned or controlled by FCN. The term of the agreement extends in perpetuity. In consideration for the rights granted, Twentieth Fox Licensing agreed to pay FCN an amount equal to 100% of net profits from exploitation of such merchandising rights, which equaled gross receipts less distribution fees and expenses. On December 22, 1995, in connection with the formation of the LLC, this agreement, and all amounts retained as distribution fees by Twentieth Fox Licensing from June 1, 1995 through that date, were assigned to the LLC by Fox Broadcasting and certain of its affiliates ("Fox Parties").

  FCN and Twentieth Century Fox Film Corporation ("Twentieth Century Fox") are parties to a Distribution Rights Acquisition Agreement, dated as of September 1, 1990, pursuant to which FCN licensed to Twentieth Century Fox certain worldwide distribution rights with respect to programming owned or controlled by FCN. The term of this agreement extends in perpetuity. In consideration for the rights granted, Twentieth Century Fox agreed to pay FCN 100% of net profits, which equals gross receipts less distribution fees and expenses. On December 22, 1995, in connection with the formation of the LLC, this agreement, and all rights retained by Twentieth Century Fox commencing June 1, 1995, were assigned to the LLC by the Fox Parties.

  FCN and Fox Broadcasting are parties to an Administration Agreement, dated as of February 7, 1990, pursuant to which Fox Broadcasting agreed to provide the following services to FCN: network national advertising sales and the administration thereof, commercial trafficking and broadcast operations (including

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

all uplink, transponder and other facilities necessary to deliver via satellite Fox Kids Network programming for broadcast to the Fox Kids Network Affiliates (defined below)) and overhead charges related to Fox Broadcasting's in-house administrative support in the areas of research, promotion, business affairs, legal affairs and accounting. FCN agreed to pay to Fox Broadcasting a fee equal to 15% of 100% of the net advertising revenue (gross advertising revenue less advertising agency commissions) derived with respect to national commercials, commercial material or other advertising matter included or used in connection with any of the programs exhibit on the Fox Kids Network. On December 22, 1995, in connection with the terms of the LLC, this agreement, and all rights of Fox Broadcasting to receive management fees on or subsequent to June 1, 1995, were assigned to the LLC by the Fox Parties. Consequently, the Company agreed to pay to Fox Broadcasting a fee of $10 million for providing these services and such amount is included in other assets and amounts payable to related parties at June 30, 1996. In September 1996, the Company paid this fee and, immediately upon receipt of this $10 million payment, Fox Broadcasting made a contribution to the LLC of $10 million in exchange for additional Class A Members Interest, described above. Fox Broadcasting continues to be obligated to provide the services described above and estimates the incremental costs for providing these services to the Company to be $2,200,000 per annum. Accordingly, the Company is amortizing the $10 million fee over approximately five years, representing the period over which the value of the services is estimated to be incurred, and has recorded amortization of $1,467,000 for the eight months ended June 30, 1996. Fox Broadcasting believes that these estimates were made on a reasonable basis. However, these estimates may not necessarily be indicative of the level of expenses that might have been incurred had the Company operated on a stand-alone basis. Fox Broadcasting has not made a study or any attempt to obtain quotes from third parties to determine what the costs of obtaining such services from third parties would have been.

  Pursuant to terms of the affiliation agreements ("Agreements") among the Company, Fox Broadcasting and substantially all of its affiliated television stations ("Fox Kids Network Affiliates"), the Fox Kids Network Affiliates, including owned operated television stations of certain affiliates of Fox Broadcasting ("Fox O&O's") are entitled to compensation which is equal to 100% of FCN's programming Net Profits (as defined below). Amounts payable under these compensation arrangements are due quarterly in amounts derived pursuant to the provisions in the Agreements. "Net Profits" is defined on a cumulative basis to include amounts actually received by FCN from the exhibition, distribution and other exploitation of the Company's programs and the merchandising and other rights relating thereto, less administrative fees, production/license fees, distribution and merchandising fees (including those payable to the Company), overhead and other expenses and reserves. Certain of the Fox O&O's have waived in favor of the Company their rights to receive these participations.

  In addition to assigning to the LLC the agreements and Net Profit participations referred to above, Fox Broadcasting agreed that the net cash flow to the LLC from such agreements and participations for the twelve months ended June 30, 1996 would be a minimum of $35,755,000. For the eight months ended June 30, 1996, the Company recorded $16,611,000 as a decrease in expenses. The remaining balance of $19,144,000 was recorded as a capital contribution. Subsequent to June 30, 1996, the outstanding balance was paid.

  In connection with the formation of the LLC, Fox Broadcasting made a $64.5 million interest free loan to the LLC, of which $14.5 million of the loan was repaid in September 1996. The $50 million balance of this loan must be paid out of Distributable Cash of the LLC before any distributions are made on the Class A and Class B Members Interests. In connection with the Reorganization, concurrent with the closing of the Offerings, Fox Broadcasting will exchange this loan for new Class A Members Interests in the LLC, which will grant Fox Broadcasting a priority right to receive distributions of Distributable Cash (as defined below) and other

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

distributions from the LLC until it has received aggregate distributions of $50 million, whereupon it will terminate and expire. Distributable Cash means the amount of cash available for distribution by the LLC (including cash available from Saban and FCN Holding), taking into account all cash, debts, liabilities and obligations of the LLC then due and after setting aside reserves to provide for the LLC's capital expenditures, debt service, working capital and expansion plans ("Distributable Cash").

  In addition to the priority distributions described in the paragraph above, in connection with the formation of the LLC, Fox Broadcasting was also granted a priority right to receive distributions of Distributable Cash and other distributions until it receives aggregate distributions in an amount equal to $40 million. As described below, in September 1996, Fox Broadcasting purchased, for $10 million cash, an additional $10 million of Class A Members Interest. Pursuant to the terms of the Reorganization and concurrent with the closing of the Offerings, Fox Broadcasting will exchange this Class A Members Interest for 1,000,000 shares of the Company's Series A Preferred Stock. This Series A Preferred Stock terminates once an aggregate of $50 million in dividends and redemption amounts are paid to Fox Broadcasting. The difference between the carrying value of the Series A Preferred Stock and the liquidation value has been accreted and charged against retained earnings.

  Pursuant to an agreement, dated December 22, 1995, between the LLC and the stockholders of Saban, the LLC was granted an option to purchase, upon the occurrence of certain events, all of the Saban common stock (or the stock of a successor entity, including the Company) held by the stockholders of Saban, and any of their transferees ("Stock Ownership Agreement"). The option is triggered upon the occurrence of the following events and may be exercised as follows: (i) for a period of one year following the death of Haim Saban, if he dies prior to December 22, 2012; (ii) upon delivery of written notice by Fox Broadcasting at any time on or after December 22, 2002 or before December 22, 2012; or (iii) upon receipt by Fox Broadcasting of written notice (which generally cannot be delivered prior to December 22, 2001) from Haim Saban of his desire to cause Fox Broadcasting to purchase all of the shares of Class B Common Stock held by the stockholders of Saban. The LLC paid to the stockholders of Saban an aggregate of $80.1 million for payment under the Stock Ownership Agreement. The purchase price formula under the option is based on the fair market value of the Company. As part of the Reorganization, the LLC distributed the Stock Ownership Agreement to Fox Broadcasting Sub.

OTHER RELATED PARTY TRANSACTIONS

  Receivables from related parties include advances of $1,329,000 to certain non-stockholder officers and directors of the Company.

  Saban and Fox Broadcasting are parties to a barter syndication agreement, dated as of January 5, 1996, pursuant to which Saban engaged Fox Broadcasting to provide barter advertising sales for the 1996-1997 broadcast season for the Saban Kids Network, an ad hoc syndicated distribution network.

  Related companies of Fox Broadcasting have funded the operations of FCN Holding from its inception through loans to the Company. All amounts derived by the operations of FCN Holding are used to reduce such outstanding borrowings. Amounts outstanding bear interest at the prime rate (8.25% at June 30, 1996). Amounts due to the related companies of Fox Broadcasting in connection therewith, including interest, totalled $7,071,000 at June 30, 1996.

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  The Company has also entered into a number of binding agreements with affiliated companies of The News Corporation Limited, the parent company of Fox Broadcasting, to launch new international children's channels.

  From time to time, Saban has loaned and advanced funds to Haim Saban. In connection with the formation of the LLC and as inducement to Haim Saban to enter into certain documentation in connection with the formation of the LLC, on December 22, 1995, Saban forgave in full the loan plus accrued interest owing from Haim Saban in the amount of approximately $2,700,000. This amount was treated as a distribution and charged to retained earnings in the eight months ended June 30, 1996. In connection with Haim Saban's employment agreement, dated December 22, 1995, with the LLC, the LLC agreed to reimburse Haim Saban for all out-of-pocket costs and expenses for domestic and international travel, including private air charter which may include aircraft owned directly or indirectly by Haim Saban. For the eight months ended June 30, 1996, Saban has paid approximately $370,000 for such services.

  Saban currently leases and distributes its entertainment properties (e.g., motion pictures, television programs, merchandising and licensing rights) in Israel through Duveen Trading Ltd. ("Distributor"), a corporation owned wholly by Haim Saban's brother. The term of the agreement extends through December 31, 1997, subject to extension by Saban for an additional three years. Duveen Trading Ltd. is not obligated to make any payments to Saban under this agreement.

  In September 1994, Saban entered into a music services agreement (the "Music Agreement") with Haim Saban. The Music Agreement remains in effect until August 31, 2001. Under the terms of the Music Agreement, all original theme music, underscore, cues and songs for use in all programming produced by Saban will be supplied through Haim Saban. Saban has been granted the non-exclusive, worldwide, perpetual license to (i) synchronize and perform compositions in theatrical motion pictures and (ii) synchronize composition in all other forms of programming and has the royalty-free right to use the compositions in articles of merchandise such as home video units, video games and interactive toys. All music publishing income earned in connection with such musical compositions is retained by Haim Saban. The Company has accrued $262,000 for payment to Haim Saban pursuant to the terms of the Music Agreement.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR-END

  The Company's fiscal year ends on the Sunday closest to June 30.

REVENUE RECOGNITION

  Advertising revenue is recognized as earned in the period in which the advertising commercials are telecast and are net of agency commission fees of $20,817,000. Revenues from television, music and merchandising lease agreements, which provide for the receipt by the Company of nonrefundable guaranteed amounts, are recognized when the lease period begins, collectibility is reasonably assured and the product is available pursuant to the terms of the lease agreement. Amounts in excess of minimum guarantees under these lease agreements are recognized when earned. Amounts received in advance of recognition of revenue are recorded as deferred revenue. FCN Holding generally provides advertisers with guaranteed ratings in connection with its domestic network broadcasts. Revenue is recorded net of estimated shortfalls, which are settled either by additional advertising time ("make goods") or cash refunds to the advertiser. FCN Holding accounts for the full amount of the estimated shortfall.

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


PROGRAMMING COSTS

  Programming costs, consisting of direct production costs, acquisition of story rights, costs to acquire distribution rights, allocable production overhead, interest and exploitation costs (which benefit future periods) are capitalized as incurred. The individual film forecast method is used to amortize programming costs in which the Company owns or controls distribution rights. Costs accumulated in the production of a program are amortized in the proportion that gross revenues realized bear to management's estimate of the total gross revenues expected to be received. Estimated liabilities for residuals and participations are accrued and expensed in the same manner as programming cost inventories are amortized.

  For programs in which the Company acquires only network broadcast rights, the Company amortizes such program costs over the estimated number of telecasts. The Company evaluates its programming rights for possible changes in the estimated number of telecasts or the possibility of impairment.

  Revenue estimates on a program-by-program basis are reviewed periodically by management and are revised, if warranted, based upon management's appraisal of current market conditions. Based on this review, if estimated future gross revenues from a program are not sufficient to recover the unamortized costs, the unamortized programming cost will be written down to net realizable value.

CONCENTRATION OF CREDIT RISKS

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions or in a mutual fund which invests in government securities and therefore are subject to reduced risk. The Company has not incurred any losses relating to these investments.

  The Company leases its product to distributors and broadcasters throughout the world. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Generally, payment is received in full or in part prior to the Company's release of product to such distributors and broadcasters. At June 30, 1996, substantially all of the Company's trade receivables were from customers in the entertainment or broadcast industries or from advertising agencies. Receivables generally are due within 30 days. Credit losses relating to customers in the entertainment and broadcast industries or advertising agencies consistently have been within management's expectations.

CASH AND CASH EQUIVALENTS

  For the purposes of balance sheet classification and the statement of cash flows, the Company considers all highly liquid investments that are both readily convertible into cash with original maturities when purchased of three months or less to be cash equivalents.

RESTRICTED CASH

  Restricted cash represents amounts held by financial institutions as collateral on outstanding debt.

FINANCIAL INSTRUMENTS

  Financial instruments are carried at historical cost which approximates fair value.

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


PROPERTY AND EQUIPMENT

  Property and equipment are carried at cost and depreciation is computed using the straight-line method over their estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful lives of the improvement using the straight-line method.

FOREIGN CURRENCY TRANSLATION AND CUMULATIVE ADJUSTMENT

  Saban International N.V. ("SINV"), after the Effective Date deemed to be a wholly-owned subsidiary of the Company, uses the U.S. dollar as the functional currency. Saban International Paris S.A.R.L. ("SIP"), Saban Entertainment Germany GmbH and Saban Merchandising and Licensing GmbH and Saban Entertainment (UK) Limited, all foreign subsidiaries of the Company, use local currency as the functional currency. Assets and liabilities are translated into U.S. dollars at current exchange rates. Revenue and expenses have been translated into U.S. dollars based generally on the average rates prevailing during the period.

  Gains and losses arising from foreign currency transactions are included in determining net income for the period. The aggregate transaction gains for the eight months ended June 30, 1996 were $132,000.

  The cumulative translation adjustment in stockholders' equity at June 30, 1996 represents the Company's net unrealized exchange losses on the translation of foreign subsidiaries' financial statements.

INCOME TAXES

  The Company provides for income taxes based on the liability method under Statement of Financial Accounting Standards No. 109. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes including amortization of programming costs. Actual results could differ from those estimates. Management periodically reviews and revises its estimates of future airings and revenues for program costs, as necessary, which may result in revised amortization of its program costs and may be significantly affected by the periodic adjustments in such amortization.

STOCK-BASED COMPENSATION

  The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" and intends to continue to do so.

NET INCOME PER COMMON SHARE

  The per share data is based on the weighted average number of common and common equivalent shares outstanding during the period and are calculated in accordance with a Staff Accounting Bulletin of the Securities and Exchange Commission whereby common and common share equivalents issued within a 12-month period prior to an initial public offering are treated as outstanding for all periods presented if the issue price was less than the proposed initial public offering price. In addition, shares issuable upon the exercise of options within the 12-month period are considered to have been outstanding since inception of the Company.

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  For the eight months ended June 30, 1996, the per share amount gives effect to the accretion of the preferred class A members interest up to its liquidation value of $40,000,000.

 3. PROGRAMMING COSTS

  Programming costs, net of accumulated amortization, is comprised of the following:

                                                                       NET
                                                      ACCUMULATED  PROGRAMMING
                                             COST     AMORTIZATION    COSTS
                                         ------------ ------------ ------------
   Children's programming, broadcast.... $303,161,000 $285,615,000 $ 17,546,000
   Children's programming, other........  434,773,000  344,638,000   90,135,000
   Movies and mini-series...............  121,642,000   88,642,000   33,000,000
   Projects in production...............   38,999,000          --    38,999,000
   Development..........................    1,747,000          --     1,747,000
                                         ------------ ------------ ------------
                                         $900,322,000 $718,895,000 $181,427,000
                                         ============ ============ ============

  Based on the Company's estimate of future revenues, approximately 76% of unamortized released programming costs at June 30, 1996 will be amortized during the three years ending June 30, 1999.

 4. PROPERTY AND EQUIPMENT

  Property and equipment is comprised of the following:

   Studio equipment................................................ $ 8,338,000
   Office furniture and fixtures...................................   3,257,000
   Leasehold improvements..........................................   2,455,000
   Other...........................................................      64,000
                                                                    -----------
                                                                     14,114,000
   Less accumulated depreciation...................................   5,403,000
                                                                    -----------
                                                                    $ 8,711,000
                                                                    ===========

 5. DEBT

  Debt is comprised of the following:

   DeNationale Investeringsbank N.V.; secured line of credit due
    April 18, 1999; interest at three month LIBOR (5.58% at June
    30, 1996) plus 0.4% paid quarterly; maximum borrowings of
    $8,000,000....................................................  $ 6,862,000
   Secured lines of credit with varying due dates between December
    31, 1997 and April 13, 1998; maximum borrowing availability varying between FF 3,500,000 ($674,000 at June 30, 1996) and
    FF 16,462,000 ($3,170,000 at June 30, 1996); varying interest rates (between 4.79% and 8.75% at June 30, 1996) paid
    quarterly.....................................................    3,554,000
   Secured promissory notes with varying due dates between April
    16, 1997 and August 5, 1999; original principal amounts paid
    quarterly or at maturity; notes are non-interest bearing......    6,484,000
   Norwest Equipment Finance, Inc.; secured promissory note due
    February 9, 2000 and principal paid annually; original
    principal of $3,912,000; interest at 7.5% per annum and paid
    annually......................................................    3,016,000
                                                                    -----------
                                                                    $19,916,000
                                                                    ===========

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Payments of principal on promissory notes in future periods are as follows:

   YEAR ENDING JUNE 30
   -------------------
     1997............................................................ $6,895,000
     1998............................................................    947,000
     1999............................................................    879,000
     2000............................................................    779,000
                                                                      ----------
                                                                      $9,500,000
                                                                      ==========

  In July 1995, Saban and SINV separately entered into credit agreements with Imperial Bank ("Imperial"), as agent, and a group of lenders for secured revolving credit facilities ("Credit Facilities") aggregating $50 million maturing on July 31, 1998. Interest on the borrowings is at either the prime rate (8.25% at June 30, 1996) plus .5% or .25% depending on Saban's and SINV's tangible net worth or three month or six month LIBOR (5.58% and 5.81%, respectively, at June 30, 1996) plus 2.25% or 2% depending on Saban's and SINV's tangible net worth. Interest is payable at the end of the interest period which is either one, three or six months. Saban and SINV are required to pay a quarterly commitment fee of .25% per annum of the average daily unused portion of the commitment. Saban and SINV also paid a loan fee amounting to .75% of the commitment. The combined amount available for borrowing under the Credit Facilities at any time is limited in accordance with a formula based upon the value of collateral in Saban's and SINV's borrowing bases. The borrowing bases include on and off balance sheet receivables and amounts attributable to the value of Saban's and SINV's film library. Saban's credit facility is secured by substantially all of the assets of Saban and its subsidiaries (excluding SINV and other foreign subsidiaries of Saban) and SINV's credit facility is secured by substantially all of the assets of Saban and its subsidiaries. The Credit Facilities restrict the payment of dividends.

  The Credit Facilities contain restrictive covenants regarding, among other things, additional indebtedness, payments and advances for product, the maintenance of certain financial ratios and restrictions on the disposition of assets. At June 30, 1996 the Company and SINV were in compliance or had obtained waivers for these covenants. At June 30, 1996 no amounts were outstanding under these Credit Facilities.

 6. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

      Deferred tax liabilities:
        Accounts receivable...................................... $    581,000
        State taxes..............................................      209,000
                                                                  ------------
      Total deferred tax liabilities............................. $    790,000
      Deferred tax assets:
        Deferred revenue......................................... $ 18,813,000
        Book over tax amortization...............................      665,000
        Accrued expenses and reserves............................    6,095,000
        Other....................................................    1,450,000
                                                                  ------------
      Total deferred tax assets..................................   27,023,000
      Valuation allowance for deferred tax assets................          --
                                                                  ------------
      Net deferred tax assets....................................   27,023,000
                                                                  ------------
      Net deferred tax assets.................................... $(26,233,000)
                                                                  ============

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  For financial reporting purposes, income before income taxes includes the following components:

   Pretax income:
     United States............................................... $33,149,000
     Foreign.....................................................  16,725,000
                                                                  -----------
                                                                  $49,874,000
                                                                  ===========

  Significant components of the provision for income taxes are as follows:

   Current:
     Federal..................................................... $14,316,000
     State.......................................................   3,964,000
     Foreign.....................................................     586,000
                                                                  -----------
                                                                  $18,866,000
                                                                  -----------
   Deferred:
     Federal..................................................... $  (431,000)
     State.......................................................    (161,000)
     Foreign.....................................................           0
                                                                  -----------
                                                                  $  (592,000)
                                                                  -----------
   Total......................................................... $18,274,000
                                                                  ===========

  The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is:

     Tax at U.S. statutory rates.................................          35 %
     State taxes, net of federal benefit.........................           5
     Foreign subsidiary's income not subject to state or federal
      tax........................................................         (13)
     Foreign taxes...............................................           1
     Other.......................................................           1
     Non-deductible investment advisory fees.....................           8
                                                                  -----------
                                                                           37 %
                                                                  ===========

  A liability attributable to the tax provision of FCN Holding was deemed to be contributed to capital by a related party.

  Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $78,000,000 at June 30, 1996. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credit carryforwards would be available to reduce some portion of the U.S. liability.

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


 7. COMMITMENTS AND CONTINGENCIES

  The Company leased office space in Burbank, California, under a ten year lease which was terminated in December 1995, and a lease termination fee of $305,000 was paid. The Company also leases office space in New York City under a three year lease which is cancelable after the end of each year by payment of a termination fee. In addition, the Company leases office space in Paris, France, Cologne, Germany and London, England under nine year, five year and three year operating leases, respectively. One of the Paris, France leases provides for early termination on January 15, 1997 and the other on February 28, 1999 and February 28, 2002, both upon six months advance written notice. The London, England lease provides for early termination upon six months advance written notice.

  In July 1995, the Company entered into a 10 year lease commencing on April 1, 1996 for office space in Los Angeles, California. The lease provides for early termination at the end of the sixth and eighth years upon payment of a termination fee. The lease calls for monthly payments plus maintenance and property tax payments. The Company also has two leases for production facilities, one is a short-term lease in Los Angeles, California expiring March 1997, and the other is a two-year lease in Valencia, California expiring in January 1997 and subject to two one-year extensions.

  Noncancelable future minimum payments for the remainder of the initial, noncancelable lease periods are as follows:

YEAR ENDING JUNE 30
- -------------------
  1997.............................................................. $ 4,095,000
  1998..............................................................   1,961,000
  1999..............................................................   2,208,000
  2000..............................................................   3,157,000
  2001..............................................................   3,307,000
  Thereafter........................................................  17,850,000
                                                                     -----------
                                                                     $32,578,000
                                                                     ===========

  Rent expense for the eight months ended June 30, 1996, net of amounts capitalized, was approximately $1,006,000.

  The Fox Kids Network occupies approximately 18,568 square feet of space in a facility subleased from FOX Television Stations, Inc. ("FOX Television"). FOX Television leases the space from Metromedia Inc. The Fox Kids Network currently pays to FOX Television an annual rate of $24.17 per square foot for use of this space. There is no written agreement evidencing any obligation between the Fox Kids Network and FOX Television.

  The Company is involved in various lawsuits, both as a plaintiff and defendant, in the ordinary course of its business. Based on an evaluation which included consultation with counsel concerning legal and factual issues involved, management is of the opinion that the foregoing claims and lawsuits will not have a material adverse effect on the Company's consolidated financial position.

  The Company has entered into employment agreements with certain key members of management. Such agreements are for terms ranging from one to six and one-half years and generally include bonus provisions. Additionally, one key member of management has entered into a five-year, non-exclusive consulting agreement pursuant to which, among other things, the Company agreed that if the employment agreement is not extended

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

beyond the current five-year term, the Company would, on the terms set forth therein, be obligated to pay this individual over a five-year period an annual consulting fee at a rate not exceeding $250,000 per year. Future minimum payments under these agreements approximate $24,543,000 of which $10,400,000 is due in 1997, $5,433,000 is due in 1998, $3,470,000 is due in 1999,
$1,639,000 is due in 2000 and $1,454,000 is due in 2001.

  Effective June 1994, Saban issued to two employees and a consultant options to purchase an aggregate of 48.981 shares of common stock, 19.592 of which were exercisable at June 30, 1996. These options vest ratably over five years and are exercisable at $122,496 per share, which approximates the fair market value at the time of grant. Effective January 1996, Saban issued to one key employee options to purchase 16.327 shares of common stock, 3.265 of which were exercisable at June 30, 1996. These options vest ratably over five years and are exercisable at $612,500 per share, which approximates the fair market value at the time of grant. No options have been exercised at June 30, 1996. With respect to termination for any reason, so long as the Company is not public, the Company will purchase from the employee and the employee will sell to the Company any and all option shares owned by the employee and the option granted to the employee for an amount equal to the fair market value of the option shares owned by the employee plus the fair market value of the option shares with respect to which the employee's option has vested but not exercised less the exercise price. Included in selling, general and administrative expenses for the eight months ended June 30, 1996 is $3,800,000 and in accrued liabilities at June 30, 1996 is $17,200,000 related to compensation recorded in connection with these options.

  In connection with the Reorganization as described in Note 1, all options will become options to purchase shares of the Class A Common Stock and will have a term of 10 years from the date of grant, unless terminated earlier as provided in the agreement granting the options.

  As of June 30, 1996 65.308 shares of Saban common stock are reserved for future issuance related to options.

  Future estimated program commitments are approximately $37,173,000.

  Effective April 3, 1996, FCN Holding has agreed to issue to an investment banker 16.16 shares of common stock of FCN Holding as compensation for certain financial advisory and other investment banking services rendered in connection with the negotiation, structuring, formation and capitalization of the LLC. In connection therewith, $10,000,000 is included in the combined statement of operations for the eight months ended June 30, 1996. FCN Holding has reserved 16.16 shares for future issuances.

8. PROFIT SHARING PLAN

  Saban has a qualified tax deferred profit sharing plan (the "Plan") for all of its eligible employees. Under the Plan, employees become eligible on the first January 1 following such employees' completion of six months of service with Saban. Each participant is permitted to make voluntary contributions, not to exceed 15% of his or her respective compensation and the applicable statutory limitation, which are immediately 100% vested. Saban, at the discretion of the Board of Directors, may make matching contributions to the Plan. Related expense for the eight months ended June 30, 1996, was approximately $43,000.

9. ACQUISITIONS

  On April 16, 1996, the Company acquired the stock of Creativite & Developpement SA ("C&D"), a leading Paris-based producer of family entertainment for $2,869,000, $1,721,000 payable upon closing (April 16,

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

1996) and $1,148,000 payable on April 16, 1997 and is secured by a letter of credit. The Company has accounted for the acquisition as a purchase. No goodwill was recorded as the entire purchase price was allocated to the respective assets and liabilities. The acquisition included the international distribution rights to over 400 half-hour episodes of children's programming. As a result, the balance sheet of C&D at May 31, 1996, together with the results of operations of C&D since the purchase date of April 16, 1996 have been consolidated with the Company's results of operations for the year ended June 30, 1996. Unaudited pro forma combined statements of operations for the years ended June 30, 1996 and July 2, 1995, which would combine the results of operations of the Company and C&D are not presented herein as such information is not material to the combined results of operations.

  In December 1995, the Company purchased from Vesical Limited ("Vesical") its interest and rights to certain television programming and related account receivable balances for $12,000,000, $7,200,000 payable upon closing (April 18, 1996) and $4,800,000 payable on April 18, 1997 and secured by a letter of credit. The Company allocated the purchase price between the account receivable balances and the television programming rights based upon the respective assets fair market values using a discounted cash flow analysis.

10. SIGNIFICANT CUSTOMERS AND PROPERTIES AND GEOGRAPHICAL INFORMATION

  The Company operates in one business segment which is the acquisition, production and worldwide broadcast, distribution and leasing of entertainment properties. For the eight months ended June 30, 1996, the Company earned revenues from one significant customer of approximately $32,148,000 (17%). The Company earned revenues of $72,668,000 (38%) from one significant property (Power Rangers).

                 FCN HOLDING, INC., SABAN ENTERTAINMENT, INC.
                        AND FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE OF THE REORGANIZATION (NOTE 1), FOX KIDS WORLDWIDE,
                                     INC.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


  Geographic information concerning the Company's operations is as follows:

   Revenues:
     Domestic..................................................... $129,645,000
     International, principally Europe(/2/).......................   61,976,000
                                                                   ------------
   Total..........................................................  191,621,000
   Operating profit(/1/)
     Domestic.....................................................   67,970,000
     International, principally Europe(/2/)                          24,714,000
                                                                   ------------
   Total..........................................................   92,684,000
   Selling, general and administrative expenses...................   23,072,000
   Fox Kids Network affiliate participations......................    8,853,000
   Investment advisory fee........................................   10,000,000
   Interest expense...............................................      885,000
                                                                   ------------
   Income before provision for income taxes....................... $ 49,874,000
                                                                   ============
   Identifiable assets:
     Domestic..................................................... $197,315,000
     International, principally Europe(/2/).......................  138,955,000
                                                                   ------------
   Total.......................................................... $336,270,000
                                                                   ============

- --------
(1) For purposes of this presentation, operating profit is total revenues less amortization of programming costs residuals and profit participations.
(2) International amounts relate principally to Western Europe in connection with the Company's subsidiary, SINV, a Netherlands Antilles company with offices in Switzerland.

11. SUBSEQUENT EVENT

  In connection with the Reorganization, on September 25, 1996 the Company's Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission to sell shares of its common stock.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
FCN Holding, Inc.

  We have audited the accompanying consolidated balance sheets of FCN Holding, Inc., as of July 3, 1994, July 2, 1995 and October 31, 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for the period from June 28, 1993 to July 3, 1994, the period from July 4, 1994 to July 2, 1995 and the period from July 3, 1995 to October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FCN Holding, Inc. and the results of its operations and its cash flows for the period from June 28, 1993 to July 3, 1994, the period from July 4, 1994 to July 2, 1995 and the period from July 3, 1995 to October 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
September 27, 1996

                               FCN HOLDING, INC.

                          CONSOLIDATED BALANCE SHEETS

                                            JULY 3,      JULY 2,    OCTOBER 31,
                                             1994         1995         1995
                                          -----------  -----------  -----------
ASSETS
Cash and cash equivalents...............  $   268,000  $       --   $   317,000
Accounts receivable, including
 $3,717,000 (1994), $2,265,000 (July 2,
 1995) and $2,341,000 (October 31, 1995)
 from related parties...................   18,491,000   23,539,000   23,175,000
Programming costs, less accumulated
 amortization...........................   17,084,000   26,143,000   28,090,000
Property and equipment, at cost, less
 accumulated depreciation ..............       10,000       85,000      103,000
Other assets............................       97,000       49,000    1,107,000
                                          -----------  -----------  -----------
Total assets............................  $35,950,000  $49,816,000  $52,792,000
                                          ===========  ===========  ===========
LIABILITIES AND STOCKHOLDER'S DEFICIT
Accounts payable........................  $ 2,367,000  $ 1,991,000    1,718,000
Accrued liabilities.....................    1,095,000      876,000    1,291,000
Deferred revenue........................          --     1,763,000      791,000
Fox Kids Network affiliate participation
 payable................................          --    11,523,000   18,406,000
Accrued programming expenditures........   21,052,000   21,960,000   19,816,000
Administrative fee payable to a related
 party..................................    4,629,000    4,828,000    6,173,000
Amounts payable to related parties......   27,163,000   10,686,000    8,727,000
                                          -----------  -----------  -----------
Total liabilities.......................   56,306,000   53,627,000   56,922,000
Commitments and contingencies                     --           --           --
Stockholder's deficit:
  Common stock, no par value, 2,000
   authorized, issued and outstanding
   1,000 shares (1994) and 2,000 shares
   (1995) ..............................        1,000        2,000        2,000
  Retained deficit......................  (20,357,000)  (3,813,000)  (4,132,000)
                                          -----------  -----------  -----------
Total stockholder's deficit.............  (20,356,000)  (3,811,000)  (4,130,000)
                                          -----------  -----------  -----------
Total liabilities and stockholder's
 deficit................................  $35,950,000  $49,816,000  $52,792,000
                                          ===========  ===========  ===========


                            See accompanying notes.

                               FCN HOLDING, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                     PERIOD FROM  PERIOD FROM    PERIOD FROM
                                    JUNE 28, 1993 JULY 4, 1994   JULY 3, 1995
                                         TO            TO             TO
                                    JULY 3, 1994  JULY 2, 1995 OCTOBER 31, 1995
                                    ------------- ------------ ----------------
Net revenues (including $8,778,000
 (1994), $8,443,000 (July 2, 1995)
 and $2,822,000 (October 31, 1995)
 from related parties)............. $130,600,000  $168,871,000   $46,286,000
Costs and expenses:
  Amortization of programming
   costs, residuals and
   participations .................   98,725,000   109,259,000    29,698,000
  Ancillary market distribution
   costs to a related party .......    2,922,000     3,255,000     1,140,000
  Administrative fee to a related
   party...........................   17,939,000    21,458,000     6,173,000
  Selling, general and
   administrative (including
   $1,118,000 (1994), $1,075,000
   (July 2, 1995) and $448,000
   (October 31, 1995) to related
   parties)........................    3,579,000     5,202,000     2,566,000
  Fox Kids Network affiliate
   participations..................          --     11,523,000     6,883,000
                                    ------------  ------------   -----------
Operating income (loss)............    7,435,000    18,174,000      (174,000)
                                    ------------  ------------   -----------
Interest expense to a related
 party.............................    2,218,000     1,630,000       145,000
                                    ------------  ------------   -----------
Income (loss) before provision for
 income taxes......................    5,217,000    16,544,000      (319,000)
Provision for income taxes.........          --            --            --
                                    ------------  ------------   -----------
Net income (loss).................. $  5,217,000  $ 16,544,000   $  (319,000)
                                    ============  ============   ===========
Net income per common share........ $             $              $
                                    ============  ============   ===========
Weighted average shares
 outstanding.......................
                                    ============  ============   ===========


                            See accompanying notes.

                               FCN HOLDING, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                      COMMON STOCK
                                      -------------   RETAINED
                                      SHARES AMOUNT   DEFICIT        TOTAL
                                      ------ ------ ------------  ------------
Balance at June 27, 1993............. 1,000  $1,000 $(25,574,000) $(25,573,000)
  Net income.........................   --      --     5,217,000     5,217,000
                                      -----  ------ ------------  ------------
Balance at July 3, 1994.............. 1,000   1,000  (20,357,000)  (20,356,000)
  Net income.........................   --      --    16,544,000    16,544,000
  Issuance of stock.................. 1,000   1,000          --          1,000
                                      -----  ------ ------------  ------------
Balance at July 2, 1995.............. 2,000   2,000   (3,813,000)   (3,811,000)
  Net loss...........................   --      --      (319,000)     (319,000)
                                      -----  ------ ------------  ------------
Balance at October 31, 1995.......... 2,000  $2,000 $ (4,132,000) $ (4,130,000)
                                      =====  ====== ============  ============





                            See accompanying notes.

                               FCN HOLDING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  PERIOD FROM    PERIOD FROM     PERIOD FROM
                                 JUNE 28, 1993  JULY 4, 1994     JULY 3, 1995
                                      TO             TO               TO
                                 JUNE 3, 1994   JULY 2, 1995   OCTOBER 31, 1995
                                 -------------  -------------  ----------------
OPERATING ACTIVITIES
Net income (loss)..............  $   5,217,000  $  16,544,000    $   (319,000)
Adjustments to reconcile net
 income (loss) to net cash
 provided by (used in)
 operating activities:
  Amortization of programming
   costs.......................     94,160,000     98,309,000      26,937,000
  Depreciation.................          8,000         17,000          13,000
  Provision for doubtful
   accounts....................            --         480,000             --
  Changes in operating assets
   and liabilities:
    Accounts receivable........     (1,611,000)    (5,528,000)        364,000
    Additions to programming
     costs ....................    (88,999,000)  (107,368,000)    (28,884,000)
    Other assets...............        (56,000)        48,000      (1,058,000)
    Accounts payable...........      1,949,000       (376,000)       (273,000)
    Accrued liabilities........        106,000       (219,000)        415,000
    Administration fee payable
     to a related party........      1,753,000        199,000       1,345,000
    Deferred revenue...........            --       1,763,000        (972,000)
    Fox Kids Network affiliate
     participation payable.....            --      11,523,000       6,883,000
    Accrued programming
     expenditures..............      1,700,000        908,000      (2,144,000)
                                 -------------  -------------    ------------
Net cash provided by operating
 activities....................     14,227,000     16,300,000       2,307,000
INVESTING ACTIVITIES
Purchase of property and
 equipment.....................        (10,000)       (91,000)        (31,000)
                                 -------------  -------------    ------------
Net cash used in investing
 activities....................        (10,000)       (91,000)        (31,000)
FINANCING ACTIVITIES
Proceeds from related parties..    127,113,000    180,765,000      68,308,000
Payments to related parties....   (141,366,000)  (197,242,000)    (70,267,000)
                                 -------------  -------------    ------------
Net cash used in financing
 activities....................    (14,253,000)   (16,477,000)     (1,959,000)
                                 -------------  -------------    ------------
(Decrease) increase in cash and
 cash equivalents..............        (36,000)      (268,000)        317,000
Cash and cash equivalents at
 beginning of period...........        304,000        268,000             --
                                 -------------  -------------    ------------
Cash and cash equivalents at
 end of period.................  $     268,000  $         --     $    317,000
                                 =============  =============    ============
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION
Cash paid during the period
 for:
  Interest.....................  $   2,172,000  $   2,053,000    $    201,000
                                 =============  =============    ============
  Income taxes.................  $         --   $         --     $        --
                                 =============  =============    ============

                            See accompanying notes.

                               FCN HOLDING, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               OCTOBER 31, 1995

1. BASIS OF FINANCIAL STATEMENT PRESENTATION AND ORGANIZATION

  The accompanying consolidated financial statements include the accounts of FCN Holding, Inc. and its wholly-owned subsidiaries, Fox Kids Club, Fox Kids Countdown and Fox Storymakers (collectively "FCN Holding"). All significant intercompany transactions and accounts have been eliminated.

  FCN Holding is an indirect subsidiary of Fox Broadcasting Company ("Fox Broadcasting"), itself an indirect subsidiary of The News Corporation Limited. FCN Holding's largest operating entity is an indirect wholly-owned subsidiary, Fox Children's Network, Inc. ("FCN"), which began primary operations on September 8, 1990. FCN Holding produces and licenses children's animated and live-action television shows with initial exploitation on the Fox Broadcasting television network followed by distribution in ancillary markets when such rights exist.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR-END

  FCN Holding's fiscal year ends on the Sunday closest to June 30.

REVENUE RECOGNITION

  Advertising revenue is recognized as earned in the period in which the advertising commercials are telecast and are net of agency commission fees of $21,343,000, $25,490,000 and $7,328,000 for the periods ended July 3, 1994,
July 2, 1995 and October 31, 1995, respectively. Revenues from foreign and merchandising license agreements, which provide for the receipt by FCN Holding of nonrefundable guaranteed amounts, are recognized when the license period begins and the product is available pursuant to the terms of the license agreement. Amounts in excess of minimum guarantees under these license agreements are recognized when earned. Amounts received in advance of recognition of revenue are recorded as deferred revenue. FCN Holding generally provides advertisers with guaranteed ratings in connection with its domestic network broadcasts. Revenue is recorded net of estimated shortfalls, which are settled either by additional advertising time ("make goods") or cash refunds to the advertiser. FCN Holding accounts for the full amount of the estimated shortfall.

PROGRAMMING COSTS

  Program licenses and rights include exhibition and exploitation rights acquired under license agreements and costs of developing and producing original programming for use by FCN Holding on its network. The individual film forecast method is used to amortize programming costs in which FCN Holding owns or controls distribution rights. Costs accumulated in the production of a program are amortized in the proportion that gross revenues realized bear to management's estimate of the total gross revenues expected to be received. Estimated liabilities for residuals and participations are accrued and expensed in the same manner as programming cost inventories are amortized.

  For programs in which the Company acquires only broadcast network rights, the Company amortizes such program costs over the estimated number of telecasts. The Company evaluates its programming rights for possible changes in the estimated number of telecasts or the possibility of impairment.

  Revenue estimates on a program-by-program basis are reviewed periodically by management and are revised, if warranted, based upon management's appraisal of current market conditions, such as changes in the

                               FCN HOLDING, INC.

distribution marketplace or changes in expected usage of a program on the network. Based on this review, if estimated future gross revenues from a program are not sufficient to recover the unamortized costs, the unamortized programming cost will be written down to net realizable value.

CONCENTRATION OF CREDIT RISKS

  Financial instruments which potentially subject FCN Holding to concentration of credit risk consist principally of temporary cash investments and trade receivables. FCN Holding places its temporary cash investments with high credit quality financial institutions and therefore is subject to reduced risk. FCN Holding has not incurred any losses relating to these investments.

  At October 31, 1995, substantially all of FCN Holding's trade receivables were from advertising agencies. FCN Holding performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables generally are due within 30 days. Credit losses relating to advertising agencies consistently have been within management's expectations.

CASH AND CASH EQUIVALENTS

  For the purposes of balance sheet classification and the statement of cash flows, FCN Holding considers all highly liquid investments that are both readily convertible into cash with original maturities when purchased of three months or less to be cash equivalents.

FINANCIAL INSTRUMENTS

  Financial instruments are carried at historical cost which approximates fair value.

PROPERTY AND EQUIPMENT

  Property and equipment are carried at cost and depreciation is computed using the straight-line method over their estimated useful lives of three to five years. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful lives of the improvements using the straight-line method.

INCOME TAXES

  FCN Holding provides for income taxes based on the liability method under Statement of Financial Accounting Standards No. 109. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes including amortization of programming costs. Actual results could differ from those estimates. Management periodically reviews and revises its estimates of future airings and revenues for program costs, as necessary, which may result in revised amortization of its program costs and may be significantly affected by the periodic adjustments in such amortization.

NET INCOME PER COMMON SHARE

  The per share data is based on the weighted average number of common and common equivalent shares outstanding during the period.

                               FCN HOLDING, INC.

3. PROGRAMMING COSTS

  Programming costs, net of accumulated amortization, are comprised of the following:

                                           JULY 3,      JULY 2,    OCTOBER 31,
                                             1994         1995         1995
                                         ------------ ------------ ------------
     Programming costs, broadcast....... $159,565,000 $244,599,000 $261,078,000
     Programming costs, produced........   64,654,000   89,493,000   99,730,000
     Programming costs in development
      and production....................    3,803,000    1,298,000    3,466,000
                                         ------------ ------------ ------------
                                          228,022,000  335,390,000  364,274,000
                                         ------------ ------------ ------------
     Accumulated amortization...........  210,938,000  309,247,000  336,184,000
                                         ------------ ------------ ------------
                                         $ 17,084,000 $ 26,143,000 $ 28,090,000
                                         ============ ============ ============

  Based on FCN Holding's estimate of future revenues, substantially all of the unamortized released programming costs at October 31, 1995 will be amortized during the three year period ending October 31, 1998.

4. PROPERTY AND EQUIPMENT

  Property and equipment is comprised of the following:

                                                     JULY 3, JULY 2, OCTOBER 31,
                                                      1994    1995      1995
                                                     ------- ------- -----------
     Computer equipment............................. $43,000 $93,000  $100,000
     Office furniture and fixtures..................   4,000   4,000    28,000
     Machinery and equipment........................  31,000  41,000    41,000
     Leasehold improvements.........................     --   32,000    32,000
                                                     ------- -------  --------
                                                      78,000 170,000   201,000
     Less accumulated depreciation..................  68,000  85,000    98,000
                                                     ------- -------  --------
                                                     $10,000 $85,000  $103,000
                                                     ======= =======  ========

5. RELATED PARTY TRANSACTIONS

  FCN and Twentieth Century Fox Licensing and Merchandising, a unit of Fox, Inc. ("Twentieth Fox Licensing") are parties to a Merchandising Rights Acquisition Agreement, dated as of July 1, 1990, pursuant to which FCN licenses to Twentieth Fox Licensing the worldwide merchandising and licensing rights, in perpetuity, to programming owned or controlled by FCN. In consideration for the rights granted, Twentieth Fox Licensing agreed to pay to FCN an amount equal to 100% of net profits, which equaled gross receipts less distribution fees and expenses.

  FCN and Twentieth Century Fox Film Corporation ("Twentieth Century Fox") are parties to a Distribution Rights Acquisition Agreement, dated as of September 1, 1990, pursuant to which FCN licensed to Twentieth Century Fox the worldwide distribution rights, in perpetuity, with respect to programming owned or controlled by FCN. In consideration for the rights granted, Twentieth Century Fox agreed to pay to FCN 100% of net profits as defined in the agreement.

  FCN and Fox Broadcasting are parties to an Administration Agreement, dated as of February 7, 1990, pursuant to which Fox Broadcasting agreed to provide the following services to FCN: network national advertising sales and the administration thereof, commercial trafficking and broadcast operations (including program delivery to Fox Kids Network Affiliates (see Note 8--"Fox Kids Network Affiliate Participation

                               FCN HOLDING, INC.

Payable")) and overhead charges related to Fox Broadcasting in-house administrative support in the areas of research, promotion, business affairs, legal affairs and accounting. FCN agreed to pay to Fox Broadcasting a fee equal to 15% of 100% of the net advertising revenue (gross advertising revenue less advertising agency commissions) derived with respect to national commercials, commercial material or other advertising matter included or used in connection with any of the programs exhibited on the Fox Kids Network.

  FCN Holding leases office space on a month to month basis from a company related to Fox Broadcasting. Rent expense to this related party was $199,000, $231,000 and $88,000 for the periods ended July 3, 1994, July 2, 1995 and October 31, 1995.

  Related companies of Fox Broadcasting have funded the operation of FCN Holding from its inception through loans to FCN Holding. All amounts derived by the operations of FCN Holding are used to reduce such outstanding borrowings. Amounts outstanding bear interest at the prime rate (8.75% at October 31, 1995). Amounts due to the related companies of Fox Broadcasting including interest totalled $27,163,000, $10,686,000 and $8,727,000 at July 3,
1994, July 2, 1995 and October 31, 1995, respectively.

6. INCOME TAXES

  FCN Holding, together with other related companies of Fox Broadcasting, files consolidated federal and state income tax returns. No deferred tax assets or liabilities arising from FCN Holding's activities have been allocated.

  FCN Holding did not incur any current or deferred tax expense due to the utilization of prior year net operating loss carryforwards.

  The actual tax expense differs from the "expected" federal tax rate of 35% as follows:

                                      PERIOD FROM  PERIOD FROM    PERIOD FROM
                                     JUNE 28, 1993 JULY 4, 1994   JULY 3, 1995
                                          TO            TO             TO
                                     JULY 3, 1994  JULY 2, 1995 OCTOBER 31, 1995
                                     ------------- ------------ ----------------
   Computed "expected" tax expense.        35 %         35 %           --%
   Impact of utilized net operating
    loss carryforward..............       (35)%        (35)%           --%
                                          ---          ---            ---
                                           --           --             --
                                          ===          ===            ===

7. COMMITMENTS AND CONTINGENCIES

  Future estimated program commitments are approximately $58,648,000.

  FCN Holding is involved in certain legal proceedings arising from the normal course of operations. Management believes that the ultimate resolution of these matters will not have a material effect on its financial position or results of operations.

  FCN Holding has entered into employment agreements with several key employees extending through fiscal year 1999 requiring future payments of $1,135,000 in the one year period ended October 31, 1996, $788,000 in the one year period ended October 31, 1997 and $257,000 in the one year period ended October 31, 1998.

                               FCN HOLDING, INC.

 8. FOX KIDS NETWORK AFFILIATE PARTICIPATION PAYABLE

  Pursuant to the terms of the affiliation agreements ("Agreement") among Fox Broadcasting and substantially all of its affiliated television stations ("Fox Kids Network Affiliates"), the Fox Kids Network Affiliates in total are entitled to compensation which is equal to 100% of FCN's programming Net Profits (as defined below). Amounts payable under these compensation arrangements are due quarterly in amounts derived pursuant to the provisions in the Agreement. Net profits are defined on a cumulative basis to include amounts actually received by FCN from the exhibition, distribution and other exploitation of FCN Holding's programs and the merchandising and other rights relating thereto, less amounts paid for administrative fees, production/license fees, distribution and merchandising fees (including those payable to FCN Holding), overhead and other expenses and reserves.

 9. MAJOR CUSTOMERS AND PROPERTIES

  For the year ended July 3, 1994, FCN Holding earned net revenues from two significant customers of approximately $25,126,000 (20%). For the period ended July 2, 1995, FCN Holding earned net revenues from two significant customers of approximately $32,723,000 (20%). For the period ended October 31, 1995, FCN Holding earned net revenues from three significant customers of approximately $15,957,000 (34%). For the periods ended July 3, 1994, July 2, 1995 and
October 31, 1995, FCN Holding earned net revenues from one significant property (Power Rangers) of $19,240,000 (15%), $55,805,000 (33%) and
$10,847,000 (23%), respectively.

10. SUBSEQUENT EVENT

  On November 1, 1995 (the "Effective Date") FCN Holding and Saban Entertainment, Inc. ("Saban") formed Fox Kids Worldwide, L.L.C. (the "LLC"), a limited liability company, for the purpose of jointly expanding the worldwide childrens' businesses of FCN Holding and Saban. Since the Effective Date, FCN Holding and Saban have been operated by their respective managements subject to the overall supervision of the members committee of the LLC.

THE REORGANIZATION

  Fox Kids Worldwide, Inc. was incorporated in Delaware in August 1996 and currently conducts no business or operations. Immediately prior to the closing of proposed initial public offerings ("Offerings"), (i) Fox Broadcasting Sub, Inc.; a wholly-owned subsidiary of Fox Broadcasting ("Fox Broadcasting Sub"), will exchange its capital stock in FCN Holding, which indirectly owns FCN, for 50% of the number of shares of the Fox Kids Worldwide, Inc.'s class B common stock, par value $0.001 per share ("Class B Common Stock"), which will be outstanding immediately after the Reorganization and prior to the closing of the Offerings (the "Reorganization Closing"), (ii) the other stockholders of FCN Holding will exchange their capital stock in FCN Holding for an aggregate of one percent of the aggregate number of shares of Fox Kids Worldwide, Inc.'s class A common stock, par value $0.001 per share ("Class A Common Stock") and Class B Common Stock (Class A Common Stock and Class B Common Stock are collectively the "Common Stocks") which will be outstanding immediately after the Reorganization Closing, (iii) the Chairman and Chief Executive Officer of Saban ("Haim Saban") and the other stockholders of Saban will exchange their capital stock in Saban for an aggregate of 50% of the number of shares of Class B Common Stock which will be outstanding immediately after the Reorganization Closing and (iv) all outstanding management options to purchase Saban capital stock will become options to purchase an aggregate of approximately four percent of the aggregate number of shares of Common Stock which will be outstanding immediately after the Reorganization Closing. In addition, Fox Broadcasting will exchange its preferred, non-voting interest in the LLC for an aggregate of 1,000,000 shares of Fox Kids Worldwide, Inc.'s series A redeemable preferred stock, $0.001 par value per share (the "Series A Preferred Stock") and will exchange a $50 million contingent note receivable from the LLC for a new preferred, non-voting interest in the LLC. As a result of these transactions, FCN Holding, FCN, Saban and the LLC will become direct or indirect subsidiaries of Fox Kids Worldwide, Inc.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Saban Entertainment, Inc.

  We have audited the accompanying consolidated balance sheets of Saban Entertainment, Inc. as of May 31, 1994 and 1995 and as of October 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended May 31, 1994 and 1995 and for the five months ended October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Saban Entertainment, Inc. at May 31, 1994 and 1995, and at October 31, 1995 and the results of its operations and its cash flows for the years ended May 31, 1994 and 1995 and for the five months ended October 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
September 27, 1996

                           SABAN ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                MAY 31
                                       --------------------------   OCTOBER 31
                                           1994          1995          1995
                                       ------------  ------------  ------------
ASSETS
Cash and cash equivalents............. $  3,849,000  $ 14,584,000  $ 16,207,000
Restricted cash.......................      299,000     5,000,000     5,000,000
Accounts receivable, net of allowance
 for doubtful accounts of $385,000 at
 May 31, 1994, $1,385,000 at May 31,
 1995 and $1,385,000 at October 31,
 1995                                    38,238,000    37,338,000    30,157,000
Amounts receivable from related par-
 ties.................................    1,147,000     3,796,000     3,832,000
Programming costs, less accumulated
 amortization.........................   85,079,000   115,873,000   118,210,000
Property and equipment, at cost, less
 accumulated depreciation ............    2,684,000     3,630,000     7,079,000
Deferred income taxes.................    4,920,000    35,473,000    26,186,000
Other assets..........................      751,000     2,503,000       808,000
                                       ------------  ------------  ------------
Total assets.......................... $136,967,000  $218,197,000  $207,479,000
                                       ============  ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable...................... $  4,208,000  $  6,818,000  $  8,817,000
Accrued liabilities...................    3,479,000    29,606,000    23,411,000
Deferred revenue......................   14,764,000    62,755,000    48,155,000
Accrued residuals and participations..   12,335,000     9,672,000    10,074,000
Income taxes payable..................    5,723,000    36,378,000    15,680,000
Deferred income taxes.................    9,182,000     9,233,000       766,000
Debt..................................   19,891,000     5,623,000     5,605,000
Amounts payable to related parties....   14,132,000           --            --
                                       ------------  ------------  ------------
                                         83,714,000   160,085,000   112,508,000
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value, 10,000
   shares authorized, 1,067 shares
   issued and outstanding at May 31,
   1994 and 800 shares issued and
   outstanding at May 31, 1995 and
   October 31, 1995 ..................          --            --            --
  Contributed capital.................   11,751,000    11,751,000    11,751,000
  Cumulative translation adjustment...     (255,000)      (71,000)       46,000
  Retained earnings...................   41,757,000    46,432,000    83,174,000
                                       ------------  ------------  ------------
Total stockholders' equity............   53,253,000    58,112,000    94,971,000
                                       ------------  ------------  ------------
Total liabilities and stockholders'
 equity............................... $136,967,000  $218,197,000  $207,479,000
                                       ============  ============  ============

                            See accompanying notes.

                           SABAN ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    FIVE MONTHS
                                              YEAR ENDED MAY 31        ENDED
                                           ------------------------  OCTOBER 31
                                              1994         1995         1995
                                           ----------- ------------ ------------
Revenues.................................  $84,372,000 $242,468,000 $105,130,000
Costs and expenses:
  Amortization of programming costs,
   residuals and participations..........   48,101,000  117,557,000   42,022,000
  Selling, general and administrative....    8,933,000   51,894,000   11,538,000
                                           ----------- ------------ ------------
Operating income.........................   27,338,000   73,017,000   51,570,000
                                           ----------- ------------ ------------
Interest expense.........................    2,337,000    1,315,000      539,000
                                           ----------- ------------ ------------
Income before provision for income taxes.   25,001,000   71,702,000   51,031,000
Provision for income taxes...............    8,201,000   27,027,000   14,289,000
                                           ----------- ------------ ------------
Net income...............................  $16,800,000 $ 44,675,000 $ 36,742,000
                                           =========== ============ ============
Net income per common share..............  $           $            $
                                           =========== ============ ============
Weighted average shares outstanding......
                                           =========== ============ ============



                            See accompanying notes.

                           SABAN ENTERTAINMENT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                               COMMON STOCK               CUMULATIVE
                               -------------- CONTRIBUTED TRANSLATION   RETAINED
                               SHARES  AMOUNT   CAPITAL   ADJUSTMENT    EARNINGS       TOTAL
                               ------  ------ ----------- ----------- ------------  -----------
Balance at May 31, 1993....... 1,067    $--   $11,751,000  $ (60,000) $ 24,957,000  $36,648,000
  Exchange loss on translation
   of foreign subsidiaries'
   financial statements.......   --      --           --    (255,000)          --      (255,000)
  Realized translation loss on
   sale of equity investment
   in unconsolidated
   affiliated company.........   --      --           --      60,000           --        60,000
  Net income..................   --      --           --         --     16,800,000   16,800,000
                               -----    ----  -----------  ---------  ------------  -----------
Balance at May 31, 1994....... 1,067     --    11,751,000   (255,000)   41,757,000   53,253,000
  Exchange gain on translation
   of foreign subsidiaries'
   financial statements.......   --      --           --     184,000           --       184,000
  Purchase of minority
   stockholder shares.........  (267)    --           --         --    (40,000,000) (40,000,000)
  Net income..................   --      --           --         --     44,675,000   44,675,000
                               -----    ----  -----------  ---------  ------------  -----------
Balance at May 31, 1995.......   800     --    11,751,000    (71,000)   46,432,000   58,112,000
  Exchange gain on translation
   of foreign subsidiaries'
   financial statements.......   --      --           --     117,000           --       117,000
  Net income..................   --      --           --         --     36,742,000   36,742,000
                               -----    ----  -----------  ---------  ------------  -----------
Balance at October 31, 1995...   800    $--   $11,751,000  $  46,000  $ 83,174,000  $94,971,000
                               =====    ====  ===========  =========  ============  ===========


                            See accompanying notes.

                           SABAN ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

OPERATING ACTIVITIES

                                                                  FIVE MONTHS
                                         YEAR ENDED MAY 31           ENDED
                                     ---------------------------   OCTOBER 31
                                         1994          1995           1995
                                     ------------  -------------  ------------
Net income.........................  $ 16,800,000  $  44,675,000  $ 36,742,000
Adjustments to reconcile net income
 to net cash provided by
 (used in) operating activities:
  Amortization of programming
   costs...........................    40,292,000     84,109,000    32,651,000
  Depreciation.....................       827,000      1,296,000       571,000
  Cumulative translation adjust-
   ment............................      (195,000)       184,000       117,000
  Provision for doubtful accounts..           --       1,000,000
  Changes in operating assets and
   liabilities:
    Restricted cash................        51,000     (4,701,000)          --
    Accounts receivable............    (8,733,000)      (100,000)    7,181,000
    Amounts receivable from related
     parties.......................      (811,000)    (2,649,000)      (36,000)
    Additions to programming costs.   (65,092,000)  (114,903,000)  (34,988,000)
    Other assets...................       425,000     (1,752,000)    1,695,000
    Accounts payable...............     2,173,000      2,610,000     1,999,000
    Accrued liabilities............    (4,373,000)    26,127,000    (6,195,000)
    Accrued residuals and partici-
     pations.......................     2,740,000     (2,663,000)      402,000
    Accrued interest to related
     parties.......................      (488,000)    (2,359,000)          --
    Income taxes payable and de-
     ferred income taxes...........     7,524,000        153,000   (19,878,000)
    Deferred revenue...............     7,372,000     47,991,000   (14,600,000)
                                     ------------  -------------  ------------
Net cash (used in) provided by op-
 erating activities................    (1,488,000)    79,018,000     5,661,000
INVESTING ACTIVITIES
Purchase of property and equipment.    (1,795,000)    (2,242,000)   (4,020,000)
                                     ------------  -------------  ------------
Net cash used in investing activi-
 ties..............................    (1,795,000)    (2,242,000)   (4,020,000)
FINANCING ACTIVITIES
Proceeds from bank borrowings......    41,891,000      7,395,000    11,000,000
Payments on bank borrowings........   (35,282,000)   (21,663,000)  (11,018,000)
Proceeds from related parties......       700,000      1,000,000           --
Payments to related parties........    (1,731,000)   (12,773,000)          --
Purchase of minority stockholder
 shares............................           --     (40,000,000)          --
                                     ------------  -------------  ------------
Net cash provided by (used in) fi-
 nancing activities................     5,578,000    (66,041,000)      (18,000)
                                     ------------  -------------  ------------
Increase in cash and cash equiva-
 lents.............................     2,295,000     10,735,000     1,623,000
Cash and cash equivalents at begin-
 ning of year......................     1,554,000      3,849,000    14,584,000
                                     ------------  -------------  ------------
Cash and cash equivalents at end of
 year..............................  $  3,849,000  $  14,584,000  $ 16,207,000
                                     ============  =============  ============
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION
Cash paid during the year for:
  Interest (net of amounts capital-
   ized)...........................  $  2,377,000  $   3,280,000  $    347,000
                                     ============  =============  ============
  Income taxes.....................  $    486,000  $  26,884,000  $ 34,156,000
                                     ============  =============  ============

                            See accompanying notes.

                           SABAN ENTERTAINMENT, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               OCTOBER 31, 1995

1. BASIS OF FINANCIAL STATEMENTS PRESENTATION AND ORGANIZATION

  Saban Entertainment, Inc. and its subsidiaries (collectively "Saban"), is a broad-based entertainment company specializing in the creation, production, acquisition, distribution, merchandising and licensing of animated and live-action children's programming in the worldwide entertainment marketplace.

  Saban is one of the largest independent suppliers of children's programming in the world and its library of children's television programming is one of the largest children's libraries in the world. Saban provides programming in all dayparts for network, first-run syndication and cable television for both domestic and international television. In the United States, Saban syndicates its programming under the Saban Kids Network name.

  In addition, Saban is involved in the creation and production of music and the acquisition of international distribution rights to telefilms and mini series. Saban's operations are conducted through offices in the United States, France, Switzerland, Germany, Italy and the United Kingdom.

  The accompanying consolidated financial statements include the accounts of Saban Entertainment, Inc. and subsidiaries. All significant intercompany transactions and accounts have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

  Revenues from television, music and merchandising lease agreements, which provide for the receipt by the Company of nonrefundable guaranteed amounts, are recognized when the lease period begins, collectibility is reasonably assured and the product is available pursuant to the terms of the lease agreement. Amounts in excess of minimum guarantees under these lease agreements are recognized when earned. Amounts received in advance of recognition of revenue are recorded as deferred revenue.

PROGRAMMING COSTS

  Programming costs, consisting of direct production costs, acquisition of story rights, costs to acquire distribution rights, allocable production overhead, interest and exploitation costs (which benefit future periods) are capitalized as incurred. The individual film forecast method is used to amortize programming costs in which Saban owns or controls distribution rights. Costs accumulated in the production of a program are amortized in the proportion that gross revenues realized bear to management's estimate of the total gross revenues expected to be received. Estimated liabilities for residuals and participations are accrued and expensed in the same manner as programming cost inventories are amortized.

  Revenue estimates on a program-by-program basis are reviewed periodically by management and are revised, if warranted, based upon management's appraisal of current market conditions. Based on this review, if estimated future gross revenues from a program are not sufficient to recover the unamortized costs, the unamortized programming cost will be written down to net realizable value.

CONCENTRATION OF CREDIT RISKS

  Financial instruments which potentially subject Saban to concentration of credit risk consist principally of temporary cash investments and trade receivables. Saban places its temporary cash investments principally in a mutual fund which invests in government securities and therefore are subject to reduced risk. Saban has not incurred any losses relating to these investments.

                           SABAN ENTERTAINMENT, INC.

  Saban leases its product to distributors and broadcasters throughout the world. Saban performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Generally, payment is received in full or in part prior to Saban's release of product to such distributors and broadcasters. At October 31, 1995, substantially all of Saban's trade receivables were from customers in the entertainment or broadcast industries. Receivables generally are due within 30 days. Credit losses relating to customers in the entertainment and broadcast industries consistently have been within management's expectations.

CASH AND CASH EQUIVALENTS

  For the purposes of balance sheet classification and the statement of cash flows, Saban considers all highly liquid investments that are both readily convertible into cash with original maturities when purchased of three months or less to be cash equivalents.

RESTRICTED CASH

  Restricted cash represents amounts held by financial institutions as collateral on outstanding debt.

FINANCIAL INSTRUMENTS

  Financial instruments are carried at historical cost which approximates fair value.

PROPERTY AND EQUIPMENT

  Property and equipment are carried at cost and depreciation is computed using the straight-line method over their estimated useful lives of five years. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful lives of the improvement using the straight-line method.

FOREIGN CURRENCY TRANSLATION AND CUMULATIVE ADJUSTMENT

  Saban International N.V. ("SINV"), a wholly-owned subsidiary of Saban uses the U.S. dollar as the functional currency. Saban International Paris S.A.R.L. ("SIP"), Saban Entertainment Germany GmbH and Saban Merchandising and Licensing GmbH and Saban Entertainment (UK) Limited, all foreign subsidiaries of Saban, use local currency as the functional currency. Assets and liabilities are translated into U.S. dollars at current exchange rates. Revenue and expenses have been translated into U.S. dollars based generally on the average rates prevailing during the period.

  Gains and losses arising from foreign currency transactions are included in determining net income for the period. The aggregate transaction (losses) gains for the years ended May 31, 1994 and 1995, and for the five months ended October 31, 1995 were $(523,000), $577,000 and $135,000, respectively.

  The cumulative translation adjustment in stockholders' equity at May 31, 1993, 1994 and 1995, and at October 31, 1995, represents Saban's net unrealized exchange (losses) gains on the translation of foreign subsidiaries' financial statements.

INCOME TAXES

  In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 109, "Accounting for Income Taxes." Saban adopted the provisions of the new standard in its financial statements for the year ended May 31, 1994. As permitted by the FAS, prior year financial statements have not been restated to reflect the change in accounting method. The cumulative effect as of June 1, 1993, of adopting FAS 109 was not material to Saban's financial statements.

  Under FAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of FAS 109, income tax expense was determined using the deferred

                           SABAN ENTERTAINMENT, INC.

method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and the tax returns and were measured at the tax rate in effect in the year the difference originated.

STOCK-BASED COMPENSATION

  Saban accounts for its stock compensation arrangements under the provisions of Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" and intends to continue to do so.

NET INCOME PER COMMON SHARE

  The per share data is based on the weighted average number of common and common equivalent shares outstanding during the period and are calculated in accordance with a Staff Accounting Bulletin of the Securities and Exchange Commission whereby common and common share equivalents issued within a 12-month period prior to an initial public offering are treated as outstanding for all periods presented if the issue price was less than the proposed initial public offering price. In addition, shares issuable upon the exercise of options within the 12-month period are considered to have been outstanding since inception of the Company.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes including amortization of programming costs. Actual results could differ from those estimates. Management periodically reviews and revises its estimates of future airings and revenues for program costs, as necessary, which may result in revised amortization of its program costs and may be significantly affected by the periodic adjustments in such amortization.

RECLASSIFICATIONS

  Certain reclassifications have been made to the 1994 financial statements to conform to the current period presentation.

3. PROGRAMMING COSTS

  Programming costs, net of accumulated amortization, is comprised of the following:

                                       MAY 31, 1994                              MAY 31, 1995
                         ----------------------------------------- -----------------------------------------
                                      ACCUMULATED  NET PROGRAMMING              ACCUMULATED  NET PROGRAMMING
                             COST     AMORTIZATION      COSTS          COST     AMORTIZATION      COSTS
                         ------------ ------------ --------------- ------------ ------------ ---------------
Children's programming.. $113,730,000 $ 76,502,000   $37,228,000   $203,765,000 $147,813,000  $ 55,952,000
Movies and mini-series..   85,049,000   63,413,000    21,636,000    101,656,000   76,211,000    25,445,000
Projects in production..   25,471,000          --     25,471,000     33,008,000          --     33,008,000
Development.............      744,000          --        744,000      1,468,000          --      1,468,000
                         ------------ ------------   -----------   ------------ ------------  ------------
                         $224,994,000 $139,915,000   $85,079,000   $339,897,000 $224,024,000  $115,873,000
                         ============ ============   ===========   ============ ============  ============

                                                   OCTOBER 31, 1995
                                       -----------------------------------------
                                                    ACCUMULATED  NET PROGRAMMING
                                           COST     AMORTIZATION      COSTS
                                       ------------ ------------ ---------------
Children's programming................ $237,286,000 $177,232,000  $ 60,054,000
Movies and mini-series................  112,554,000   79,443,000    33,111,000
Projects in production................   24,177,000          --     24,177,000
Development...........................      868,000          --        868,000
                                       ------------ ------------  ------------
                                       $374,885,000 $256,675,000  $118,210,000
                                       ============ ============  ============

                           SABAN ENTERTAINMENT, INC.

  Based on Saban's estimate of future revenues, approximately 70% of unamortized released programming costs at October 31, 1995 will be amortized during the three years ending October 31, 1998. Interest in the amount of $757,000, $304,000 and $32,000 was capitalized to programming costs during the years ended May 31, 1994 and 1995 and for the five months ended October 31, 1995, respectively.

4. PROPERTY AND EQUIPMENT

  Property and equipment is comprised of the following:

                                                     MAY 31
                                              --------------------- OCTOBER 31
                                                 1994       1995       1995
                                              ---------- ---------- -----------
Studio equipment ............................ $3,384,000 $5,280,000 $ 5,832,000
Office furniture and fixtures................    764,000    907,000   1,505,000
Leasehold improvements.......................    924,000  1,095,000   3,965,000
Other........................................     67,000     64,000      64,000
                                              ---------- ---------- -----------
                                               5,139,000  7,346,000  11,366,000
Less accumulated depreciation................  2,455,000  3,716,000   4,287,000
                                              ---------- ---------- -----------
                                              $2,684,000 $3,630,000 $ 7,079,000
                                              ========== ========== ===========

5. DEBT

  Debt is comprised of the following:

                                                     MAY 31
                                             ---------------------- OCTOBER 31
                                                1994        1995       1995
                                             ----------- ---------- ----------
Imperial Bank; secured revolving line of
 credit; interest at prime rate (8.75% at
 October 31, 1995) plus .5% due monthly;
 maximum borrowings of $25,000,000
 (terminated on December 4, 1995)..........  $19,372,000 $      --  $      --
DeNationale Investeringsbank N.V.; secured
 line of credit due
 July 31, 1997; interest at three month or
 six month LIBOR (5.94% and 5.88%,
 respectively, at October 31, 1995) plus
 0.4% paid quarterly; maximum borrowings of
 $5,000,000................................          --   5,000,000  5,000,000
Coficine; secured revolving credit facility
 due March 28, 1996; interest at the bank's
 basis rate (8.1% at October 31, 1995) plus
 1% paid quarterly; maximum borrowings of
 FF 7,200,000..............................      519,000    623,000    605,000
                                             ----------- ---------- ----------
                                             $19,891,000 $5,623,000 $5,605,000
                                             =========== ========== ==========

  In July 1995, Saban and SINV separately entered into credit agreements with Imperial Bank ("Imperial"), as agent, and a group of lenders for secured revolving credit facilities ("Credit Facilities") aggregating $50 million maturing on July 31, 1998. Interest on the borrowings is at either the prime rate (8.75% at October 31, 1995) plus .5% or .25% depending on Saban's and SINV's tangible net worth or at three month or six month LIBOR (5.94% and 5.88%, respectively, at October 31, 1995) plus 2.25% or 2% depending on Saban's and SINV's tangible net worth. Interest is payable at the end of the interest period which is either one, three or six months. Saban and SINV are required to pay a quarterly commitment fee of .25% per annum of the average daily unused portion of the commitment. Saban and SINV also paid a loan fee amounting to .75% of the commitment. The combined amount available for borrowing under the Credit Facilities at any time is limited in accordance with a formula based upon the value of collateral in Saban's and SINV's borrowing bases. The borrowing bases include on and off balance sheet receivables and amounts attributable to the value of Saban's

                           SABAN ENTERTAINMENT, INC.

and SINV's film library. Saban's credit facility is secured by substantially all of the assets of Saban and its subsidiaries (excluding SINV and other foreign subsidiaries of Saban) and SINV's credit facility is secured by substantially all of the assets of Saban and its subsidiaries. The Credit Facilities restrict the payment of dividends. The Credit Facilities contain restrictive covenants regarding, among other things, additional indebtedness, payments and advances for product, the maintenance of certain financial ratios and restrictions on the disposition of assets. At October 31, 1995 Saban and SINV were in compliance or had obtained waivers for those covenants. At October 31, 1995 no amounts have been borrowed under the Credit Facilities.

  In June 1993, SINV entered into a credit agreement with Imperial as agent and DeNationale Investeringsbank N.V. (the "Bank Facility"). An additional bank, Banque Nationale de Paris was added to the Bank Facility in March 1994. SINV paid a quarterly commitment fee of .5% per annum of the average daily unused portion of the commitment. Substantially all of SINV's cash collections were paid into accounts controlled by Imperial and applied to repayment of borrowings under the Bank Facility. The restricted cash balance of $299,000 at May 31, 1994, represented cash held by Imperial and not yet transferred to Saban. The amount that SINV borrowed was based upon the value of collateral in the borrowing base which consists principally of accounts receivable. All borrowings were collateralized by substantially all of the assets of Saban. Further, Saban agreed to maintain, on a quarterly average basis, $1,000,000 in compensating balances at Imperial. The Bank Facility contained restrictive covenants regarding, among other things, additional indebtedness, payments and advances for product, the maintenance of certain financial ratios and restrictions on the disposition of assets. On December 4, 1995, the Bank Facility was replaced by the Credit Facilities and any outstanding obligation plus interest was paid.

  SIP has a revolving credit facility with Coficine bank which provides for borrowings against project receivables up to a maximum of FF 7,200,000 ($1,475,000 at October 31, 1995). In March 1996 the outstanding obligation plus interest was paid in full.

  In September 1994, SIP entered into a credit agreement with DeNationale Investeringsbank N.V. ("NIB"). The facility provides for maximum borrowings of $5,000,000. The facility is secured by a $5,000,000 deposit at NIB pledged by SINV. Such $5,000,000 deposit is included in restricted cash at October 31, 1995 and at May 31, 1995. In April 1996 the outstanding obligation plus interest was paid in full and SIP and NIB entered into a new agreement for a facility with similar terms, providing maximum borrowings of $8,000,000. The new facility is secured by an $8,000,000 deposit at NIB pledged by SINV.

6. RELATED PARTY TRANSACTIONS

  In March 1995, Saban purchased all of the outstanding shares of Saban held by a former minority stockholder.

  Receivables from stockholders and related parties consist of the following:

                                                       MAY 31
                                                --------------------- OCTOBER 31
                                                   1994       1995       1995
                                                ---------- ---------- ----------
Advances due from the Chairman and Chief
 Executive Officer of Saban ("Haim Saban"), or
 entities controlled by Haim Saban, interest
 at prime rate (8.75% at October 31, 1995)
 plus 1% and due on demand....................  $      --  $2,649,000 $2,610,000
Advances to certain non-stockholder officers
 and directors of Saban ($885,000 at 5% and
 $337,000 noninterest bearing with varying due
 dates).......................................   1,147,000  1,147,000  1,222,000
                                                ---------- ---------- ----------
                                                $1,147,000 $3,796,000 $3,832,000
                                                ========== ========== ==========

                           SABAN ENTERTAINMENT, INC.

  Notes and accrued interest payable to stockholders is comprised of the following:

                                                         MAY 31
                                                    ---------------- OCTOBER 31
                                                       1994     1995    1995
                                                    ----------- ---- ----------
Notes and advances payable to Haim Saban or enti-
 ties controlled by Haim Saban, interest at prime
 rate (8.75% at October 31, 1995) plus 1%. Paid in
 full October 1994................................. $10,773,000 $--     $--
Note payable to Visionlights, S.A., a controlled
 subsidiary of a former minority stockholder,
 interest at prime rate (8.75% at October 31, 1995)
 plus 1%. Paid in full November 1994...............   1,000,000  --      --
Accrued interest to stockholders...................   2,359,000  --
                                                    ----------- ----    ----
                                                    $14,132,000 $--     $--
                                                    =========== ====    ====

  During the year ended May 31, 1994, Saban paid approximately $880,000 to a former outside director of Saban for selling, writing and production services rendered in connection with various entertainment properties produced by Saban.

  An outside director of Saban acts as a legal consultant to Saban. Fees paid to this director were approximately $315,000, $153,000 and $62,000 for the years ended May 31, 1994 and 1995 and for the five months ended October 31, 1995, respectively.

  In September 1994, Saban entered into a music services agreement (the "Music Agreement") with Haim Saban. The Music Agreement remains in effect until August 31, 2001. Under the terms of the Music Agreement, all original theme music, underscore, cues and songs for use in all programming produced by Saban will be supplied through Haim Saban. Saban has been granted the non-exclusive, worldwide, perpetual license to (i) synchronize and perform compositions in theatrical motion pictures and (ii) synchronize composition in all other forms of programming and has the royalty-free right to use the compositions in articles of merchandise such as home video units, video games and interactive toys. All music publishing income earned in connection with such musical compositions is retained by Haim Saban. As of October 31, 1995, no amounts were owed to Haim Saban pursuant to the terms of the Music Agreement.

  Saban currently licenses and distributes its entertainment properties (e.g., motion pictures, television programs, merchandising and licensing rights) in Israel through Duveen Trading Ltd. ("Distributor"), a corporation owned wholly by Haim Saban's brother. The term of the agreement extends through December 31, 1997, subject to extension by Saban for an additional three years. Duveen Trading Ltd. is not obligated to make any payments to Saban under this agreement.

7. COMMITMENTS AND CONTINGENCIES

  Saban leased office space in Burbank, California, under a ten year lease which was terminated in December 1995, and a lease termination fee of $305,000 was paid. Saban also leases office space in New York City under a three year lease which is cancelable after the end of each year by payment of a termination fee. In addition, Saban leases office space in Paris, France, Cologne, Germany and London, England under nine year, five year and three year operating leases, respectively. The Paris, France lease provides for termination on February 28, 1999 and February 28, 2002, both upon six months advance written notice. The London, England lease provides for early termination upon six months advance written notice.

  In July 1995, Saban entered into a 10 year lease which commenced on April 1, 1996 for office space in Los Angeles, California. The lease contains two separate five-year extension options and provides for early termination at the end of the sixth and eighth years upon payment of a termination fee. The lease calls for

                           SABAN ENTERTAINMENT, INC.

monthly payments plus maintenance and property tax payments. Saban also has two leases for production facilities, one is a short-term lease in Los Angeles, California originally expiring in November 1995 and subsequently extended to March 1997, and the other is a two year lease in Valencia, California expiring in January 1997 and subject to two separate one-year extension options.

  Noncancelable future minimum payments for the remainder of the initial, noncancelable lease periods are as follows:

   TWELVE MONTHS ENDED OCTOBER 31
   ------------------------------
   1996............................................................ $ 2,449,000
   1997............................................................   2,921,000
   1998............................................................   1,838,000
   1999............................................................   2,589,000
   2000............................................................   3,157,000
   Thereafter......................................................  20,105,000
                                                                    -----------
                                                                    $33,059,000
                                                                    ===========

  Rent expense for the years ended May 31, 1994 and 1995 and for the five months ended October 31, 1995, net of amounts capitalized, was approximately $275,000, $797,000 and $365,000, respectively.

  Saban is involved in various lawsuits, both as a plaintiff and defendant, in the ordinary course of its business. Based on an evaluation which included consultation with counsel concerning legal and factual issues involved, management is of the opinion that the foregoing claims and lawsuits will not have a material adverse effect on Saban's consolidated financial position.

  Saban has entered into employment agreements with certain key members of management including Haim Saban. Such agreements are for terms ranging from one to seven years and generally include bonus provisions. Future minimum payments under these agreements approximate $20,939,000 of which $5,184,000 is due for the twelve months ended October 31, 1996, $5,104,000 is due in the twelve months ended October 31, 1997, $4,434,000 is due in the twelve months ended October 31, 1998 and $6,216,000 is due thereafter.

  Effective June 1994, Saban issued to two employees and a consultant options to purchase an aggregate of 48.981 shares of common stock, 9.796 of which were exercisable at October 31, 1995. These options vest ratably over five years and are exercisable at $122,496 per share, which approximates the fair market value at the time of grant. No options have been exercised at October 31, 1995. With respect to termination for any reason, so long as the Company is not public, the Company will purchase from the employee and the employee will sell to the Company any and all option shares owned by the employee and the option granted to the employee for an amount equal to the fair market value of the option shares owned by the employee plus the fair market value of the option shares with respect to which the employee's option has vested but not exercised less the exercise price. Included in selling, general and administrative expenses is $11,000,000 and $2,400,000 for the year ended May 31, 1995 and the five months ended October 31, 1995, respectively, and in accrued liabilities is $11,000,000 and $13,400,000 at May 31, 1995 and October 31, 1995, respectively, related to compensation recorded in connection with these options.

  As of October 31, 1995, 48.981 shares of common stock are reserved for future issuance related to options.

                           SABAN ENTERTAINMENT, INC.

8. PROFIT SHARING PLAN

  Saban has a qualified tax deferred profit sharing plan (the "Plan") for all of its eligible employees. Under the Plan, employees become eligible on the first January 1 following such employees' completion of six months of service with Saban. Each participant is permitted to make voluntary contributions, not to exceed 15% of his or her respective compensation and the applicable statutory limitation, which are immediately 100% vested. Saban, at the discretion of the Board of Directors, may make matching contributions to the Plan. Related expense for the years ended May 31, 1994 and 1995, and for the five months ended October 31, 1995 was approximately $45,000, $40,000 and $10,000, respectively.

9. INCOME TAXES

  Effective June 1, 1993, Saban changed its method of accounting for income taxes from the deferred method to the liability method required by FAS 109, "Accounting for Income Taxes" (see Note 2 "Income Taxes"). As permitted under the new rules, prior years' financial statements have not been restated.

  The cumulative effect of adopting FAS 109 as of June 1, 1993, was not material to Saban's financial statements.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Saban's deferred tax liabilities and assets are as follows:

                                                 MAY 31
                                        ------------------------   OCTOBER 31
                                           1994         1995          1995
                                        ----------- ------------  ------------
Deferred tax liabilities:
Accounts receivable.................... $ 7,068,000 $  3,181,000  $    563,000
Tax over book amortization.............   2,114,000    6,052,000           --
State taxes............................         --           --        203,000
                                        ----------- ------------  ------------
Total deferred tax liabilities......... $ 9,182,000 $  9,233,000  $    766,000
Deferred tax assets:
State taxes............................ $   101,000 $  1,511,000  $        --
Deferred revenue.......................   3,582,000   20,268,000    18,244,000
Accrued expenses and reserves..........     939,000   12,015,000     4,590,000
Tax over book amortization.............         --           --      2,299,000
Other..................................     298,000    1,679,000     1,053,000
                                        ----------- ------------  ------------
Total deferred tax assets..............   4,920,000   35,473,000    26,186,000
Valuation allowance for deferred tax
 assets................................         --           --            --
                                        ----------- ------------  ------------
Net deferred tax assets................   4,920,000   35,473,000    26,186,000
                                        ----------- ------------  ------------
Net deferred tax liabilities (assets).. $ 4,262,000 $(26,240,000) $(25,420,000)
                                        =========== ============  ============

  For financial reporting purposes, income before income taxes includes the following components:

                                                                  FIVE MONTHS
                                           YEAR ENDED MAY 31         ENDED
                                        ------------------------   OCTOBER 31
                                           1994         1995          1995
                                        ----------- ------------  ------------
Pretax income:
  United States........................ $19,846,000 $ 56,193,000  $ 33,872,000
  Foreign..............................   5,155,000   15,509,000    17,159,000
                                        ----------- ------------  ------------
                                        $25,001,000 $ 71,702,000  $ 51,031,000
                                        =========== ============  ============

                           SABAN ENTERTAINMENT, INC.

  Significant components of the provision for income taxes are as follows:

                                         YEAR ENDED MAY 31     FIVE MONTHS ENDED
                                      -----------------------     OCTOBER 31
                                         1994        1995            1995
                                      ---------- ------------  -----------------
Current:
  Federal............................ $4,421,000 $ 47,213,000     $11,514,000
  State..............................    751,000    8,777,000       2,802,000
  Foreign............................    180,000    1,539,000         489,000
                                      ---------- ------------     -----------
                                       5,352,000   57,529,000      14,805,000
Deferred:
  Federal............................ $2,344,000 $(25,776,000)    $  (301,000)
  State..............................    392,000   (4,726,000)       (215,000)
  Foreign............................    113,000          --              --
                                      ---------- ------------     -----------
                                       2,849,000  (30,502,000)       (516,000)
                                      ---------- ------------     -----------
                                      $8,201,000 $ 27,027,000     $14,289,000
                                      ========== ============     ===========

  The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is:

                                                       YEAR
                                                     ENDED MAY
                                                        31       FIVE MONTHS ENDED
                                                     ----------     OCTOBER 31
                                                     1994  1995        1995
                                                     ----  ----  -----------------
Tax at U.S. statutory rates........................   35%   35%          35%
State taxes, net of federal benefit................  --      6            5
Foreign subsidiary's income not subject to state or
 federal tax.......................................   (7)   (7)         (13)
Foreign taxes......................................    1     2            1
Other..............................................    4     2            0
                                                     ---   ---          ---
                                                      33%   38%          28%
                                                     ===   ===          ===

  Undistributed earnings of Saban's foreign subsidiaries amounted to approximately $61,000,000 at October 31, 1995. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, Saban would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credit carryforwards would be available to reduce some portion of the U.S. liability.

  During the year ended May 31, 1994, the Internal Revenue Service completed an examination of the Saban's May 31, 1990 tax returns and concluded that no changes were necessary to the income tax reported by the Company.

10. SIGNIFICANT CUSTOMERS AND PROPERTIES AND GEOGRAPHICAL INFORMATION

  Saban operates in one business segment which is the acquisition, production and worldwide distribution and leasing of entertainment properties. Saban did not have any significant customers for the years ended May 31, 1994 and 1995. For the five months ended October 31, 1995, Saban earned revenues from one significant

                           SABAN ENTERTAINMENT, INC.

customer of approximately $33,332,000 (32%). For the year ended May 31, 1995, Saban earned revenues from one significant customer of $26,308,000 (11%). For the year ended May 31, 1994, Saban earned revenues from one significant customer of $10,483,000 (12%). For the years ended May 31, 1994 and 1995, and for the five months ended October 31, 1995, Saban earned revenues from one significant property (Power Rangers) of $46,444,000 (55%), $174,389,000 (72%)
and $68,975,000 (66%), respectively.

  Geographic information concerning Saban's operations is as follows:

                                                                   FIVE MONTHS
                                             YEAR ENDED MAY 31        ENDED
                                         -------------------------  OCTOBER 31
                                             1994         1995         1995
                                         ------------ ------------ ------------
Revenues:
  Domestic.............................. $ 56,455,000 $172,239,000 $ 61,671,000
  International, principally Eu-
   rope(/2/)............................   27,917,000   70,229,000   43,459,000
                                         ------------ ------------ ------------
Total...................................   84,372,000  242,468,000  105,130,000
Operating profit:(/1/)
  Domestic..............................   24,366,000   97,433,000   42,128,000
  International, principally Eu-
   rope(/2/)............................   11,905,000   27,478,000   20,980,000
                                         ------------ ------------ ------------
Total...................................   36,271,000  124,911,000   63,108,000
Selling, general and administrative ex-
 penses.................................    8,933,000   51,894,000   11,538,000
Interest expense........................    2,337,000    1,315,000      539,000
                                         ------------ ------------ ------------
Income before provision for income tax-
 es..................................... $ 25,001,000 $ 71,702,000 $ 51,031,000
                                         ============ ============ ============
Identifiable assets:
  Domestic.............................. $ 47,089,000 $ 89,772,000 $ 82,145,000
  International, principally Eu-
   rope(/2/)............................   89,878,000  128,425,000  125,334,000
                                         ------------ ------------ ------------
Total................................... $136,967,000 $218,197,000 $207,479,000
                                         ============ ============ ============

- --------
(1) For purposes of this presentation, operating profit is total revenues less amortization of programming costs, residuals and profit participations.
(2) International amounts relate principally to Western Europe in connection with the Company's subsidiary, SINV, a Netherlands Antilles company with offices in Switzerland.

11. SUBSEQUENT EVENTS

  On April 16, 1996, Saban acquired the stock of Creativite & Developpement SA ("C&D"), a leading Paris-based producer of family entertainment for $2,869,000, payable $1,721,000 upon closing (April 16, 1996) and $1,148,000 payable on April 16, 1997 and is secured by a letter of credit. Saban accounted for the acquisition as a purchase. No goodwill was recorded as the purchase price was allocated to the respective assets and liabilities. The acquisition included the international distribution rights to over 400 half-hour episodes of children's programming.

  In December 1995, Saban purchased from Vesical Limited ("Vesical") its interest and rights to certain television programming and certain account receivable balances for $12,000,000, payable $7,200,000 upon closing (April 18, 1996) and $4,800,000 payable on April 18, 1997 and is secured by a letter of credit. Saban allocated the purchase price between the account receivable balances and the television programming rights based upon the respective assets fair market values using a discounted cash flow analysis.

                           SABAN ENTERTAINMENT, INC.

  Effective June 1, 1995, FCN Holding, Inc. ("FCN Holding") and Saban formed a strategic alliance limited liability company ("LLC"), and since November 1, 1995, Saban and FCN Holding have been operating under the management of the LLC.

THE REORGANIZATION

  Fox Kids Worldwide, Inc. was incorporated in Delaware in August 1996 and currently conducts no business or operations. Immediately prior to the closing of proposed initial public offerings ("Offerings"), (i) Fox Broadcasting Sub, Inc.; a wholly-owned subsidiary of Fox Broadcasting ("Fox Broadcasting Sub"), will exchange its capital stock in FCN Holding, which indirectly owns FCN, for 50% of the number of shares of the Fox Kids Worldwide, Inc.'s class B common stock, par value $0.001 per share ("Class B Common Stock"), which will be outstanding immediately after the Reorganization and prior to the closing of the Offerings (the "Reorganization Closing"), (ii) the other stockholders of FCN Holding will exchange their capital stock in FCN Holding for an aggregate of one percent of the aggregate number of shares of Fox Kids Worldwide, Inc.'s class A common stock, par value $0.001 per share ("Class A Common Stock") and Class B Common Stock (Class A Common Stock and Class B Common Stock are collectively the "Common Stock") which will be outstanding immediately after the Reorganization Closing, (iii) the Chairman and Chief Executive Officer of Saban ("Haim Saban") and the other stockholders of Saban will exchange their capital stock in Saban for an aggregate of 50% of the number of shares of Class B Common Stock which will be outstanding immediately after the Reorganization Closing and (iv) all outstanding management options to purchase Saban capital stock will become options to purchase an aggregate of approximately four percent of the aggregate number of shares of Common Stock which will be outstanding immediately after the Reorganization Closing. In addition, Fox Broadcasting will exchange its preferred, non-voting interest in the LLC for an aggregate of 1,000,000 shares of Fox Kids Worldwide, Inc.'s series A redeemable preferred stock, $0.001 par value per share (the "Series A Preferred Stock") and will exchange a $50 million contingent note receivable from the LLC for a new preferred, non-voting interest in the LLC. As a result of these transaction, FCN Holding, FCN, Saban and the LLC will become direct or indirect subsidiaries of Fox Kids Worldwide, Inc.

OTHER RELATED PARTY TRANSACTIONS

  From time to time, Saban has loaned and advanced funds to Haim Saban. In connection with the formation of the LLC and as inducement to Haim Saban to enter into certain documentation in connection with the formation of the LLC, on December 22, 1995, Saban forgave in full the loan plus accrued interest owing from Haim Saban in the amount of approximately $2,700,000. In connection with Haim Saban's employment agreement, dated December 22, 1995, with the LLC , the LLC agreed to reimburse Haim Saban for all out-of-pocket costs and expenses for domestic and international travel, including private air charter which may include aircraft owned directly or indirectly by Haim Saban.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Fox Kids Worldwide, Inc. (a Delaware corporation)

  We have audited the accompanying balance sheet of Fox Kids Worldwide, Inc. (a Delaware corporation) as of September 27, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Fox Kids Worldwide, Inc. (a Delaware corporation) as of September 27, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
September 27, 1996

                            FOX KIDS WORLDWIDE, INC.
                            (A DELAWARE CORPORATION)

                                 BALANCE SHEET

                               SEPTEMBER 27, 1996

STOCKHOLDERS' EQUITY
  Common Stock, $0.001 par value: 1,000 shares authorized; none issued... $ --
  Additional paid-in capital.............................................   300
  Receivable from FCN Holding, Inc.......................................  (300)
                                                                          -----
                                                                          $ --
                                                                          =====





                          See notes to balance sheet.

                            FOX KIDS WORLDWIDE INC.
                           (A DELAWARE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS

                              SEPTEMBER 27, 1996

1. DESCRIPTION OF BUSINESS

  Fox Kids Worldwide, Inc. (the "Company") was incorporated in Delaware in August 1996 in connection with proposed initial public offerings ("Offerings") of certain shares of class A common stock, par value $0.001 per share ("Class A Common Stock") of the Company and to hold the shares and interests of FCN Holding, Inc. ("FCN Holding"), Saban Entertainment, Inc. and its subsidiaries ("Saban") and a strategic alliance limited liability company ("LLC") formed between Fox Broadcasting Company ("Fox Broadcasting"), FCN Holding and Saban. The Company currently conducts no business or operations. Immediately prior to the closing of the Offerings, (i) Fox Broadcasting Sub, Inc., a wholly-owned subsidiary of Fox Broadcasting, will exchange its capital stock in FCN Holding, which indirectly owns Fox Children's Network, Inc. ("FCN"), for 50% of the number of shares of the class B common stock, par value $0.001 per share ("Class B Common Stock"), which will be outstanding immediately after the Reorganization and prior to the closing of the Offerings (the "Reorganization Closing"), (ii) the other stockholders of FCN Holding will exchange their capital stock in FCN Holding for an aggregate of one percent of the aggregate number of shares of Class A Common Stock and Class B Common Stock (the "Common Stock") which will be outstanding immediately after the Reorganization Closing, (iii) Haim Saban, the Chief Executive Officer and Chairman of Saban ("Haim Saban"), and the other stockholders of Saban will exchange their capital stock in Saban for an aggregate of 50% of the number of shares of the Class B Common Stock which will be outstanding immediately after the Reorganization Closing and (iv) all outstanding management options to purchase Saban capital stock will become options to purchase an aggregate of approximately four percent of the aggregate number of shares of Common Stock which will be outstanding immediately after the Reorganization Closing. In addition, Fox Broadcasting will exchange its preferred, non-voting interest in the LLC for an aggregate of 1,000,000 shares of the Company's series A redeemable preferred stock, $0.001 par value per share (the "Series A Preferred Stock") and will exchange a $50 million contingent note receivable from the LLC for a new preferred, non-voting interest in the LLC. As a result of these transactions, FCN Holding, FCN, Saban and the LLC will become direct or indirect subsidiaries of the Company.

DESCRIPTION OF SECURITIES

  Simultaneously with the Reorganization, the capital stock of the Company will be changed as follows:

  The authorized capital stock of the Company consists of        shares of
Class A Common Stock,        shares of Class B Common Stock, 15,000,000 shares
of preferred stock ("Preferred Stock"), and 1,000,000 shares of Series A Preferred Stock. As of the Closing Date, including the shares being offered
hereunder,        shares of Class A Common Stock,        shares of Class B
Common Stock and 1,000,000 shares of Series A Preferred Stock will be issued and outstanding and no shares of Preferred Stock will be issued or outstanding.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

  The Certificate of Incorporation provides for two classes of common stock, Class A Common Stock and Class B Common Stock, the two classes of which are substantially identical, except for disparity in voting power.

  Voting. Each share of Class B Common Stock entitles the holder of record to ten votes and each share of Class A Common Stock entitles the holder to one vote at each annual or special meeting of stockholders, in the case of any written consent of stockholders, and for all other purposes. The holders of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders, except as otherwise provided by law. Neither the holders of Class A Common Stock nor the holders of Class B

                            FOX KIDS WORLDWIDE INC.
                           (A DELAWARE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
Common Stock have cumulative voting rights. The Company may, as a condition to counting the votes cast by any holder of Class B Common Stock at any annual or special meeting of stockholders, in the case of any written consent of stockholders, or for any other purpose, require the furnishing of such affidavits or other proof as it may reasonably request to establish that the Class B Common Stock held by such holder has not, by virtue of the provisions of the Certificate of Incorporation, been converted into Class A Common Stock.

  Conversion Rights. Each share of Class B Common Stock is convertible at the holder's option at all times, without cost to the stockholder, into one share of Class A Common Stock. In addition, Class B Common Stock is subject to automatic conversion in the event of a transfer in violation of the transfer restrictions described below.

  Dividends and Other Distributions. The holders of Class A Common Stock and Class B Common Stock will be entitled to receive dividends and other distributions as may be declared thereon by the board of directors of the Company out of assets or funds of the Company legally available therefor, subject to the rights of the holders of the Series A Preferred Stock or any other series of Preferred Stock and any other provision of the Certificate of Incorporation. The Certificate of Incorporation provides that if at any time a dividend or other distribution in cash or other property is paid on Class A Common Stock or Class B Common Stock, a like dividend or other distribution in cash or other property will also be paid on Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share. In this connection, the Certificate of Incorporation specifically provides that if shares of Class B Common Stock are paid on Class B Common Stock and shares of Class A Common Stock are paid on Class A Common Stock, in an equal amount per share of Class B Common Stock and Class A Common Stock, such payment will be deemed to be a like dividend or other distribution. In the case of any split, subdivision, combination or reclassification of Class B Common Stock or Class A Common Stock, the shares of Class A Common Stock or Class B Common Stock, as the case may be, will also be split, subdivided, combined or reclassified so that the number of shares of Class B Common Stock and Class A Common Stock outstanding immediately following such split, subdivision, combination or reclassification will bear the same relationship to each other as that which existed immediately prior thereto.

  Distributions Upon Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of Class B Common Stock and the holders of Class A Common Stock will be entitled to receive the assets and funds of the Company available for distribution after payments to creditors and to the holders of the Series A Preferred Stock or any Preferred Stock of the Company that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

  Transferability of Shares. The shares of Class A Common Stock offered hereby are freely transferable, subject to certain restrictions on resale imposed on affiliates of the Company. Class B Common Stock is not transferable by a stockholder except to the following transferees (each a "Permitted Transferee"): (i) to any other Class B Stockholder, any of Haim Saban's family members, any trust established solely for the benefit of one or more of Haim Saban's family members or any legal entity in which Haim Saban or such persons are the sole beneficial owners; (ii) to a direct or indirect wholly-owned subsidiary of such Class B Stockholder (or with respect to a Class B Stockholder which is a natural person, a corporation or other person wholly-owned by the Class B Stockholder); or (iii) to a Fox Subsidiary. A "Fox Inc. Subsidiary" is Twentieth Holdings Corp. and any corporation or other person in which Fox Inc., or Twentieth Holdings Corp. is the sole beneficial owner (either directly or indirectly through one or more wholly-owned subsidiaries) of all the outstanding voting securities of that corporation or other person. Any purported transfer of Class B Common Stock other than to a Permitted Transferee shall be null and void and of no effect and the purported transfer by a holder of Class B Common Stock, other than to a Permitted Transferee, will result in the immediate and automatic conversion of such holder's shares of Class B Common Stock into shares of Class A Common Stock.

                            FOX KIDS WORLDWIDE INC.
                           (A DELAWARE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Reorganization. In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of Class B Common Stock or the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Class A Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities) (or of options or warrants to purchase voting securities, or of securities convertible into or exchangeable for voting securities), the holders of Class B Common Stock may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon the exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchange, received by the holders of Class A Common Stock).

  Except as expressly set forth in the Certificate of Incorporation, the rights of the holders of Class B Common Stock and the rights of the holders of Class A Common Stock are in all respects identical.

SERIES A PREFERRED STOCK

  The holders of Series A Preferred Stock have no preemptive rights and are not subject to future assessments by the Company. All outstanding shares of Series A Preferred Stock are fully paid and nonassessable. The Series A Preferred Stock has aggregate dividend and/or redemption obligations of $50 million. Once an aggregate of $50 million has been paid, the Series A Preferred Stock will cease to be outstanding. The Series A Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, ranks senior to the Preferred Stock and to the Common Stock. The holders of the shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, cash dividends in an amount equal to the Distributable Cash of the Company. No more than $49 in dividends may be paid with respect to any share of Series A Preferred Stock. "Distributable Cash" means, at the time a determination of Distributable Cash is made, the net cash provided by operating activities of the Company (on a consolidated basis) from the date of issuance of the Series A Preferred Stock through the end of the last fiscal quarter ending not less than 90 days prior to the time of determination, less the sum of (i) all restricted cash, (ii) all Reserves, and (iii) all amounts previously paid as dividends on the Series A Preferred Stock. "Reserves" are those amounts determined from time to time by the board of directors as necessary to provide, over such period as the board of directors considers appropriate, for current and planned capital expenditures, debt service, working capital requirements and expansion plans; and if the board of directors is unable to reach agreement thereon, the Reserves shall be maintained at a level equal to the sum of (i) $30 million, plus (ii) the net proceeds realized by the Company from the Offerings. The Company shall have the right from time to time to redeem the Series A Preferred Stock, in whole or in part, with the consent of the holders of the Series A Preferred Stock, at a redemption price equal to the then-current liquidation value of the Series A Preferred Stock. If the liquidation value of the Series A Preferred Stock is $1.00 per share, the Company shall have the right and power at any time thereafter to redeem all, and not less than all, of the Series A Preferred Stock at a redemption price of $1.00 per share. The holders of Series A Preferred Stock shall have no voting rights with respect to corporate matters except as provided by law.

PREFERRED STOCK

  The Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers, preferences and the relative participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares of such

                            FOX KIDS WORLDWIDE INC.
                           (A DELAWARE CORPORATION)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) series then outstanding). Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Class B Common Stock and Class A Common Stock. In the event of issuance, these shares of Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing an acquisition or a change in control of the Company. The Company currently does not intend to issue any of the authorized but unissued shares of its Preferred Stock.

STOCK OPTIONS AND STOCK INCENTIVE PLAN

  In        1996, the Board of Directors and stockholders of the Company approved the Company's 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan was adopted in order to enable the Company and its subsidiaries to attract, retain and motivate selected eligible directors, officers, employees and consultants of the Company by providing for or increasing the proprietary interests of those persons in the Company, and by associating their interests in the Company with those of the Company's stockholders.

  Any person who is a director, officer, employee or consultant of the Company, or any of its current or future subsidiaries, shall be eligible to be considered for the grant of Awards under the Plan. The Plan shall be administered by a committee of the Board of Directors of the Company (the "Committee"). Pursuant to the 1996 Plan, the Committee may grant, without limitation, any of the following awards: shares of Class A Common Stock or any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security (an "Award"). Awards are not restricted to any specified form or structure and may include, but need not be limited to, sales, bonuses and other transfers of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock or securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative. The Committee, in its sole discretion, determines all of the terms and conditions of each Award granted under the 1996 Plan.

  An aggregate of        shares of Class A Common Stock have been reserved for
issuance in connection with the Awards made under the 1996 Plan. The 1996 Plan
is effective for a period of ten years, through     2006. The Committee may
amend or terminate the 1996 Plan at any time and in any manner but no such amendment or termination may terminate or modify any Award previously granted under the 1996 Plan without the consent of the recipient of the Award. The Company has granted to independent directors and certain members of management
options to purchase an aggregate of      shares of the Class A Common Stock.
In addition, the Company intends to grant prior to the closing of the Offerings to certain officers and employees under its stock incentive plan
options to purchase       shares of Class A Common Stock, exercisable at the
initial offering price.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY OR ANY UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors .............................................................   11
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Dilution .................................................................   19
Capitalization............................................................   20
Unaudited Pro Forma Financial Information.................................   21
Selected Historical and Pro Forma Financial Data..........................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   27
Business..................................................................   38
Management................................................................   62
Principal Stockholders....................................................   68
Certain Transactions......................................................   70
Description of Securities.................................................   75
Shares Eligible for Future Sale...........................................   79
Certain United States Federal Tax Consequences to Non-United States
 Holders..................................................................   80
Underwriting..............................................................   83
Legal Matters.............................................................   85
Experts...................................................................   85
Available information.....................................................   85
Index to Financial Statements.............................................  F-1

                                ---------------

 UNTIL      , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    SHARES



                              [LOGO OF FOX KIDS]
                                   FOX KIDS
                                WORLDWIDE, INC.

                             CLASS A COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                              MERRILL LYNCH & CO.
                                ALLEN & COMPANY
                                  INCORPORATED
                           BEAR, STEARNS & CO. INC.

                                       , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 27, 1996
PROSPECTUS


                                       SHARES


                            FOX KIDS WORLDWIDE, INC.
[LOGO OF FOX KIDS]            CLASS A COMMON STOCK

                                  -----------

  Of the        shares of Class A Common Stock, par value $0.001 per share (the
"Class A Common Stock"), of Fox Kids Worldwide, Inc. (the "Company") offered
hereby,        shares are being offered initially in the United States and
Canada by the U.S. Underwriters (the "U.S. Offering") and        shares are
being offered in a concurrent offering outside the United States and Canada by the International Underwriters (the "International Offering," and together with the U.S. Offering, the "Offerings"). The initial public offering price and the underwriting discount per share will be identical for both Offerings. See "Underwriting."

  Immediately following the Offerings, the Company's outstanding common stock will be comprised of Class A Common Stock and Class B Common Stock, par value $0.001 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The rights of holders of each class of Common Stock are identical, except that each share of Class B Common Stock entitles its holder to ten votes and each share of Class A Common Stock entitles its holder to one vote. Immediately following the Offerings, the holders of the Company's Class B Common Stock will have approximately %, in aggregate, of the combined voting power with respect to all matters submitted for the vote of all stockholders, except as required by law. Immediately following the Offerings, 50% of the shares of Class B Common Stock will be beneficially owned by Fox Broadcasting Company, an indirect wholly owned subsidiary of The News Corporation Limited and 50% of the shares of Class B Common Stock will be beneficially owned by the former stockholders of Saban Entertainment, Inc. See "Principal Stockholders" and "Description of Securities."

  All of the      shares of Class A Common Stock offered hereby are being
offered by the Company. Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public
offering price will be between $     and $     per share. See "Underwriting"
for a discussion of the factors to be considered in determining the initial public offering price.

  The Company intends to apply for listing of the Class A Common Stock on the New York Stock Exchange.

  SEE "RISK FACTORS" COMMENCING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                                  -----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------
                                                                                      PROCEEDS TO THE
                                         PRICE TO PUBLIC   UNDERWRITING DISCOUNT(1)     COMPANY(2)
- -----------------------------------------------------------------------------------------------------
Per Share............................       $                      $                      $
- -----------------------------------------------------------------------------------------------------
Total(3).............................      $                      $                     $
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses, estimated at $ , payable by the Company.
(3) The Company has granted the U.S. Underwriters and the International Underwriters options, exercisable within 30 days after the date hereof, to
     purchase up to an aggregate of        and        shares of Class A Common
     Stock, respectively, at the initial price to public per share, less the underwriting discount, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
     Discount and Proceeds to the Company will be $    , $     and $    ,
     respectively. See "Underwriting."

                                  -----------
  The Class A Common Stock is being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of certificates for the shares of Class A Common Stock
will be made in New York, New York on or about      , 1996.

                                  -----------
MERRILL LYNCH INTERNATIONAL
                         ALLEN & COMPANY INCORPORATED
                                             BEAR, STEARNS INTERNATIONAL LIMITED

                                  -----------
                 The date of this Prospectus is        , 1996.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                 UNDERWRITING

  Subject to the terms and conditions set forth in the international purchase agreement (the "International Purchase Agreement"), the Company and the Selling Stockholders have agreed to sell to each of the underwriters named below (the "International Underwriters"), and each of the International Underwriters, for whom Merrill Lynch International, Allen & Company Incorporated and Bear, Stearns International Limited are acting as representatives (the "International Representatives"), severally has agreed to purchase the aggregate number of shares of Class A Common Stock set forth opposite its name below.

                                                                        NUMBER OF
   INTERNATIONAL UNDERWRITERS                                            SHARES
   --------------------------                                           ---------
   Merrill Lynch International.........................................
   Allen & Company Incorporated........................................
   Bear, Stearns International Limited.................................
                                                                         -------
       Total...........................................................
                                                                         =======

  The Company has also entered into the U.S. purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Allen & Company Incorporated and Bear, Stearns & Co. Inc., acting as representatives (the "U.S. Representatives" and, together with the International Representatives, the "Representatives"), and certain other underwriters in the United States and Canada (collectively, the "U.S. Underwriters" and, together with the International Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase, an aggregate of shares of Class A Common Stock.

  In each Purchase Agreement, the Underwriters named therein have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Class A Common Stock being sold pursuant to such Purchase Agreement if any of the shares of Class A Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances, under the Purchase Agreements, the commitments of non-defaulting Underwriters may be increased. Each Purchase Agreement provides that the Company is not obligated to sell, and the Underwriters named therein are not obligated to purchase, the shares of Class A Common Stock under the terms of the Purchase Agreement unless all of the shares of Class A Common Stock to be sold pursuant to the Purchase Agreements are contemporaneously sold.

  The International Representatives have advised the Company that the International Underwriters propose to offer the shares of Class A Common Stock offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less
a concession not in excess of $   per share of Class A Common Stock, and that
the International Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share of Class A Common Stock on sales to certain other dealers. After the Offerings, the public offering price, concession and discount may be changed.

  The public offering price per share of Class A Common Stock and the underwriting discount per share of Class A Common Stock are identical for both Offerings.

  The Company has granted to the International Underwriters and the U.S.
Underwriters options to purchase up to an aggregate of          shares and
         shares of Class A Common Stock at the initial public offering price, less the underwriting discount. Such options, which will expire 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
  The Company has been informed that the Underwriters have entered into an agreement (the "Intersyndicate Agreement") providing for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Underwriters and the U.S. Underwriters are permitted to sell shares of Class A Common Stock to each other. The Company has been informed that, under the terms of the Intersyndicate Agreement, the International Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or resell shares of Class A Common Stock to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. Underwriters and any bank, broker or dealer to whom they sell shares of Class A Common Stock will not offer to resell shares of Class A Common Stock to non-U.S. persons or to non-Canadian persons or to persons they believe intend to resell to non-U.S. persons or to non-Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement which, among other things, permits the Underwriters to purchase from each other and to offer to resell such number of shares of Class A Common Stock as the selling Underwriter or Underwriters and the purchasing Underwriter or Underwriters may agree.

  The Company, Fox Broadcasting, Haim Saban and certain officers and directors of the Company have each agreed not to sell or grant any option for the sale of, or otherwise dispose of, any Common Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock, other than the shares of Common Stock that may be offered by the Company in the Offerings and not to file or request to be filed, as the case may be, any registration statement with respect to Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch.

  Each International Underwriter has agreed that (i) it has not offered or sold and it will not offer or sell, directly or indirectly, any shares of Common Stock offered hereby in the United Kingdom by means of any document, except in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issuance of Common Stock if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise lawfully be issued or passed on.

  No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of Common Stock, or the possession, circulation or distribution of this Prospectus or any other material relating to the Company or shares of Common Stock, in any jurisdiction where action for that purpose is required. Accordingly, the shares of Common Stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of the Common Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of such country or jurisdiction.

  Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.

  The International Underwriters and the U.S. Underwriters have informed the Company that they do not intend to sell shares of Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price for the Class A Common Stock has been determined by negotiation between the Company and the U.S. Representatives and International Representatives. Among the factors that were considered in determining the initial public offering price were the Company's results of operations, the

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
Company's current financial condition, its future prospects, the experience of its management, the economics of the industry in general, the general condition of the equity securities market, the demand for similar securities of companies considered comparable to the Company and other relevant factors.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  Certain of the Underwriters or their affiliates have provided from time to time, and may provide in the future, commercial and investment banking services to News Corp. and its affiliates, for which such Underwriters or their affiliates have received or will receive fees and commissions.

  Allen & Company Incorporated ("Allen") has, over the years, rendered investment banking and financial advisory services to News Corp. and various of its subsidiaries, as well as Saban, in connection with a number of matters. Stanley S. Shuman, a Managing Director and Executive Vice President of Allen, has been a non-Executive Director of News Corp. since 1982. Allen acquired 16 16/99 shares of Common Stock of FCN Holding in lieu of a cash fee earned in December 1995 for certain financial advisory and other investment banking services rendered to FCN Holding in connection with the negotiation, structuring, formation and capitalization of the LLC. These shares will be
exchanged in the Reorganization for         shares of Class A Common Stock of
the Company. As a result, after the Reorganization and before the Offerings,
Allen will own an aggregate of    shares of Class A Common Stock of the
Company.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CON-NECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY OR ANY UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
 THERE ARE RESTRICTIONS ON THE OFFER AND SALE OF THE CLASS A COMMON STOCK OF-FERED HEREBY IN THE UNITED KINGDOM. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT 1986 AND THE COMPANIES ACT 1985 WITH RESPECT TO ANYTHING DONE BY ANY PERSONS IN RELATION TO THE CLASS A COMMON STOCK IN, FROM OR OTHERWISE IN-VOLVING THE UNITED KINGDOM MUST BE COMPLIED WITH. SEE "UNDERWRITING."
 IN THIS PROSPECTUS, REFERENCE TO "DOLLARS" AND "$" ARE TO UNITED STATES DOL-LARS UNLESS STATED OTHERWISE.
                                ---------------
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors .............................................................   11
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Dilution .................................................................   19
Capitalization............................................................   20
Unaudited Pro Forma Financial Information.................................   21
Selected Historical and Pro Forma Financial Data..........................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   27
Business..................................................................   38
Management................................................................   62
Principal Stockholders....................................................   68
Certain Transactions......................................................   70
Description of Securities.................................................   75
Shares Eligible for Future Sale...........................................   79
Certain United States Federal Tax Consequences to Non-United States
 Holders..................................................................   80
Underwriting..............................................................   83
Legal Matters.............................................................   85
Experts...................................................................   85
Available Information.....................................................   85
Index to Financial Statements.............................................  F-1

                                ---------------
 UNTIL      , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    SHARES



                              [LOGO OF FOX KIDS]
                                   FOX KIDS
                                WORLDWIDE, INC.

                             CLASS A COMMON STOCK

                                ---------------

                                  PROSPECTUS

                                ---------------

                          MERRILL LYNCH INTERNATIONAL

                                ALLEN & COMPANY
                                 INCORPORATED

                      BEAR, STEARNS INTERNATIONAL LIMITED

                                       , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the Class A Common Stock being registered, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the New York Stock Exchange filing fee.

      Registration fee--Securities and Exchange Commission............. $51,724
      NASD filing fee..................................................  15,500
      New York Stock Exchange filing fee...............................
      Accounting fees and expenses.....................................
      Legal fees and expenses (other than blue sky)....................
      Printing; stock certificates.....................................
      Transfer agent and registrar fees................................
      Miscellaneous....................................................
                                                                        -------
        Total.......................................................... $
                                                                        =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The U.S. Purchase Agreement and International Purchase Agreement (Exhibits
1.1 and 1.2 hereto) provide for indemnification by the Underwriters of the Company and its officers and directors, and by the Company of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  (a) Since June 1, 1994, the Registrant and its predecessors have issued and sold the following unregistered securities:

    (1) On June 1, 1994, Saban granted to each of Mel Woods, Shuki Levy and Stan Golden an option to purchase 16.327 shares of Saban common stock at a purchase price of $122,496.48 per share. On January 1, 1996, Saban granted to Margaret Loesch an option to purchase 16.327 shares of Saban common stock at a purchase price of $612,500 per share.

    (2) On September 26, 1996, FCN Holding issued and sold to Allen and Company Incorporated ("Allen") and its affiliates including Stanley Shuman ("Shuman"), an employee of Allen, effective as of April 3, 1996, 16 16/99 shares of the common stock of FCN Holding valued at $10 million, in consideration for financial advisory services and other investment banking services rendered by Allen and Shuman to FCN Holding in connection with the formation of the LLC.

    (3) Immediately prior to the closing of the Offerings, (i) Fox Broadcasting Sub, a wholly-owned subsidiary of Fox Broadcasting, will exchange its capital stock in FCN Holding, which indirectly owns FCN, for shares of the Class B Common Stock, (ii) the other stockholders of FCN Holding will exchange their capital stock in FCN Holding for an
  aggregate of       shares of the Class A Common Stock, (iii) Haim Saban and
  the other stockholders of Saban (none of whom are affiliated with News Corp.) will exchange their capital stock in Saban for an aggregate of shares of the Class B Common Stock and (iv) all outstanding management options to purchase Saban common stock, as outstanding management options to purchase Saban common stock, as more particularly described in Item 15(a) (1) above, will become options to purchase an aggregate of shares of the Class A Common Stock. In addition, Fox Broadcasting will exchange its preferred, non-voting interest in the LLC for an aggregate of 1,000,000 shares of the Company's Series A Redeemable Preferred Stock, $0.001 par value per share. As a result of these transactions, FCN Holding, FCN, Saban and the LLC will become direct or indirect wholly-owned subsidiaries of the Company.

  (b) There were no underwritten offerings employed or commissions paid to any person in connection with any of the transactions set forth in Item 15(a).

  The issuances of the securities set forth in Item 15(a) were deemed to be exempt from registration under the Securities Act of 1933, as amended (the "Act") in reliance on Section 4(2) of such Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients of these securities had adequate access, through their relationships with the Registrant and its subsidiaries, to information about the Registrant and each affiliated issuer of securities involved in the transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits:

    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
     1.1        Form of U.S. Purchase Agreement.*
     1.2        Form of International Purchase Agreement.*
     2.1        Share Transfer Agreement dated as of April 15, 1996 by and among Saban International Paris, as Purchaser and certain
                 parties as Sellers relating to Creativite & Developpement.(1)+
     2.2        Agreement for the Purchase of Film Assets dated as of December
                 31, 1995 by and between Vesical Limited and Saban
                 International N.V.(1)+
     3.1        Certificate of Incorporation of the Registrant.
     3.2        Restated Certificate of Incorporation (to be filed with the
                 Delaware Secretary of State prior to effectiveness of this
                 Registration Statement).
     3.3        Bylaws of the Registrant.
     4.1        Specimen certificate evidencing Class A Common Stock of the
                 Registrant.*
     5.1        Opinion of Troop Meisinger Steuber & Pasich, LLP.*
    10.1        Strategic Stockholders Agreement dated as of December 22, 1995, by and among Saban Entertainment, Inc., Haim Saban, certain entities listed on Schedule A thereto, Fox Broadcasting
                 Company, FCN Holding, Inc. and FCNH Sub, Inc.+
    10.2        Amendment No. 1 to Strategic Stockholders Agreement dated as of
                 February 26, 1996.
    10.3        Amendment No. 2 to Strategic Stockholders Agreement dated as of
                 September 26, 1996.+
    10.4        Amendment No. 3 to Strategic Stockholders Agreement dated as of
                 September 26, 1996 (to be executed prior to closing).
    10.5        Form of Indemnification Agreement and Schedule of Indemnified
                 Parties.
    10.6        1996 Stock Incentive Plan.
    10.7        Employment Agreement effective December 22, 1995, between Fox
                 Kids Worldwide, L.L.C. and Haim Saban.
    10.8        Employment Agreement effective January 1, 1996, between Fox
                 Kids Worldwide, L.L.C. and Margaret Loesch; Stock Option
                 Agreement effective January 1, 1996, between Saban
                 Entertainment, Inc. and Margaret Loesch, as amended by
                 Amendment  No. 1.
    10.9        Employment Agreement effective June 1, 1994, between Saban
                 Entertainment, Inc. and Mel Woods, as amended by Amendment
                 No. 1 to Employment Agreement.
    10.10       Employment Agreement effective June 1, 1996, between Saban
                 Entertainment, Inc. and Shuki Levy; Stock Option Agreement
                 effective June 1, 1994 between Saban Entertainment, Inc. and
                 Shuki Levy, as amended by Amendment No. 1.

    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
    10.11       LLC Formation Agreement dated as of November 1, 1995, between
                 Saban Entertainment, Inc., FCN Holding, Inc. and Fox
                 Broadcasting Company.
    10.12       Operating Agreement for Fox Kids Worldwide, L.L.C. dated as of
                 December 22, 1995 by and among Saban Entertainment, Inc., FCN
                 Holding, Inc. and Fox Broadcasting Company.+
    10.13       Amendment No. 1 to Operating Agreement dated as of September
                 26, 1996.
    10.14       Amendment No. 2 to Operating Agreement dated as of     , 1996.*
    10.15       Asset Assignment Agreement dated as of December 22, 1995 by and between Fox Kids Worldwide, L.L.C., on the one hand, and Fox,
                 Inc., Fox Broadcasting Company, Twentieth Century Fox Film
                 Corporation, Fox Television Stations, Inc., and FCN Holding,
                 Inc.+
    10.16       Management Agreement dated as of December 22, 1995, by and among Fox Kids Worldwide, L.L.C., Saban Entertainment, Inc.
                 and FCN Holding Sub, Inc.
    10.17       Stock Ownership Agreement dated as of December 22, 1995 by and among Haim Saban, certain entities listed on Schedule 1.1(a)
                 thereto and Fox Kids Worldwide, L.L.C.+
    10.18       Amendment No. 1 to Stock Ownership Agreement dated as of
                 September 26, 1996.+
    10.19       Home Video Rights Acquisition Agreement (Casper) dated as of
                 May 24, 1996, by and among Twentieth Century Fox Home
                 Entertainment Inc. on the one hand and Saban Entertainment,
                 Inc. and Saban International N.V. on the other hand.*
    10.20       Form of Fox Broadcasting Company Station Affiliate Agreement.
    10.21       Merchandising Rights Acquisition Agreement dated as of July 1,
                 1990 between Twentieth Century Fox Licensing and Merchandising and Fox Children's Network, Inc.+
    10.22       Indemnification Agreement dated as of December 22, 1995 between
                 Fox Broadcasting Company and Fox Children's Network, Inc.
    10.23       Distribution Rights Acquisition Agreement dated of September 1,
                 1990 between Twentieth Century Fox Film Corporation and Fox
                 Children's Network, Inc.+
    10.24       Administration Agreement dated as of February 7, 1990 between
                 Fox Broadcasting Company and Fox Children's Network, Inc.
    10.25       Registration Agreement dated as of December 22, 1995 between
                 Haim Saban and Saban Entertainment, Inc. and certain entities listed on Schedule A thereto.
    10.26       Amendment No. 1 to Registration Agreement dated as of April 3,
                 1996.
    10.27       Assumption Agreement dated as of      , 1996.*
    10.28       Guarantee dated as of December 22, 1995 by The News Corporation
                 Limited.
    10.29       Senior Note in the amount of $64,500,000 dated as of December
                 22, 1995 between Fox Kids Worldwide, L.L.C. as Payor and Fox
                 Broadcasting Company as Payee.
    10.30       Credit Agreement among Saban Entertainment, Inc., as borrower, the lenders named therein and Imperial Bank, as agent for the lenders, dated July 31, 1995.
    10.31       Credit Agreement among Saban International N.V., as borrower, the lenders named therein and Imperial Bank, as agent for the lenders, dated July 31, 1995.
    10.32       Heads of Agreement for Broadcasting Services for The Fox Kids
                 Network between Fox Kids (UK) and British Sky Broadcasting
                 Limited.*
    10.33       Home Video Rights Acquisition Agreement among Saban
                 Entertainment, Inc., Saban International N.V. and Twentieth
                 Century Fox Home Entertainment, Inc.*
    10.34       Agreement dated as of June 24, 1996 between Fox Kids Worldwide,
                 L.L.C. and Saban International N.V., on the one hand, and
                 Marvel Characters Group, Inc., on the other hand.*

    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
    10.35       Distribution Agreement dated as of August 21, 1992, as amended, between Saban International N.V. and Saban International
                 Services, Inc. on the one hand and Toei Company Ltd.+
    10.36       Memorandum of Agreement dated as of January 19, 1996 between
                 Saban Merchandising, Inc. and Ventura Film Distributors, B.V.
                 on the one hand and Bandai America Incorporated, on the other hand.+
    10.37       Term Sheet--Mighty Morphin Power Rangers II between Fox Family
                 Films, Inc. and Saban International N.V.*
    10.38       10960 Wilshire Boulevard Office Lease dated as of July 17, 1995 between 10960 Property Corporation and Saban Entertainment,
                 Inc.
    10.39       Production Facility Agreement dated as of January 5, 1994
                 between Magic Movie Studios of Valencia, Ltd. and Saban
                 Entertainment, Inc.
    10.40       Letter Agreement dated as of January 1, 1995 between Saban
                 International, N.V. and Duveen Trading Ltd.*
    10.41       Barter Syndication Agreement dated as of January 5, 1996
                 between Saban Entertainment, Inc. and Fox Broadcasting Company
                 (to be executed prior to closing).
    10.42       Letter Agreement dated as of September 26, 1996, but effective as of April 3, 1996 by and among Stanley S. Shuman, FCN
                 Holding, Inc., and Allen & Company Incorporated, as amended by that certain Side Letter Agreement dated as of September 26,
                 1996, but effective as of April 3, 1996.
    21.1        Subsidiaries of the Registrant.
    23.1        Consent of Troop Meisinger Steuber & Pasich, LLP (included in its opinion filed as Exhibit 5.1 hereto) (to include (S) 462 consent).
    23.2        Consent of Ernst & Young LLP.
    24.1        Power of Attorney (included in page II-6).
    27.1        Financial Data Schedule.

- --------
 *To be supplied by amendment.
 + Portions of exhibits deleted and filed separately with the Securities and
   Exchange Commission pursuant to a request for confidentiality.
(1) Upon request, the Registrant will furnish supplementally to the Securities and Exchange Commission a copy of omitted schedule.

  (b) Financial Statement Schedules.

    FCN Holding, Inc., Saban Entertainment, Inc., and Fox Kids Worldwide, L.L.C. (from and after the date of the Reorganization, Fox Kids Worldwide, Inc.)

    Schedule II--Valuation and Qualifying Accounts

    FLN Holding, Inc.

    Schedule II--Valuation and Qualifying Accounts

    Saban Entertainment, Inc.

    Schedule II--Valuation and Qualifying Accounts

  All other schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes that:

      (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, ON SEPTEMBER 26, 1996.

                                          FOX KIDS WORLDWIDE, INC.


                                          By         /s/ Haim Saban
                                          -------------------------------------
                                                       Haim Saban
                                                 Chief Executive Officer

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS HAIM SABAN AND MEL WOODS AND EACH OF THEM, AS HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND A NEW REGISTRATION STATEMENT FILED PURSUANT TO RULE 462(B) OF THE SECURITIES ACT OF 1933 AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEY-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE FOREGOING, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR EITHER OF THEM, OR THEIR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


         /s/  Haim Saban             Chairman and Chief Executive  September 26, 1996
____________________________________  Officer
             Haim Saban


       /s/  Margaret Loesch          President, Director           September 26, 1996
____________________________________
          Margaret Loesch


         /s/  Mel Woods              President, Chief Financial    September 26, 1996
  __________________________________  Officer, Chief Operating
             Mel Woods                Officer, Director

         /s/ Mark Ittner             Principal Accounting Officer  September 26, 1996
____________________________________
            Mark Ittner

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----



         /s/  Shuki Levy             Director                      September 26, 1996
____________________________________
             Shuki Levy


        /s/ Rupert Murdoch           Director                      September 26, 1996
____________________________________
           Rupert Murdoch


          /s/ Chase Carey            Director                      September 26, 1996
____________________________________
            Chase Carey

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                            ADDITIONS
                                        ------------------
                               BALANCE   CHARGED
                                 AT     TO COSTS  CHARGED              BALANCE
                              BEGINNING    AND    TO OTHER            AT END OF
         DESCRIPTION          OF PERIOD EXPENSES  ACCOUNTS DEDUCTIONS  PERIOD
         -----------          --------- --------  -------- ---------- ---------
SABAN ENTERTAINMENT, INC.
FY ended May 1994
  Allowance for doubtful
   accounts..................   385,000         0     0         0       385,000
FY ended May 1995
  Allowance for doubtful
   accounts..................   385,000 1,000,000     0         0     1,385,000
Five months ended October
 1995
  Allowance for doubtful
   accounts.................. 1,385,000         0     0         0     1,385,000

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                           ADDITIONS
                                      -------------------
                           BALANCE AT CHARGED TO CHARGED             BALANCE AT
                           BEGINNING  COSTS AND  TO OTHER              END OF
       DESCRIPTION         OF PERIOD   EXPENSES  ACCOUNTS DEDUCTIONS   PERIOD
       -----------         ---------- ---------- -------- ---------- ----------
FCN HOLDINGS, INC.
FY ended July 3, 1994
  Allowance for doubtful
   accounts...............        0          0       0         0            0
FY ended July 2, 1995
  Allowance for doubtful
   accounts...............        0    480,000       0         0      480,000
Four months ended October
 29, 1995
  Allowance for doubtful
   accounts...............  480,000          0       0         0      480,000

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                            ADDITIONS
                              BALANCE  -------------------
                                AT     CHARGED TO CHARGED              BALANCE
                             BEGINNING COSTS AND  TO OTHER            AT END OF
        DESCRIPTION          OF PERIOD  EXPENSES  ACCOUNTS DEDUCTIONS  PERIOD
        -----------          --------- ---------- -------- ---------- ---------
FCN HOLDING, INC., SABAN
 ENTERTAINMENT, INC. AND
 FOX KIDS WORLDWIDE, L.L.C.
 (FROM AND AFTER THE DATE
 OF THE REORGANIZATION, FOX
 KIDS WORLDWIDE, INC.)
Eight months ended June 30,
 1996
  Allowance for doubtful
   accounts................  1,865,000      0         0     (175,000) 1,690,000

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
                                                                     NUMBERED
 EXHIBIT NO.                     DESCRIPTION                           PAGE
 -----------                     -----------                       ------------
     1.1     Form of U.S. Purchase Agreement.*
     1.2     Form of International Purchase Agreement.*
     2.1     Share Transfer Agreement dated as of April 15, 1996
              by and among Saban International Paris, as
              Purchaser and certain parties as Sellers relating
              to Creativite & Developpement.(1)+
     2.2     Agreement for the Purchase of Film Assets dated as
              of December 31, 1995 by and between Vesical
              Limited and Saban International N.V.(1)+
     3.1     Certificate of Incorporation of the Registrant.
     3.2     Restated Certificate of Incorporation (to be filed
              with the Delaware Secretary of State prior to
              effectiveness of this Registration Statement).
     3.3     Bylaws of the Registrant.
     4.1     Specimen certificate evidencing Class A Common
              Stock of the Registrant.*
     5.1     Opinion of Troop Meisinger Steuber & Pasich, LLP.*
    10.1     Strategic Stockholders Agreement dated as of
              December 22, 1995, by and among Saban
              Entertainment, Inc., Haim Saban, certain entities
              listed on Schedule A thereto, Fox Broadcasting
              Company, FCN Holding, Inc. and FCNH Sub, Inc.+
    10.2     Amendment No. 1 to Strategic Stockholders Agreement
              dated as of February 26, 1996.
    10.3     Amendment No. 2 to Strategic Stockholders Agreement
              dated as of September 26, 1996.+
    10.4     Amendment No. 3 to Strategic Stockholders Agreement
              dated as of September 26, 1996 (to be executed
              prior to closing).
    10.5     Form of Indemnification Agreement and Schedule of
              Indemnified Parties.
    10.6     1996 Stock Incentive Plan.
    10.7     Employment Agreement effective December 22, 1995,
              between Fox Kids Worldwide, L.L.C. and Haim Saban.
    10.8     Employment Agreement effective January 1, 1996,
              between Fox Kids Worldwide, L.L.C. and Margaret
              Loesch; Stock Option Agreement effective
              January 1, 1996, between Saban Entertainment, Inc.
              and Margaret Loesch, as amended by Amendment
              No. 1.
    10.9     Employment Agreement effective June 1, 1994,
              between Saban Entertainment, Inc. and Mel Woods,
              as amended by Amendment No. 1 to Employment
              Agreement.
    10.10    Employment Agreement effective June 1, 1996,
              between Saban Entertainment, Inc. and Shuki Levy;
              Stock Option Agreement effective June 1, 1994
              between Saban Entertainment, Inc. and Shuki Levy,
              as amended by Amendment No. 1.
    10.11    LLC Formation Agreement dated as of November 1,
              1995, between Saban Entertainment, Inc., FCN
              Holding, Inc. and Fox Broadcasting Company.
    10.12    Operating Agreement for Fox Kids Worldwide, L.L.C.
              dated as of December 22, 1995 by and among Saban
              Entertainment, Inc., FCN Holding, Inc. and Fox
              Broadcasting Company.+
    10.13    Amendment No. 1 to Operating Agreement dated as of
              September 26, 1996.
    10.14    Amendment No. 2 to Operating Agreement dated as of
                  , 1996.*

                                                                   SEQUENTIALLY
                                                                     NUMBERED
 EXHIBIT NO.                     DESCRIPTION                           PAGE
 -----------                     -----------                       ------------
    10.15    Asset Assignment Agreement dated as of December 22,
              1995 by and between Fox Kids Worldwide, L.L.C., on
              the one hand, and Fox, Inc., Fox Broadcasting
              Company, Twentieth Century Fox Film Corporation,
              Fox Television Stations, Inc., and FCN Holding,
              Inc.+
    10.16    Management Agreement dated as of December 22, 1995,
              by and among Fox Kids Worldwide, L.L.C., Saban
              Entertainment, Inc. and FCN Holding Sub, Inc.
    10.17    Stock Ownership Agreement dated as of December 22,
              1995 by and among Haim Saban, certain entities
              listed on Schedule 1.1(a) thereto and Fox Kids
              Worldwide, L.L.C.+
    10.18    Amendment No. 1 to Stock Ownership Agreement dated
              as of September 26, 1996.+
    10.19    Home Video Rights Acquisition Agreement (Casper)
              dated as of May 24, 1996, by and among Twentieth
              Century Fox Home Entertainment Inc. on the one
              hand and Saban Entertainment, Inc. and Saban
              International N.V. on the other hand.*
    10.20    Form of Fox Broadcasting Company Station Affiliate
              Agreement.
    10.21    Merchandising Rights Acquisition Agreement dated as
              of July 1, 1990 between Twentieth Century Fox
              Licensing and Merchandising and Fox Children's
              Network, Inc.+
    10.22    Indemnification Agreement dated as of December 22,
              1995 between Fox Broadcasting Company and Fox
              Children's Network, Inc.
    10.23    Distribution Rights Acquisition Agreement dated of
              September 1, 1990 between Twentieth Century Fox
              Film Corporation and Fox Children's Network, Inc.+
    10.24    Administration Agreement dated as of February 7,
              1990 between Fox Broadcasting Company and Fox
              Children's Network, Inc.
    10.25    Registration Agreement dated as of December 22,
              1995 between Haim Saban and Saban Entertainment,
              Inc. and certain entities listed on Schedule A
              thereto.
    10.26    Amendment No. 1 to Registration Agreement dated as
              of April 3, 1996.
    10.27    Assumption Agreement dated as of      , 1996.*
    10.28    Guarantee dated as of December 22, 1995 by The News
              Corporation Limited.
    10.29    Senior Note in the amount of $64,500,000 dated as
              of December 22, 1995 between Fox Kids Worldwide,
              L.L.C. as Payor and Fox Broadcasting Company as
              Payee.
    10.30    Credit Agreement among Saban Entertainment, Inc.,
              as borrower, the lenders named therein and
              Imperial Bank, as agent for the lenders, dated
              July 31, 1995.
    10.31    Credit Agreement among Saban International N.V., as
              borrower, the lenders named therein and Imperial
              Bank, as agent for the lenders, dated July 31,
              1995.
    10.32    Heads of Agreement for Broadcasting Services for
              The Fox Kids Network between Fox Kids (UK) and
              British Sky Broadcasting Limited.*
    10.33    Home Video Rights Acquisition Agreement among Saban
              Entertainment, Inc., Saban International N.V. and
              Twentieth Century Fox Home Entertainment, Inc.*
    10.34    Agreement dated as of June 24, 1996 between Fox
              Kids Worldwide, L.L.C. and Saban International
              N.V., on the one hand, and Marvel Characters
              Group, Inc., on the other hand.*
    10.35    Distribution Agreement dated as of August 21, 1992,
              as amended, between Saban International N.V. and
              Saban International Services, Inc. on the one hand
              and Toei Company Ltd.+

                                                                   SEQUENTIALLY
                                                                     NUMBERED
 EXHIBIT NO.                     DESCRIPTION                           PAGE
 -----------                     -----------                       ------------
    10.36    Memorandum of Agreement dated as of January 19,
              1996 between Saban Merchandising, Inc. and Ventura
              Film Distributors, B.V. on the one hand and Bandai
              America Incorporated, on the other hand.+
    10.37    Term Sheet--Mighty Morphin Power Rangers II between
              Fox Family Films, Inc. and Saban International
              N.V.*
    10.38    10960 Wilshire Boulevard Office Lease dated as of
              July 17, 1995 between 10960 Property Corporation
              and Saban Entertainment, Inc.
    10.39    Production Facility Agreement dated as of January
              5, 1994 between Magic Movie Studios of Valencia,
              Ltd. and Saban Entertainment, Inc.
    10.40    Letter Agreement dated as of January 1, 1995
              between Saban International, N.V. and Duveen
              Trading Ltd.*
    10.41    Barter Syndication Agreement dated as of January 5,
              1996 between Saban Entertainment, Inc. and Fox
              Broadcasting Company (to be executed prior to
              closing).
    10.42    Letter Agreement dated as of September 26, 1996,
              but effective as of April 3, 1996 by and among
              Stanley S. Shuman, FCN Holding, Inc., and Allen &
              Company Incorporated, as amended by that certain
              Side Letter Agreement dated as of September 26,
              1996, but effective as of April 3, 1996.

    21.1     Subsidiaries of the Registrant.
    23.1     Consent of Troop Meisinger Steuber & Pasich, LLP
              (included in its opinion filed as Exhibit 5.1 hereto) (to include (S) 462 consent).
    23.2     Consent of Ernst & Young LLP.
    24.1     Power of Attorney (included in page II-6).
    27.1     Financial Data Schedule.

- --------
 *  To be supplied by amendment.
 + Portions of exhibits deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidentiality.
(1) Upon request, the Registrant will furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule. Registrant has requested confidentiality of entire exhibit. Accordingly, none of these exhibits have been filed.